UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 1-A POS

Amendment No. 3

TIER 2 OFFERING

OFFERING STATEMENT UNDER THE SECURITIES ACT OF 1933 CURRENT REPORT

IQSTEL INC.

(Exact name of registrant as specified in its charter)

Date: December 21, 2020

Nevada	4813	45-2808620
(State or Other Jurisdiction of Incorporation)	(Primary Standard Classification Code)	(IRS Employer Identification Number)

300 Aragon Avenue, Suite 375

Coral Gables, FL 33134

Phone: (954) 951-8191

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Please send copies of all correspondence to:

The Corporate Place, Inc.

601 E. Charleston Blvd. Ste. 100

Las Vegas, NV 89104

Phone: (877) 786-8500

(Name, address, including zip code, and telephone number, including area code, of agent for service)

THIS OFFERING STATEMENT SHALL ONLY BE QUALIFIED UPON ORDER OF THE COMMISSION, UNLESS A SUBSEQUENT AMENDMENT IS FILED INDICATING THE INTENTION TO BECOME QUALIFIED BY OPERATION OF THE TERMS OF REGULATION A.

PART I - NOTIFICATION

Part I should be read in conjunction with the attached XML Document for Items 1-6

PART I – END

PRELIMINARY OFFERING CIRCULAR DATED December 21, 2020

An offering statement pursuant to Regulation A relating to these securities has been filed with the U.S. Securities and Exchange Commission, which we refer to as the Commission. Information contained in this Preliminary Offering Circular is subject to completion or amendment. These securities may not be sold nor may offers to buy be accepted before the offering statement filed with the Commission is qualified. This Preliminary Offering Circular shall not constitute an offer to sell or the solicitation of an offer to buy nor may there be any sales of these securities in any state in which such offer, solicitation or sale would be unlawful before registration or qualification under the laws of any such state. We may elect to satisfy our obligation to deliver a Final Offering Circular by sending you a notice within two business days after the completion of our sale to you that contains the URL where the Final Offering Circular or the offering statement in which such Final Offering Circular was filed may be obtained.

IQSTEL INC.

80,000,000 SHARES OF COMMON STOCK

$0.001 PAR VALUE PER SHARE

This Post-Qualification Offering Circular Amendment No. 2 (the “Amendment”) amends the Offering Circular of iQSTEL Inc., dated February 19, 2019, as qualified on December 9, 2019, and as may be amended and supplemented from time to time, to extend the offering duration and to add additional shares of common stock to be offered pursuant to the Offering Circular. This Amendment relates to the offer and sale of up to an additional 56,000,000 shares of common stock onto the original 24,000,000 shares offered by the Company, for a revised maximum of 80,000,000 shares. We have sold a total of 23,937,500 shares of common stock so far in the offering.

In this public offering we, “IQSTEL Inc.” are offering 80,000,000 shares of our common stock and our selling shareholder is offering 900,000 shares of our common stock. We will not receive any of the proceeds from the sale of shares by the selling shareholders. This offering is being conducted on a “best efforts” basis, which means that there is no guarantee that any minimum amount will be sold.

Resale shares may be sold to or through underwriters or dealers, directly to purchasers or through agents designated from time to time by the selling shareholders. For additional information regarding the methods of sale, you should refer to the section entitled “Plan of Distribution” in this offering. There is no minimum number of shares required to be purchased by each investor.

All of the shares being registered for sale by the Company or the selling shareholder will be sold at a fixed price, which will be within a range of $0.08 to $0.10 per share, established at qualification for the duration of the offering pursuant to Rule 253(b). The Company intends to set the fixed price in a prospectus supplement filed with the SEC in accordance with Rule 253(c) and (g). Assuming all of the 80,000,000 shares being offered by the Company are sold, the Company will receive $8,000,000 in gross proceeds. Assuming 60,000,000 shares (75%) being offered by the Company are sold, the Company will receive $6,000,000 in gross proceeds. Assuming 40,000,000 shares (50%) being offered by the Company are sold, the Company will receive $4,000,000 in gross proceeds. Assuming 20,000,000 shares (25%) being offered by the Company are sold, the Company will receive $2,000,000 in gross proceeds. There is no minimum amount we are required to raise from the shares being offered by the Company. There are no arrangements to place the funds received in an escrow, trust, or similar arrangement and the funds will be available to us following deposit into the Company’s bank account.

This primary offering will terminate upon the earliest of (i) such time as all of the common stock has been sold pursuant to the Offering Statement or (ii) 365 days from the qualified date of this offering circular, unless extended by our directors for an additional 90 days. We may however, at any time and for any reason terminate the offering.

SHARES OFFERED	PRICE TO	SELLING AGENT	PROCEEDS TO
BY COMPANY	PUBLIC(1)	COMMISSIONS	THE COMPANY(2)
Per Share	$0.10	$0.02	$0.08
Minimum Purchase	None	Not Applicable	Not Applicable
Total (80,000,000 shares)	$8,000,000	$1,600,000	$6,400,000

(1) Price range of offering being estimated pursuant to Rule 253(b). Estimate includes a maximum offering price of $0,10 and a maximum number of shares offered in this offering of 80,000,000 shares for an estimated maximum aggregate offering of $8,000,000.

(2) Does not include expenses of the offering, estimated to be $50,000 including legal, accounting and other costs of registration. See “Use of Proceeds” and “Plan of Distribution.”

SHARES OFFERED			PROCEEDS TO
SELLING	PRICE TO	SELLING AGENT	THE SELLING
SHAREHOLDERS	PUBLIC(1)	COMMISSIONS	SHAREHOLDERS
Per Share	$0.10	$0.02	$0.08
Minimum Purchase	None	Not Applicable	Not Applicable
Total (900,000 shares)	$90,000	$18,000	$72,000

(1) Price range of offering being estimated pursuant to Rule 253(b). Estimate includes a maximum offering price of $0.10 and a maximum number of shares offered in this offering of 900,000 shares for an estimated maximum aggregate offering of $90,000.

If all the shares are not sold in the company’s offering, there is the possibility that the amount raised may be minimal and might not even cover the costs of the offering, which the Company estimates at $50,000. The proceeds from the sale of the securities will be placed directly into the Company’s account; any investor who purchases shares will have no assurance that any monies, beside their own, will be subscribed to the offering circular. All proceeds from the sale of the securities are non-refundable, except as may be required by applicable laws. All expenses incurred in this offering are being paid for by the Company.

Our Common Stock trades in the OTCMarket Pink Open Market under the symbol IQST. There is currently no active trading market for our securities. There is no assurance that a regular trading market will develop, or if developed, that it will be sustained. Therefore, a shareholder may be unable to resell his securities in our company.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE OFFERING CIRCULAR. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

AN OFFERING STATEMENT PURSUANT TO REGULATION A RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE COMMISSION. INFORMATION CONTAINED IN THIS PRELIMINARY OFFERING CIRCULAR IS SUBJECT TO COMPLETION OR AMENDMENT. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED BEFORE THE OFFERING STATEMENT FILED WITH THE COMMISSION IS QUALIFIED. THIS PRELIMINARY OFFERING CIRCULAR SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR MAY THERE BE ANY SALES OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL BEFORE REGISTRATION OR QUALIFICATION UNDER THE LAWS OF SUCH STATE. THE COMPANY MAY ELECT TO SATISFY ITS OBLIGATION TO DELIVER A FINAL OFFERING CIRCULAR BY SENDING YOU A NOTICE WITHIN TWO BUSINESS DAYS AFTER THE COMPLETION OF A SALE TO YOU THAT CONTAINS THE URL WHERE THE FINAL OFFERING CIRCULAR OR THE OFFERING STATEMENT IN WHICH SUCH FINAL OFFERING CIRCULAR WAS FILED MAY BE OBTAINED.

GENERALLY, NO SALE MAY BE MADE TO YOU IN THIS OFFERING IF THE AGGREGATE PURCHASE PRICE YOU PAY IS MORE THAN 10% OF THE GREATER OF YOUR ANNUAL INCOME OR NET WORTH. DIFFERENT RULES APPLY TO ACCREDITED INVESTORS AND NON-NATURAL PERSONS. BEFORE MAKING ANY REPRESENTATION THAT YOUR INVESTMENT DOES NOT EXCEED APPLICABLE THRESHOLDS, WE ENCOURAGE YOU TO REVIEW RULE 251(D)(2)(I)(C) OF REGULATION A. FOR GENERAL INFORMATION ON INVESTING, WE ENCOURAGE YOU TO REFER TO WWW.INVESTOR.GOV.

THESE SECURITIES ARE SPECULATIVE AND INVOLVE A HIGH DEGREE OF RISK. YOU SHOULD PURCHASE SHARES ONLY IF YOU CAN AFFORD THE COMPLETE LOSS OF YOUR INVESTMENT. PLEASE REFER TO ‘RISK FACTORS’ BEGINNING ON PAGE13.

THE COMMISSION DOES NOT PASS UPON THE MERITS OF OR GIVE ITS APPROVAL TO ANY SECURITIES OFFERED OR THE TERMS OF THE OFFERING, NOR DOES IT PASS UPON THE ACCURACY OR COMPLETENESS OF ANY OFFERING CIRCULAR OR OTHER SOLICITATION MATERIALS. THESE SECURITIES ARE OFFERED PURSUANT TO AN EXEMPTION FROM REGISTRATION WITH THE COMMISSION; HOWEVER, THE COMMISSION HAS NOT MADE AN INDEPENDENT DETERMINATION THAT THE SECURITIES OFFERED ARE EXEMPT FROM REGISTRATION.

You should rely only on the information contained in this offering circular and the information we have referred you to. We have not authorized any person to provide you with any information about this Offering, the Company, or the shares of our Common Stock offered hereby that is different from the information included in this offering circular. If anyone provides you with different information, you should not rely on it.

The date of this offering circular is December 21, 2020

The following table of contents has been designed to help you find important information contained in this offering circular. We encourage you to read the entire offering circular.

You should rely only on the information contained in this offering circular or contained in any free writing offering circular filed with the Securities and Exchange Commission. We have not authorized anyone to provide you with additional information or information different from that contained in this offering circular filed with the Securities and Exchange Commission. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. We are offering to sell, and seeking offers to buy, our common stock only in jurisdictions where offers and sales are permitted. The information contained in this offering circular is accurate only as of the date of this offering circular, regardless of the time of delivery of this offering circular or any sale of shares of our common stock. Our business, financial condition, results of operations and prospects may have changed since that date.

PART - II

OFFERING CIRCULAR SUMMARY

This summary highlights information contained elsewhere in this Offering Circular and does not contain all of the information that you should consider in making your investment decision. Before investing in our common stock, you should carefully read this entire Offering Circular, including our consolidated financial statements and the related notes and the information set forth under the headings “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” in each case included elsewhere in this Offering Circular. Unless otherwise stated, all references to “us,” “our,” “we,” the “Company” and similar designations refer to IQSTEL Inc.

This offering circular, and any supplement to this offering circular include “forward-looking statements”. To the extent that the information presented in this offering circular discusses financial projections, information or expectations about our business plans, results of operations, products or markets, or otherwise makes statements about future events, such statements are forward-looking. Such forward-looking statements can be identified by the use of words such as “intends”, “anticipates”, “believes”, “estimates”, “projects”, “forecasts”, “expects”, “plans” and “proposes”. Although we believe that the expectations reflected in these forward-looking statements are based on reasonable assumptions, there are a number of risks and uncertainties that could cause actual results to differ materially from such forward-looking statements. These include, among others, the cautionary statements in the “Risk Factors” section and the “Management’s Discussion and Analysis of Financial Position and Results of Operations” section in this offering circular.

This summary only highlights selected information contained in greater detail elsewhere in this offering circular. This summary may not contain all of the information that you should consider before investing in our common stock. You should carefully read the entire offering circular, including “Risk Factors” beginning on Page __, and the financial statements, before making an investment decision.

Generally, no sale may be made to you in this offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth. Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

Sale of these shares will commence within two calendar days of the qualification date and it will be a continuous offering pursuant to Rule 251(d)(3)(i)(F).

The Company

iQSTEL Inc. (the “Company”) (OTC Pink: IQST) is a leading-edge 21st Century Enhanced Telecommunications Service Provider offering a wide range of cloud-based enhanced services to the Tier-1 and Tier-2 carriers, enterprise market, as well as the retail market. iQSTEL offers international and domestic VoIP services, SMS exchange for A2P and P2P, Internet of Things (IoT) applications, 4G & 5G international infrastructure connectivity, as well as blockchain-based payment and phone number mobility platforms.

Our principal place of business is located at 300 Aragon Avenue, Suite 375 Coral Gables, FL 33134. General information about us can be found at www.iqstel.com. The information contained on or connected to our website is not incorporated by reference into this Offering Circular on Form 1-A and should not be considered part of this or any other report filed with the SEC.

Risks Affecting Us

Our business will be subject to numerous risks and uncertainties, including those described in “Risk Factors” immediately following this offering circular summary and elsewhere in this offering circular. These risks represent challenges to the successful implementation of our strategy and to the growth and future profitability of our business. These risks include, but are not limited to, the following:

•we are an early-stage company with a limited operating history which makes it difficult to evaluate our current business and future prospects and may increase the risk of your investment;

•our inability to attract customers and increase sales to new and existing customers;

•failure of manufacturers and services providers to deliver products or provide services in a cost effective and timely manner;

•our failure to develop, find or market new products;

•our failure to promote and maintain a strong brand;

•failure to achieve or sustain profitability;

•risks associated with the telecommunications industry;

•our failure to successfully or cost-effectively manage our marketing efforts and channels;

•significant competition;

•the business risks of international operations;

•changing consumer preferences;

•adequate protection of confidential information;

•potential litigation from competitors and health related claims from customers;

•a limited market for our common stock;

The Offering

Securities being offered by the Company

80,000,000 shares of common stock, at a fixed price of $0.10 per share (within the range of $0.08 to $0.10 per share) established at qualification for the duration of the offering, offered by us on a “best efforts” basis, which means that there is no guarantee that any minimum amount will be sold, through our officers and directors. Our offering will terminate upon the earliest of (i) such time as all of the common stock has been sold pursuant to the Offering Statement or (ii) 365 days from the qualified date of this offering circular unless extended by our Board of Directors for an additional 90 days. We may however, at any time and for any reason terminate the offering. We have sold a total of 23,937,500 shares of common stock as of the date of this offering amendment.

Securities being offered by the Selling Stockholders

900,000 shares of common stock, at a fixed price of $0.10 per share (within the range of $0.08 to $0.10 per share) established at qualification for the duration of the offering, offered by selling stockholders in a resale offering. This fixed price applies at all times for the duration of the offering. The offering will terminate upon the earliest of (i) such time as all of the common stock has been sold pursuant to the Offering Statement or (ii) 365 days from the qualified date of this offering circular, unless extended by our Board of Directors for an additional 90 days. We may however, at any time and for any reason terminate the offering. None of these shares have been sold.

Offering price per share

We and the selling shareholders will sell the shares at a fixed price per share of $0.10 (within the range of $0.08 to $0.10 per share) established at qualification for the duration of the offering, for the duration of this Offering. The Company intends to set the fixed price in a prospectus supplement filed with the SEC in accordance with Rule 253(c) and (g).

Number of shares of common stock outstanding before the offering of common stock	101,295,239 common shares are currently issued and outstanding.

Number of shares of common stock outstanding after the offering of common stock	157,357,739 common shares will be issued and outstanding if we sell all of the shares we are offering herein.

The minimum number of shares to be sold in this offering	None.

Use of Proceeds	We intend to use the gross proceeds to us for working capital, for acquisitions, to retire debt and for other corporate purposes.

Termination of the Offering

This offering will terminate upon the earlier to occur of (i) 365 days after this amended Offering Statement becomes qualified with the Securities and Exchange Commission, or (ii) the date on which all 80,900,000 shares registered hereunder have been sold. We may, at our discretion, extend the offering for an additional 90 days. At any time and for any reason we may also terminate the offering.

Subscriptions:	All subscriptions once accepted by us are irrevocable.
Registration Costs	We estimate our total offering registration costs to be approximately $50,000.
Risk Factors:	See “Risk Factors” and the other information in this offering circular for a discussion of the factors you should consider before deciding to invest in shares of our common stock.

You should rely only upon the information contained in this offering circular. We have not authorized anyone to provide you with information different from that which is contained in this offering circular. We are offering to sell common stock and seeking offers to common stock only in jurisdictions where offers and sales are permitted.

MANAGEMENT’S DISCUSSION AND ANALYSIS

You should read the following discussion and analysis of our financial condition and results of our operations together with our financial statements and related notes appearing at the end of this Offering Circular. This discussion contains forward-looking statements reflecting our current expectations that involve risks and uncertainties. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the section entitled “Risk Factors” and elsewhere in this Offering Circular.

Results of Operations for the Three and Nine Months Ended September 30, 2020 and 2019

Revenues

Our total revenue reported for the three months ended September 30, 2020 was $13,291,698, compared with $4,172,547 for the three months ended September 30, 2019. These numbers reflect an increase of 218.55% quarter over quarter on our consolidated revenues. Our total revenue reported for the nine months ended September 30, 2020 was $29,439,196, compared with $12,589,109 for the nine months ended September 30, 2019.

When looking at the numbers by subsidiary, we have the following breakout for the nine months ended September 30, 2020:

Subsidiary	Revenue Nine Months Ended September 30, 2020
Etelix.com USA, LLC	$10,705,409
SwissLink Carrier AG	3,917,085
QGlobal LLC	277,577
IoT Labs LLC	14,539,125
$29,439,196

The continued growth of our revenue is the result of the development of our business strategy, which includes the strengthening of our commercial and operating activities and new acquisitions.

Cost of Revenues

Our total cost of revenues for the three months ended September 30, 2020 increased to $13,158,685, compared with $3,929,137 for the three months ended September 30, 2019. Our total cost of revenues for the nine months ended September 30, 2020 increased to $28,735,016, compared with $12,001,850 for the nine months ended September 30, 2019.

Our cost of revenues consists of direct charges from vendors that the Company incurs to deliver services to its customers. These costs primarily consist of usage charges for calls and SMS terminated in vendor’s network.

The behavior in the costs shows a logical correlation with the behavior of the revenue commented above. We have reached a higher volume of sales and every additional unit sold (minutes and SMS) has its corresponding termination cost.

Operating Expenses

Operating expenses increased to $958,787 for the three months ended September 30, 2020 from $492,782 for the three months ended September 30, 2019. Operating expenses increased to $3,161,330 for the nine months ended September 30, 2020 from $1,024,842 for the nine months ended September 30, 2019. The detail by major category for the nine months ended September 30, 2020 and 2019 is reflected in the table below.

	Nine Months Ended September 30,
	2020	2019
Salaries, Wages and Benefits	$845,258	$393,966
Technology	34,016	138,326
Professional Fees	268,552	328,604
Legal & Regulatory	3,225	-
Bad debts	92,875	-
Travel & Events	1,386	12,884
Public Cost	84,265	27,521
Advertising	926,279	50,000
Bank Services and Fees	75,463	15,035
Depreciation and Amortization	49,318	26,473
Office, Facility and Other	162,715	32,033

Sub Total	2,543,352	1,024,842

Stock-based compensation	617,978	-
Total Operating Expense	$3,161,330	$1,024,842

The main reasons for the overall increase in operating expenses for the nine months ended September 30, 2020 compared to the same period of 2019 is that in 2020 we are reflecting the costs corresponding to 5 operating subsidiaries (Etelix.com, SwissLink, ItsBchain, QGlobal and IoT Labs) plus the corporate costs corresponding to iQSTEL itself; while in 2019 operating expenses corresponded only to Etelix, a portion corresponding to SwissLink (this subsidiary is consolidated since August 15, 2019) and corporate costs of iQSTEL; as shown in the table below.

	Nine Months Ended September 30,
	2020	2019	Difference
iQSTEL	$2,242,336	$577,269	$1,665,067
Etelix	259,844	334,937	(75,093)
SwissLink	502,609	112,636	389,973
ItsBchain	52,684	-	52,684
QGlobal	52,608	-	52,608
IoT Labs	51,249	-	51,249
	$3,161,330	$1,024,842	$2,136,488

The most significant difference is generated by iQSTEL which is due to the following: (1) the Salaries, Wages and Benefits as a result of the new employment agreements with the Management Team members valid from May 2019, where the aggregated monthly salaries varied from $11,500 to $36,000, and the implementation starting on January 2020 of a compensation for Board Members of 3,000 monthly; (2) Advertising corresponds to the third-party consultancy for the design and implementation of a Social Media communication strategy oriented to build and enhance our companies and brand image; and (3) Stock-based compensation.

Operating Income

The Company showed negative Operating Income for the three months ended September 30, 2020 of $825,774 compared with a negative result of $249,372 for the three months ended September 30, 2019.

The Company showed negative Operating Income for the nine months ended September 30, 2020 of $2,457,150 compared with a negative result of $437,583 for the nine months ended September 30, 2019.

The increase of the numbers for the nine month period above is primarily due to the costs associated with the operation of the public entity (iQSTEL, Inc.) estimated in the amount of $2,242,336.

Other Expenses/Other Income

We had other expenses of $144,451 for the three months ended September 30, 2020, as compared with other expenses of $3,268,651 for the same period ended 2019. We had other expenses of $1,044,813 for the nine months ended September 30, 2020, as compared with other expenses of $4,590,259 for the same period ended 2019. The decrease in other expenses is a result of the positive change in fair value of derivative liabilities.

Net Income

We finished the three months ended September 30, 2020 with a net loss of $970,225, as compared to a loss of $3,517,171 during the three months ended September 30, 2019. We finished the nine months ended September 30, 2020 with a loss of $3,501,963, as compared to a loss of $5,026,990 during the nine months ended September 30, 2019.

The reasons for specific components are discussed above. Overall, these are the main concepts impacting the net result: (1) an increment in interest expenses of $582,478 year over year to total $2,368,107; and (2) the Operating Expenses of the public entity of $2,242,336.

Results of Operations for the Years Ended December 31, 2019 and 2018

Net Revenue

Our net revenue for the year ended December 31, 2019 was $18,031,548 as compared with $13,775,361 for the year ended December 31, 2018. These numbers reflect an increase of 30.89% year over year on our consolidated Revenues. When looking at the numbers by subsidiary, Etelix’s revenue was $16,322,718 and SwissLink contributed $1,708,830. The continued growth of our revenue year over year, during the last three years, is due to our focus on carrying traffic to higher revenue per minute destinations in Africa. We have to remember that one of our main strategic lines of actions in the last years has been to strengthen the business relationship with our customers in Europe and leverage from there our growth in the African market, with half of the traffic terminated in Africa originating from Europe.

There is still room to grow and we have enough capacity in our telecommunication infrastructure to accommodate more than twice the traffic we handle at the present time.

If net revenues continue growing at a similar rates for the next twelve months, we believe that the company will reach a total consolidated revenue of approximately $23 million by December 31, 2020.

Cost of Sales

Our total cost of sales for the year ended December 31, 2019 was $17,250,623 as compared with $12,582,955 for the year ended December 31, 2018. The increase results from a higher volume of minutes of African destinations, which rates are on average 9 times higher compared to the average rates of the rest of the World. This behavior in the costs shows a logical correlation with the behavior of the revenue commented above.

Gross Margin

Our gross margin, which is simply the difference between our revenues and our cost of sales, discussed above, decreased from $1,192,406 in 2018 to $780,925 in 2019. The Gross Margin over Revenues decreased from 8.66% to 4.33% from 2018 to 2019.

This lower gross margin is due to the inclusion of new destinations in our portfolio. To develop a new market and to be able to obtain from it the expected margins, it is necessary to advance along several stages. First, it is important to add some routes to the portfolio and capture a significant volume of traffic from the customers to those routes. Once a critical mass of traffic has been reached, the company is in a better position to negotiate with vendors the price conditions and payment terms. These are the two aspects that mainly determine the gross margins. Having captured the desired volume to those new destinations, now we can move to the second stage to negotiate with our vendors better terms and conditions that will impact in a positive way the gross margins in every carried minute.

With this in mind, we expect an increase in the gross margin for the next twelve months as a result of having better termination costs.

Operating Expenses

Operating expenses for the year ended December 31, 2018 were $1,449,624, as compared with $1,220,301 for the year ended December 31, 2018. The detail by major category is reflected in the table below.

	Years Ended December 31
	2019	2018
Salaries, Wages and Benefits	$657,790	$255,457
Technology	160,251	184,152
Professional Fees	403,943	379,995
Legal & Regulatory	34,287	15,744
Trade Insurance	-	15,129
Travel & Events	22,689	14,937
Allowance for doubtful accounts	-	313,414
Depreciation and Amortization	41,737	20,350
Advertising	61.346	-
Bank Services and Fees	21,687	8,442
Office, Facility and Other	45,894	12,681

Subtotal	1,449,624	1,220,301

Total Operating Expense	$1,449,624	$1,220,301

The main reasons for the overall increase in operating expenses in 2019 were: (1) the Salaries, Wages and Benefits as a result of the new employment agreements with the Management Team members valid from May 2019, where the aggregated monthly salaries varied from $11,500 to $36,000; (2) the Professional Fees comprised of legal, accounting and other consulting services includes in 2019 the costs associated to the due diligence and audit of SwissLink Carrier AG; (2) Items such as Depreciation and Amortization, Travel & Events, Bank Services and Fees and Office, Facilities and Others now include those related to SwissLink. In some of those items we are expecting to create synergies and reduce the overall costs.

The item Technology already reflects the savings resulting from the implementation of the new HostSBC switching platform.

No allowance for doubtful accounts were established due to additional controls already implemented within the commercial area and collection team.

Item Advertising corresponds to the third-party consultancy for the design and implementation of a Social Media communication strategy oriented to build and enhance our companies and brand image.

All other items were stable from one year to the other, which allows us to affirm that the cost structure of the company is under control and supervision.

Other Expenses

We had other expenses of $4,774,039 for the year ended December 31, 2019, as compared with other expenses of $2,076,266 for the year ended December 31, 2018. Our other expenses in 2019 were mainly related to changes in the fair value of derivative liabilities and interest expense. Fair value of derivative liabilities is connected to the convertible promissory notes issued by the company during years 2018 and 2019. It has been the intention of the company to redeem these convertible promissory notes before their due date, so the increase of interest expenses is due to the redemption of those convertible notes.

Net Loss

We finished the year ended December 31, 2018 with a loss of $5,442,738 as compared to a loss of $2,104,161 during the year ended December 31, 2018. The reasons for specific components are discussed above. Overall, these are the main concepts impacting the net result: (1) a loss in the change in fair value of derivative liabilities of $2,111,783; and (2) an increase in interest expenses of $2,193,811 year over year, from $460,185 in year 2018 to $2,653,996 in year 2019.

Liquidity and Capital Resources

As of September 30, 2020, we had total current assets of $2,968,653 and current liabilities of $7,940,889, resulting in a working capital deficit of $4,972,236. This compares with the working capital deficit of $7,707,148 at December 31, 2019. This decrease in working capital deficit, as discussed in more detail below, is primarily the result of the increase of $376,831 in the cash position and a reduction of $4,085,931 in the derivative liabilities.

Our operating activities used $1,526,513 in the nine months ended September 30, 2020 as compared with $1,331,051 used in operating activities in the nine months ended September 30, 2019.

Investing activities used $79,324 for the nine months ended September 30, 2020. Uses of funds on investing activities were the purchase of property and equipment for value of $78,306 and net payment of loans between related parties of $17,187.

Financing activities provided $1,968,632 in the nine months ended September 30, 2020 compared with $1,327,978 provided in the nine months ended September 30, 2019. Our positive financing cash flow in 2020 was largely the result of the net proceeds from loans $325,833, net proceeds from convertible notes $927,810; and proceed from the subscription of new common stocks under our Regulation A offering $715,004.

Based upon our current financial condition, we do not have sufficient cash to operate our business at the current level for the next twelve months. We intend to fund operations through increased sales and debt and/or equity financing arrangements, which may be insufficient to fund expenditures or other cash requirements. The Company has received the qualification of an Offering Statement under Regulation A for the sale of up to 24,000,000 common shares. This offering is being conducted on a “best efforts” basis, which means that there is no guarantee that any minimum amount will be sold. We also plan to seek additional financing in a private equity offering to secure funding for operations. There can be no assurance that we will be successful in raising additional funding. If we are not able to secure additional funding, the implementation of our business plan will be impaired. There can be no assurance that such additional financing will be available to us on acceptable terms or at all.

Inflation

Although our operations are influenced by general economic conditions, we do not believe that inflation had a material effect on our results of operations during the nine month period ended September 30, 2020.

Critical Accounting Polices

In December 2001, the SEC requested that all registrants list their most “critical accounting polices” in the Management Discussion and Analysis. The SEC indicated that a “critical accounting policy” is one which is both important to the portrayal of a company’s financial condition and results, and requires management’s most difficult, subjective or complex judgments, often as a result of the need to make estimates about the effect of matters that are inherently uncertain. Our critical accounting policies are disclosed in Note 2 of our audited consolidated financial statements included in the Form 10-K filed with the Securities and Exchange Commission.

Off Balance Sheet Arrangements

As of September 30, 2020, there were no off-balance sheet arrangements.

Recent Accounting Pronouncements

The recent accounting pronouncements that are material to our financial statements are disclosed in Note 2 of our consolidated audited financial statements included in the Form 10-K filed with the Securities and Exchange Commission and in Note 2 of our unaudited consolidated financial statements included herein.

RISK FACTORS

Please consider the following risk factors and other information in this offering circular relating to our business before deciding to invest in our common stock.

This offering and any investment in our common stock involves a high degree of risk. You should carefully consider the risks described below and all of the information contained in this offering circular before deciding whether to purchase our common stock. If any of the following risks actually occur, our business, financial condition and results of operations could be harmed. The trading price of our common stock could decline due to any of these risks, and you may lose all or part of your investment.

We consider the following to be the material risks for an investor regarding this offering. Our company should be viewed as a high-risk investment and speculative in nature. An investment in our common stock may result in a complete loss of the invested amount.

An investment in our common stock is highly speculative, and should only be made by persons who can afford to lose their entire investment in us. You should carefully consider the following risk factors and other information in this report before deciding to become a holder of our common stock. If any of the following risks actually occur, our business and financial results could be negatively affected to a significant extent.

Risk Factors Related to the Business of the Company

Because our auditor has issued a going concern opinion regarding our company, there is an increased risk associated with an investment in our company.

We have limited cash as of September 30, 2020 of $647,334 and December 31, 2019 of $270,503, and we have continually operated at a loss with an accumulated deficit of $11,673,729 as of September 30, 2020. We have not attained profitable operations and are dependent upon obtaining financing or generating revenue from operations to continue operations for the next twelve months. Our future is dependent upon our ability to obtain financing or upon future profitable operations. We reserve the right to seek additional funds through private placements of our common stock and/or through debt financing. Our ability to raise additional financing is unknown. We do not have any formal commitments or arrangements for the advancement or loan of funds. For these reasons, our auditors stated in their report that they have substantial doubt we will be able to continue as a going concern. As a result, there is an increased risk that you could lose the entire amount of your investment in our company.

Our telecommunications line of business is highly sensitive to declining prices, which may adversely affect our revenues and margins.

The telecommunications industry is characterized by intense price competition, which has resulted in declines in both our average per-minute price realizations and our average per-minute termination costs.

A reduction of our prices to compete with any other offers in the market will not always guarantee and increase in the traffic, which may result in a reduction of revenue. If these trends in pricing continue or accelerate, it could have a material adverse effect on the revenues generated by our telecommunications businesses and/or our gross margins.

The continued growth of Over-The-Top calling and messaging services, such as WhatsApp, Skype and Viber has adversely affected the use of traditional phone communications. We expect this IP-based services which offer voice communications for free to continue to increase, which may result in increased substitution on our service offerings.

The termination of our carrier agreements or our inability to enter into new carrier agreements in the future could materially and adversely affect our ability to compete, which could reduce our revenues and profits.

We rely upon our carrier agreements in order to provide our telecommunications services to our customers. These carrier agreements are in most cases for finite terms and, therefore, there can be no guarantee that these agreements will be renewed at all or on favorable terms to us. Our ability to compete would be adversely affected if our carrier agreements were terminated or we were unable to enter into carrier agreements in the future to provide our telecommunications services to our customers, which could result in a reduction of our revenues and profits.

Our customers, could experience financial difficulties, which could adversely affect our revenues and profitability if we experience difficulties in collecting our receivables.

As a provider of international long-distance services, we depend upon sales of transmission and termination of traffic to other long distance providers and the collection of receivables from these customers. The wholesale telecommunications market continues to feature many smaller, less financially stable companies. If weakness in the telecommunications industry or the global economy reduces our ability to collect our accounts receivable from our major customers our profitability may be substantially reduced. While our most significant customers, from a revenue perspective, vary from quarter to quarter, our fourteen largest customers (4.70% of our total customer base) collectively accounted for 80% of total consolidated revenues by the nine months ended September 30, 2020. This concentration of revenues increases our exposure to non-payment by our larger customers, and we may experience significant write-offs if any of our large customers fail to pay their outstanding balances, which could adversely affect our revenues and profitability.

Natural disasters, terrorist acts, acts of war, cyber-attacks or other breaches of network or information technology security may cause equipment failures or disrupt our operations.

Our inability to operate our telecommunications networks because of such events, even for a limited period of time, may result in loss of revenue, significant expenses, which could have a material adverse effect on our results of operations and financial condition.

We could be harmed by network disruptions, security breaches, or other significant disruptions or failures of our IT infrastructure and related systems. To be successful, we need to continue to have available a high capacity, reliable and secure network for our and our customers’ use. As any other company, we face the risk of a security breach, whether through cyber-attacks, malware, computer viruses, sabotage, or other significant disruption of our IT infrastructure and related systems. There is a risk of a security breach or disruption of the systems we operate, including possible unauthorized access to our proprietary or classified information. We are also subject to breaches of our network resulting in unauthorized utilization of our services, which subject us to the costs of providing those services, which are likely not recoverable. The secure maintenance and transmission of our information is a critical element of our operations. Our information technology and other systems that maintain and transmit customer information may be compromised by a malicious third-party penetration of our network security, or impacted by advertent or inadvertent actions or inactions by our employees, or those of a third party service provider or business partner. As a result, our or our customers’ information may be lost, disclosed, accessed or taken without the customers’ consent, or our services may be used without payment.

Although we make significant efforts to maintain the security and integrity of these types of information and systems, there can be no assurance that our security efforts and measures will be effective or that attempted security breaches or disruptions would not be successful or damaging, especially in light of the growing sophistication of cyber-attacks and intrusions. We may be unable to anticipate all potential types of attacks or intrusions or to implement adequate security barriers or other preventative measures. Certain of our business units have been the subject of attempted and successful cyber-attacks in the past. We have researched the situations and do not believe any material internal or customer information has been compromised.

We operate a global business that exposes us to currency, economic and regulatory.

Our revenue comes primarily from sales outside the U.S. and our growth strategy is largely focused on emerging markets. Our success delivering solutions and competing in international markets is subject to our ability to manage various risks and difficulties, including, but not limited to:

•our ability to effectively staff, provide technical support and manage operations in multiple countries;

•fluctuations in currency exchange rates;

•timely collecting of accounts receivable from customers located outside of the U.S.;

•trade restrictions, political instability, disruptions in financial markets, and deterioration of economic conditions;

•compliance with the U.S. Foreign Corrupt Practices Act, and other anti-bribery laws and regulations;

•variations and changes in laws applicable to our operations in different jurisdictions, including enforceability of intellectual property and contract rights; and

•compliance with export regulations, tariffs and other regulatory barriers.

Tax Risks

We are subject to tax and regulatory audits which could result in the imposition of liabilities that may or may not have been reserved. We are subject to audits by taxing and regulatory authorities with respect to certain of our income and operations. These audits can cover periods for several years prior to the date the audit is undertaken and could result in the imposition of liabilities, interest and penalties if our positions are not accepted by the auditing entity.

We may be unable to achieve some, all or any of the benefits that we expect to achieve from our plan to expand our operations.

In the future we may require additional financing for capital requirements and growth initiatives. Accordingly, we will depend on our ability to generate cash flows from operations and to borrow funds and issue securities in the capital markets to maintain and expand our business. We may need to incur debt on terms and at interest rates that may not be as favorable. If additional financing is not available when required or is not available on acceptable terms, we may be unable to operate our business as planned or at all, fund our expansion, successfully promote our business, develop or enhance our products and services, take advantage of business opportunities or respond to competitive pressures, any of which could have a material adverse effect on our business, financial condition and results of operations

Risks Related to the Offering and the Market for our Stock

Because there is no minimum offering amount, funds raised may not be sufficient to complete the plans of the Company as set forth in “Use of Proceeds” in this Offering Circular.

There is no minimum offering amount. If we do not raise the maximum proceeds, funds raised may not be sufficient to complete all plans of the Company as set forth in “Use of Proceeds” in this Offering Circular, which could inhibit our ability to commence to generate revenue.

We have the right to issue additional common stock and preferred stock without consent of stockholders. This would have the effect of diluting investors’ ownership and could decrease the value of their investment.

We have additional authorized, but unissued shares of our common stock that may be issued by us for any purpose without the consent or vote of our stockholders that would dilute stockholders’ percentage ownership of our company.

In addition, our certificate of incorporation authorizes the issuance of shares of preferred stock and/or the conversion of existing outstanding preferred stock into common stock, the rights, preferences, designations and limitations of which may be set by the Board of Directors. Our certificate of incorporation has authorized issuance of up 300,000,000 shares of common stock and up to 1,200,000 shares of preferred stock in the discretion of our Board. The shares of authorized but unissued preferred stock may be issued upon Board of Directors approval; no further stockholder action is required. If issued, the rights, preferences, designations and limitations of such preferred stock would be set by our Board and could operate to the disadvantage of the outstanding common stock. Such terms could include, among others, preferences as to dividends and distributions on liquidation.

Nevada law and certain anti-takeover provisions of our corporate documents could entrench our management or delay or prevent a third party from acquiring us or a change in control even if it would benefit our shareholders.

Certain provisions of Nevada law may have an anti-takeover effect and may delay or prevent a tender offer or other acquisition transaction that a shareholder might consider to be in his or her best interest. The summary of the provisions of Nevada law set forth below does not purport to be complete and is qualified in its entirety by reference to Nevada law.

The issuance of shares of preferred stock, the issuance of rights to purchase such shares, and the imposition of certain other adverse effects on any party contemplating a takeover could be used to discourage an unsolicited acquisition proposal. For instance, the issuance of a series of preferred stock might impede a business combination by including class voting rights that would enable a holder to block such a transaction. In addition, under certain circumstances, the issuance of preferred stock could adversely affect the voting power of holders of our common stock.

Under Nevada law, a director, in determining what he reasonably believes to be in or not opposed to the best interests of the corporation, does not need to consider only the interests of the corporation’s shareholders in any takeover matter but may also, in his discretion, may consider any of the following:

(i) The interests of the corporation’s employees, suppliers, creditors and customers;

(ii) The economy of the state and nation;

(iii) The impact of any action upon the communities in or near which the corporation’s facilities or operations are located;

(iv) The long-term interests of the corporation and its shareholders, including the possibility that those interests may be best served by the continued independence of the corporation; and

(v) Any other factors relevant to promoting or preserving public or community interests.

Because our board of directors is not required to make any determination on matters affecting potential takeovers solely based on its judgment as to the best interests of our shareholders, our board could act in a manner that would discourage an acquisition attempt or other transaction that some, or a majority, of our shareholders might believe to be in their best interests or in which such shareholders might receive a premium for their stock over the then market price of such stock. Our board presently does not intend to seek shareholder approval prior to the issuance of currently authorized stock, unless otherwise required by law or applicable stock exchange rules.

Investors in this offering will experience immediate and substantial dilution.

If all of the shares offered hereby are sold (including the 23,937,500 shares of common stock sold so far in the offering), investors in this offering will own 50.84% of the then outstanding shares of common stock, but will have paid 100% of the total consideration for our outstanding shares, resulting in a dilution of $0.0789 per share. See “Dilution.”

If a market for our common stock does not develop, shareholders may be unable to sell their shares.

Our common stock is quoted under the symbol “IQST” on the OTCPink operated by OTC Markets Group, Inc., an electronic inter-dealer quotation medium for equity securities. We do not currently have an active trading market. There can be no assurance that an active and liquid trading market will develop or, if developed, that it will be sustained.

Our securities are very thinly traded. Accordingly, it may be difficult to sell shares of our common stock without significantly depressing the value of the stock. Unless we are successful in developing continued investor interest in our stock, sales of our stock could continue to result in major fluctuations in the price of the stock.

The market price of our common stock is likely to be highly volatile and could fluctuate widely in price in response to various factors, many of which are beyond our control.

Our stock price is subject to a number of factors, including:

•Technological innovations or new products and services by us or our competitors;

•Government regulation of our products and services;

•The establishment of partnerships with other telecom companies;

•Intellectual property disputes;

•Additions or departures of key personnel;

•Sales of our common stock;

•Our ability to integrate operations, technology, products and services;

•Our ability to execute our business plan;

•Operating results below or exceeding expectations;

•Whether we achieve profits or not;

•Loss or addition of any strategic relationship;

•Industry developments;

•Economic and other external factors; and

•Period-to-period fluctuations in our financial results.

Our stock price may fluctuate widely as a result of any of the above. In addition, the securities markets have from time to time experienced significant price and volume fluctuations that are unrelated to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our common stock.

Because we are subject to the “Penny Stock” rules, the level of trading activity in our stock may be reduced.

The Securities and Exchange Commission has adopted regulations which generally define “penny stock” to be any listed, trading equity security that has a market price less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exemptions. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document that provides information about penny stocks and the risks in the penny stock market. The broker-dealer must also provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer’s account. In addition, the penny stock rules generally require that prior to a transaction in a penny stock, the broker-dealer make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for a stock that becomes subject to the penny stock rules which may increase the difficulty Purchasers may experience in attempting to liquidate such securities.

We do not expect to pay dividends in the foreseeable future. Any return on investment may be limited to the value of our common stock.

We do not anticipate paying cash dividends on our common stock in the foreseeable future. The payment of dividends on our common stock will depend on earnings, financial condition and other business and economic factors affecting it at such time as the board of directors may consider relevant. If we do not pay dividends, our common stock may be less valuable because a return on your investment will occur only if our stock price appreciates.

Because we lack certain internal controls over financial reporting in that we do not have an audit committee and our Board of Directors has no technical knowledge of U.S. GAAP and internal control of financial reporting and relies upon the Company’s financial personnel to advise the Board on such matters, we are subject to increased risk related to financial statement disclosures.

We lack certain internal controls over financial reporting in that we do not yet have an audit committee and our Board of Directors has little technical knowledge of U.S. GAAP and internal control of financial reporting and relies upon the Company’s financial personnel and Accounting firm to advise the Board on such matters. Accordingly, we are subject to increased risk related to financial statement disclosures.

We are no longer an “emerging growth company” and therefore no longer eligible for reduced reporting requirements applicable to emerging growth companies.

It has been five years since our first registered sale of common stock in 2012, so we are no longer eligible for the reduced disclosure requirements applicable to “emerging growth companies.”

Emerging growth companies may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

We are also a smaller reporting company, and we will remain a smaller reporting company until the fiscal year following the determination that our voting and non-voting common shares held by non-affiliates is more than $250 million measured on the last business day of our second fiscal quarter, or our annual revenues are more than $100 million during the most recently completed fiscal year and our voting and non-voting common shares held by non-affiliates is more than $700 million measured on the last business day of our second fiscal quarter. Similar to emerging growth companies, smaller reporting companies are able to provide simplified executive compensation disclosure, are exempt from the auditor attestation requirements of Section 404, and have certain other reduced disclosure obligations, including, among other things, being required to provide only two years of audited financial statements and not being required to provide selected financial data, supplemental financial information or risk factors.

Since we are no longer eligible for emerging growth company status, we will be subject to the reporting obligations of a smaller reporting company and, if we continue grow, we may be subject to increased reporting requirements applicable to accelerated filers, which are more onerous than those applicable to smaller reporting companies.

FORWARD LOOKING STATEMENTS

This offering circular contains forward-looking statements that involve risk and uncertainties. We use words such as “anticipate”, “believe”, “plan”, “expect”, “future”, “intend”, and similar expressions to identify such forward-looking statements. Investors should be aware that all forward-looking statements contained within this filing are good faith estimates of management as of the date of this filing. Our actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including the risks faced by us as described in the “Risk Factors” section and elsewhere in this offering circular.

DESCRIPTION OF BUSINESS

Company Description

iQSTEL Inc. (the “Company”) (OTC Pink: IQST) is a technology company offering a wide array of services to the telecommunications and technology services for global markets with presence in 13 countries. The company provides services to the Telecommunications and Technology Industries. iQSTEL has worldwide B2B and B2C customer relations operating through its subsidiaries: Etelix, SwissLink, QGlobal SMS, IoT Labs, and ItsBchain.

The Company has an extensive portfolio of products and services for its clients: SMS, VoIP, 4G & 5G international infrastructure connectivity, Cloud-PBX, OmniChannel Marketing, and IoT devices.

The company operates six websites: www.iQSTEL.com, www.etelix.com, www.SwissLink-Carrier.com, www.QglobalSMS.com, www.iotsmartgas.com, www.itsBchain.com. The information contained on our websites is not incorporated by reference into this Annual Report, and such information should not be considered to be part of this Annual Report.

History

iQSTEL, formerly known as PureSnax International, Inc., was incorporated under the laws of the State of Nevada on June 24, 2011. PureSnax was previously a wellness brand focused on bringing healthy snacks and foods to consumers. On March 8, 2017, PureSnax exited a previous License Agreement with a Canadian snack food Licensor. From March of 2017 until its recent acquisition of Etelix.com USA, LLC, PureSnax was working to develop its own brand and its own products for manufacture, distribution, sales and marketing of various products within the health foods and snacks industry and to pursue related business opportunities. PureSnax acquired Etelix.com USA, LLC on June 25, 2018, as disclosed in the 8-K the company filed on June 28, 2018 with the Securities and Exchange Commission. The company left the healthy snacks and foods business to focus on the Telecommunications Business.

In August 30, 2018, PureSnax changed its name to “iQSTEL Inc.” and received a new CUSIP number: 46265G107, as well as a new trading symbol “IQST” in order to better resemble its new name. iQSTEL also changed the Standard Industrial Classification (SIC Code) to 4813, Telephone Communications, Except Radiotelephone.

Operating Subsidiaries

Based on our current business infrastructure, the Company has expanded from its original VoIP services into new business areas: Short Message Service (SMS) for Applications to Person (A2P) and Person to Person (P2P); Internet of Things (IoT) solutions and Blockchain-based platforms.

Etelix.com USA LLC is a wholly owned subsidiary of iQSTEL Inc. Etelix.com USA, LLC is a Miami, Florida-based international telecom carrier founded in 2008 that provides telecom and technology solutions worldwide, with commercial presence in North America, Latin America, and Europe., Etelix provides International Long-Distance voice services for Telecommunications Operators (ILD Wholesale), and Submarine Fiber Optic Network capacity for internet (4G and 5G). Etelix was founded in 2008.

Etelix is interconnected to the most important players in the industry, with a very strong focus on Asian markets, among which it is worth mentioning: China Telecom, PCCW, Hutchinson Telecom, Vodafone India, KDDI, Airtel, Reliance, Viettel, TATA Communications, Flow Jamaica (Cable and Wireless Caribbean), Cable and Wireless Panama, Millicom (TIGO), Telefonica de España (Movistar), Telecom Italia (TIM), Portugal Telecom (MEU), Optimus (NOS), Belgacom (BICS), Deutsche Telekom, iBasis, Orbitel and Entel.

An important milestone in the evolution of Etelix was in 2013, when the company become part of a consortium of major carriers for the upgrade of the Maya-1 submarine cable systems that runs from Hollywood, Florida to the city of Tolu in Colombia. This consortium is led by Orange Telecom and Orbitel, where Etelix participates with 10 Gbps of capacity. The bulk of this contract was sold to Millicom (Tigo Costa Rica). This capacity considerably enhanced Tigo’s ability to deploy world-class 4G services to its customers in Costa Rica.

SwissLink Carrier AG is a 51% owned subsidiary of iQSTEL Inc. SwissLink Carrier AG is a Switzerland based international Telecommunications Carrier founded in 2015 providing international VoIP connectivity worldwide, with commercial presence in Europe, CIS and Latin America. SwissLink Carrier AG is a Swiss licensed Operator.

One of Company’s strategic line of actions is to expand the participation in the Asian and African traffic. Africa is currently the market with the higher contribution to margin and Asia concentrate one third of the termination traffic in the industry. Estimations show that 56% (International Telecommunication Union) of the traffic terminating in Africa is originated from customers in Europe; while the corresponding percentage of traffic terminated in Asia is 37% (International Telecommunication Union). Based on these numbers the goal to expand the participation in the Asian and African traffic goes through stablishing a strong presence in Europe.

The acquisition of Swisslink strengthen The Company’s presence in Europe putting us, not only, in a very competitive position to capture traffic to Asian and African countries; but it will also give us the opportunity to compete in the European traffic, where we currently have a low participation.

QGlobal SMS LLC is a 51% owned subsidiary of iQSTEL Inc. QGlobal SMS is a USA based company founded in 2020 specialized in international and domestic SMS termination.

IoT Labs LLC, is a 51% owned subsidiary of iQSTEL Inc. IoT Labs is a SMS service provider based in Austin, TX.

The Company has entered into the SMS business in 2020 through the acquisition of QGlobal and IoT Labs. Both companies are specialized in international and domestic SMS termination, with emphasis on the Applications to Person (A2P), Person to Person (P2P) and OmniChannel Marketing Services for several markets: Wholesale Carrier, Government, Corporate, Enterprise, Small and Medium Companies.

QGlobal SMS has commercial presence in Europe, USA and Latin America, with robust international interconnection with Tier-1 SMS Aggregators, guarantying to its customers high quality and low termination rates, over more than 100 countries; while IoT Labs is specialized in the SMS traffic exchange between US and Mexico.

With the acquisition of these two SMS providers we quickly began to cross-sell services to The Company’s existing client base.

The Global A2P SMS Market is expected to grow at a CAGR of 4.1% during the forecast period 2018 – 2030, to account for US$ 101 Bn in 2030, according to Transparency Market Research. This market has experienced significant growth and adoption rate in the past few years and is expected to experience notable growth and adoption in years to come

ItsBchain LLC is a 75% owned subsidiary of iQSTEL Inc. ItsBchain is a blockchain technology developer and solution provider, with a strong focus on the telecom sector. The company is in the final stage of development of a series of blockchain solutions aimed at using the blockchain ledger and smart contract solutions to enable more efficiency, quickness in execution and fraud-prevention in the telco industry. Specifically, the company is developing a solution that will enable users and carriers to transfer mobile phone numbers with just a few clicks, allowing users and carriers the ability to transfer retail users from one mobile carrier to another instantly.

Regulations

Telecommunications services are subject to extensive government regulation in the United States. Any violations of the regulations may subject us to enforcement actions, including interest and penalties. The FCC has jurisdiction over all telecommunications common carriers to the extent they provide interstate or international communications services, including the use of local networks to originate or terminate such services

Regulation of Telecom by the Federal Communications Commission

Telecommunication License

Anyone seeking to conduct telecommunications business where the telecommunication services will transpire between the United States and an international destination must obtain a license from the Federal Communications Commission (FCC). This particular license is named a Section 214 license, after the section in the Communications Act of 1934.

Etelix.com USA, LLC was authorized by the Federal Communications Commission to provide facility-based services in accordance with section 63.18(e)(1) of the Commission’s rules; and also to provide resale services in accordance with section 63.18(e)(2) under license number ITC-214-20090625-00303.

Since Etelix has no other network infrastructure outside the United States, no other licenses are required to us to operate as an international carrier service provider.

Universal Service and Other Regulatory Fees and Charges

In 1997, the FCC issued an order, referred to as the Universal Service Order, which requires all telecommunications carriers providing interstate telecommunications services to contribute to universal service support programs administered by the FCC (known as the Universal Service Fund). These periodic contributions are currently assessed based on a percentage of each contributor’s interstate and international end user telecommunications revenues reported to the FCC. Etelix also contribute to several other regulatory funds and programs, most notably Telecommunications Relay Service and FCC Regulatory Fees (collectively, the Other Funds). Due to the manner in which these contributions are calculated, we cannot be assured that we fully recover from our customers all of our contributions.

In addition, based on the nature of our current business, we receive certain exemptions from federal Universal Service Fund contributions. Changes in our business could eliminate our ability to qualify for some or all of these exemptions. Changes in regulation may also have an impact on the availability of some or all of these exemptions. If even some of these exemptions become unavailable, they could materially increase our federal Universal Service Fund or Other Funds’ contributions and have a material adverse effect on the cost of our operations and, therefore, on our ability to continue to operate profitably, and to develop and grow our business. We cannot be certain of the stability of the contribution factors for the Other Funds. Significant increases in the contribution factor for the Other Funds in general and the Telecommunications Relay Service Fund in particular can impact our profitability. Whether these contribution factors will be stable in the future is unknown, but it is possible that we will be subject to significant increases.

Employees

iQSTEL, including all subsidiaries, has 44 employees as of December 01, 2020.

USE OF PROCEEDS

We estimate that, at a per share price of $0.10, the net proceeds from the sale of the 80,000,000 shares in this offering will be approximately $7,950,000, after deducting the estimated offering expenses of approximately $50,000.

We intend to use the Net Proceeds of this Offering to in the development of iQSTEL business plan, and growing in the core business of the Company. iQSTEL plans to invests the funds of the offering to:

(a) retire iQSTEL corporate debts and expenses.

(b) 2,000,000 will be reserved for acquisitions of companies aligned to the areas and markets where the Company want to expand operations

Further, product testing to support and confirm various product claims will be conducted. Accordingly, we expect to use the proceeds of the Maximum Offering as follows:

	Maximum	Offering
	Amount	Percentage
iQSTEL Corporate	Each	Each
Expenses of the Offering (1)	$50,000	0.63%
iQSTEL Budget Expenses 2020 and 2021	$550,000	6.88%
Marketing Program Reg A 2020 and 2021	$600,000	7.50%
M2B Convertible Note Debt	$1,400,000	17.50%
Alpha Capital Debt	$600,000	7.50%
M2B Promissory Note	$300,000	3.75%
Apollo Promissory Notes	$550,000	6.88%
Labrys Settlement Debt	$350,000	4.38%
iQSTEL Funds for Acquisitions
Funds for Acquisition (s)	$2,000,000	25.00%
TOTAL FOR iQSTEL	$6,400,000	80.00%
Discount and Commission	$1,600,000	20.00%
TOTAL OF THE OFFERING	$8,000,000	100.00%

(1) Expenses of the offering, estimated to be $50,000.00 include legal and accounting costs of registration.

We expect to use the proceeds if we raise only 50% of the Maximum Offering, or $4,000,000 as follows:

	Reduced	$ 4,000,000
	Amount	Percentage
iQSTEL Corporate	Each	Each
Expenses of the Offering (1)	$50,000	1.25%
iQSTEL Budget Expenses 2020 and 2021	$550,000	13.75%
Marketing Program Reg A 2020 and 2021	$600,000	15.00%
M2B Convertible Note Debt	$1,400,000	35.00%
Alpha Capital Debt	$600,000	15.00%
TOTAL FOR Iqstel	$3,200,000	80.00%
Discount and Commission	$800,000	20.00%
TOTAL OF THE OFFERING	$4,000,000	100.00%

(1) Expenses of the offering, estimated to be $50,000.00 include legal and accounting costs of registration.

We expect to use the proceeds if we raise only 25% of the Maximum Offering, or $2,000,000 as follows:

	Reduced	$ 2,000,000
	Amount	Percentage
iQSTEL Corporate	Each	Each
Expenses of the Offering (1)	$50,000	2.50%
iQSTEL Budget Expenses 2020 and 2021	$550,000	27.50%
Marketing Program Reg A 2020 and 2021	$300,000	15.00%
M2B Convertible Note Debt	$700,000	35.00%
TOTAL FOR iQSTEL	$1,600,000	80.00%
Discount and Commission	$400,000	20.00%
TOTAL OF THE OFFERING	$2,000,000	100.00%

(1) Expenses of the offering, estimated to be $50,000.00 include legal and accounting costs of registration.

The expected use of net proceeds from this offering represents our intentions based upon our current plans and business conditions, which could change in the future as our plans and business conditions evolve. The amounts and timing of our actual expenditures may vary significantly depending on numerous factors, including negotiations with the other parties in the merge and acquisitions process of the target companies, the amount of cash available from other sources and any unforeseen cash needs. As a result, our management will retain broad discretion over the allocation of the net proceeds from this offering.

DILUTION

If you invest in our shares, your interest will be diluted to the extent of the difference between the public offering price per share of our common stock and the as adjusted net tangible book value per share of our capital stock after this Offering. Our net tangible book value (deficit) as of September 30, 2020 was ($2,243,240) or ($0.0287) per share of outstanding common stock. Without giving effect to any changes in the net tangible book value after September 30, 2020 other than the sale of 80,000,000 shares in this offering at the fixed public offering price of $0.10 per share less direct costs of the offering ($50,000), our pro forma net tangible book value as of September 30, 2020 was $3.313.010 or $0.0211 per share of outstanding common stock. Dilution in net tangible book value per common share, represents the difference between the amount per share paid by the purchasers of our common shares in this offering and the net tangible book value per share of our common stock immediately afterwards. This represents an immediate increase of $0.0432 per share of common stock to existing shareholders and an immediate dilution of $0.0789 per share of common stock to the new investors, or approximately 78.95% of the assumed initial public offering price of $0.10 per share. The following table illustrates this per share dilution:

		Maximum
		Offering
Initial price to public	$0.1000	$5,606,250.00
Net tangible book value as of Sept 30, 2020	$-0.0287	$-2,243,240.00
Increase in net tangible book value per share attributable to new investors	$0.0432	$5,556,250.00
As adjusted net tangible book value per share after this offering	$0.0211	$3,313,010.00
Dilution in net tangible book value per share to new investors	$0.0789

% Dilution	78.95%

The following table summarizes the differences between the existing shareholders and the new investors with respect to the number of shares of common stock purchased, the total consideration paid, and the average price per share paid, on a maximum offering basis:

Maximum Offering:
	Shares Purchased		Total Consideration		Average
					Price Per
	Number	Percentage	Amount	Percentage	Share
Existing holders	101,295,239	64.37%	$ 101,295.24	1.7748%	$ 0.0010
New investors(1)	56,062,500	35.63%	$ 5,606,250.00	98.2252%	$ 0.1000
Total	157,357,739	100.00%	$ 5,707,545.24	100.0000%	$ 0.0363

(1) New investors Pos Qualification of this Offering Amendment No 3.

SELLING SHAREHOLDERS

The shares being offered for resale by the selling stockholders consist of 900,000 shares of our common stock held by 1 (one) shareholder.

The following table sets forth the name of the selling stockholder, the number of shares of common stock beneficially owned by each of the selling stockholder as of September 19, 2019 and the number of shares of common stock being offered by the selling stockholder. The shares being offered hereby are being registered to permit public secondary trading, and the selling stockholders may offer all or part of the shares for resale from time to time. However, the selling stockholder is under no obligation to sell all or any portion of such shares nor is the selling stockholder obligated to sell any shares immediately upon effectiveness of this offering circular. All information with respect to share ownership has been furnished by the selling stockholder.

Name of selling stockholder	Shares of Common stock owned prior to offering	Shares of Common stock to be sold	Shares of Common stock owned after offering (if all shares are sold)	Percent of common stock owned after offering (if all shares are sold)
Metrospaces Inc.(1)	1,050,725	900,000	150,725	0.0958%
Total	1,050,725	900,000	105,725	0,0958%

(1) Oscar Brito, our director, has voting and dispositive control over 50% of the shares of common stock held by Metrospaces Inc. Carlos Daniel Silva has voting and dispositive control over the remaining 50% of the shares.

PLAN OF DISTRIBUTION

This Offering Statement is part the Form 1-A that we filed with the SEC, using a continuous offering process. Periodically, as we have material developments, we will provide an Offering Statement supplement that may add, update or change information contained in this Offering Statement. Any statement that we make in this Offering Statement will be modified or superseded by any inconsistent statement made by us in a subsequent Offering Statement supplement.

We intend to sell the shares in the primary offering through the efforts of our officers, Leandro Iglesias and Alvaro Quintana Cardona. Messrs. Iglesias and Cardona will not receive any compensation for offering or selling the shares in our primary offering. We believe that Messrs. Iglesias and Cardona are exempt from registration as a broker-dealer under the provisions of Rule 3a4-1 promulgated under the Securities Exchange Act of 1934 (the Exchange Act). In particular, Messrs. Iglesias and Cardona:

•are not subject to a statutory disqualification, as that term is defined in Section 3(a)(39) of the Securities Act; and

•are not to be compensated in connection with his participation by the payment of commissions or other remuneration based either directly or

•indirectly on transactions in securities; and

•are not an associated person of a broker or dealer; and

•meet the conditions of the following:

•primarily perform, and will perform at the end of this offering, substantial duties for us or on our behalf otherwise than in connection with transactions in securities; and

•were not brokers or dealers, or an associated persons of a broker or dealer, within the preceding 12 months; and

•did not participate in selling an offering of securities for any issuer more than once every 12 months other than in reliance on paragraphs (a)(4)(i) or (iii) of Rule 3a4-1 under the Exchange Act.

The Selling Shareholders may pledge all or a portion of their respective Selling Shareholder Shares owned as collateral for margin accounts or in loan transactions, and the Selling Shareholder Shares may be resold pursuant to the terms of such pledges, margin accounts or loan transactions. Upon default by any such Selling Shareholder, the pledge in such loan transaction would have the same rights of sale as the Selling Shareholders under this Offering Circular. The Selling Shareholders may also enter into exchange traded listed option transactions, which require the delivery of the Selling Shareholder Shares listed under this Offering Circular. The Selling Shareholders may also transfer the Selling Shareholder Shares owned in other ways not involving market makers or established trading markets, including directly by gift, distribution or other transfer without consideration, and upon any such transfer the transferee would have the same rights of sale as Selling Shareholders under this Offering Circular.

The Selling Shareholders will be affected by the applicable provisions of the Securities Exchange Act of 1934, including, without limitation, Regulation M, which may limit the timing of purchases and sales of any of the securities by the Selling Shareholders or any such other person. We have instructed the Selling Shareholders that they may not purchase any of our securities while they are selling their respective Selling Shareholder Shares under this Offering Circular.

We will not pay for any expenses relating to the sale of Selling Shareholder Shares by the Selling Shareholders, except the expenses related to filing this Offering Circular.

Quotation

Our Common Stock is traded on the OTCMarkets.com Pink Sheet Open Market under the symbol “IQST.”

Pricing of the Offering

Prior to the offering, there has been a limited public market for our common shares. The initial public offering price was determined by the Company. The principal factors considered in determining the initial public offering price include:

•the information set forth in this Offering Statement and otherwise available;

•our history and prospects and the history of and prospects for the industry in which we compete;

•our past and present financial performance;

•our prospects for future earnings and the present state of our development;

•the general condition of the securities markets at the time of this offering;

•the recent market prices of, and demand for, publicly traded common stock of generally comparable companies; and

•other factors deemed relevant by us.

Investment Limitations

Generally, no sale may be made to you in this offering if the aggregate purchase price you pay is more than 10% of the greater of your annual income or net worth (please see below on how to calculate your net worth). Different rules apply to accredited investors and non-natural persons. Before making any representation that your investment does not exceed applicable thresholds, we encourage you to review Rule 251(d)(2)(i)(C) of Regulation A. For general information on investing, we encourage you to refer to www.investor.gov.

Because this is a Tier 2, Regulation A Offering, most investors must comply with the 10% limitation on investment in the Offering. The only investor in this offering exempt from this limitation is an “accredited investor” as defined under Rule 501 of Regulation D under the Securities Act (an “Accredited Investor”). If you meet one of the following tests you should qualify as an Accredited Investor:

•You are a natural person who has had individual income in excess of $200,000 in each of the two most recent years, or joint income with your spouse in excess of $300,000 in each of these years, and have a reasonable expectation of reaching the same income level in the current year;

•You are a natural person and your individual net worth, or joint net worth with your spouse, exceeds $1,000,000 at the time you purchase Offered Shares (please see below on how to calculate your net worth);

•You are an executive officer or general partner of the issuer or a manager or executive officer of the general partner of the issuer;

•You are an organization described in Section 501(c)(3) of the Internal Revenue Code of 1986, as amended, or the Code, a corporation, a Massachusetts or similar business trust or a partnership, not formed for the specific purpose of acquiring the Offered Shares, with total assets in excess of $5,000,000;

•You are a bank or a savings and loan association or other institution as defined in the Securities Act, a broker or dealer registered pursuant to Section 15 of the Exchange Act, an insurance company as defined by the Securities Act, an investment company registered under the Investment Company Act of 1940 (the “Investment Company Act”), or a business development company as defined in that act, any Small Business Investment Company licensed by the Small Business Investment Act of 1958 or a private business development company as defined in the Investment Advisers Act of 1940;

•You are an entity (including an Individual Retirement Account trust) in which each equity owner is an accredited investor;

•You are a trust with total assets in excess of $5,000,000, your purchase of Offered Shares is directed by a person who either alone or with his purchaser representative(s) (as defined in Regulation D promulgated under the Securities Act) has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the prospective investment, and you were not formed for the specific purpose of investing in the Offered Shares; or

•You are a plan established and maintained by a state, its political subdivisions, or any agency or instrumentality of a state or its political subdivisions, for the benefit of its employees, if such plan has assets in excess of $5,000,000.

Offering Period and Expiration Date

Our offering will terminate upon the earliest of (i) such time as all of the common stock has been sold pursuant to the Offering Statement or (ii) 365 days from the qualified date of this offering circular unless extended by our Board of Directors for an additional 90 days. We may however, at any time and for any reason terminate the offering.

Procedures for Subscribing

When you decide to subscribe for shares in this Offering, you should:

Go to www.iqstel.com home page, click on the “Invest Now” button and follow the procedures as described.

1. Electronically receive, review, execute and deliver to us a subscription agreement; and

2. Deliver funds directly by wire or electronic funds transfer via ACH to the specified account maintained by us.

As part of this investment, each investor will be required to agree to the terms of the subscription agreement included as Exhibit 1A-4 to the Offering Statement of which this Offering Circular is part.

Any potential investor will have ample time to review the subscription agreement, along with their counsel, prior to making any final investment decision. We shall only deliver such subscription agreement upon request after a potential investor has had ample opportunity to review this Offering Statement.

The subscription agreement requires investors to indemnify the company and its officers and directors for any claim of brokerage commissions, finders’ fees or similar compensation, if the signatory to the subscription agreement does not have the legal authority to bind the investor and for the other representations and warranties made in Article II of the Subscription Agreement.

Right to Reject Subscriptions. After we receive your complete, executed subscription agreement and the funds required under the subscription agreement have been transferred to our bank account, we have the right to review and accept or reject your subscription in whole or in part, for any reason or for no reason. We will return all monies from rejected subscriptions immediately to you, without interest or deduction.

Acceptance of Subscriptions. Upon our acceptance of a subscription agreement, we will countersign the subscription agreement and issue the shares subscribed at closing. Once you submit the subscription agreement and it is accepted, you may not revoke or change your subscription or request your subscription funds. All accepted subscription agreements are irrevocable.

Under Rule 251 of Regulation A, non-accredited, non-natural investors are subject to the investment limitation and may only invest funds which do not exceed 10% of the greater of the purchaser’s revenue or net assets (as of the purchaser’s most recent fiscal year end). A non-accredited, natural person may only invest funds which do not exceed 10% of the greater of the purchaser’s annual income or net worth (please see below on how to calculate your net worth).

NOTE: For the purposes of calculating your net worth, it is defined as the difference between total assets and total liabilities. This calculation must exclude the value of your primary residence and may exclude any indebtedness secured by your primary residence (up to an amount equal to the value of your primary residence). In the case of fiduciary accounts, net worth and/or income suitability requirements may be satisfied by the beneficiary of the account or by the fiduciary, if the fiduciary directly or indirectly provides funds for the purchase of the Offered Shares.

In order to purchase offered Shares and prior to the acceptance of any funds from an investor, an investor will be required to represent, to the Company’s satisfaction, that he is either an accredited investor or is in compliance with the 10% of net worth or annual income limitation on investment in this offering.

No Escrow

The proceeds of this offering will not be placed into an escrow account. We will offer our shares of common stock on a best efforts basis primarily through an online platform. As there is no minimum offering, upon the approval of any subscription to this Offering Statement, the Company shall immediately deposit said proceeds into the bank account of the Company and may dispose of the proceeds in accordance with the Use of Proceeds.

DESCRIPTION OF SECURITIES

The following is a summary of the rights of our capital stock as provided in our articles of incorporation and bylaws. For more detailed information, please see our articles of incorporation and bylaws, which have been filed as exhibits to the offering statement of which this Offering Circular is a part.

Our authorized capital stock consists of 300,000,000 shares of common stock, with a par value of $0.001 per share, and 1,200,000 shares of preferred stock, with a par value of $0.001 per share. As of December 21, 2020, there were 101,295,239 shares of our common stock issued and outstanding and no shares of preferred stock issued and outstanding. Our shares of common stock are held by forty seven (47) stockholders of record.

Common Stock

Our common stock is entitled to one vote per share on all matters submitted to a vote of the stockholders, including the election of directors. The holders of our common stock possess all voting power. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all shares of our common stock that are present in person or represented by proxy, subject to any voting rights granted to holders of any preferred stock. Holders of our common stock representing a majority of our capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our stockholders. A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our Articles of Incorporation. Our Articles of Incorporation do not provide for cumulative voting in the election of directors.

Preferred Stock

Our board of directors may become authorized to authorize preferred shares of stock and to divide the authorized shares of our preferred stock into one or more series, each of which must be so designated as to distinguish the shares of each series of preferred stock from the shares of all other series and classes. Our board of directors is authorized, within any limitations prescribed by law and our articles of incorporation, to fix and determine the designations, rights, qualifications, preferences, limitations and terms of the shares of any series of preferred stock including, but not limited to, the following:

1. The number of shares constituting that series and the distinctive designation of that series, which may be by distinguishing number, letter or title;

2. The dividend rate on the shares of that series, whether dividends will be cumulative, and if so, from which date(s), and the relative rights of priority, if any, of payment of dividends on shares of that series;

3. Whether that series will have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

4. Whether that series will have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors determines;

5. Whether or not the shares of that series will be redeemable, and, if so, the terms and conditions of such redemption, including the date or date upon or after which they are redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

6. Whether that series will have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

7. The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the corporation, and the relative rights of priority, if any, of payment of shares of that series; and

8. Any other relative rights, preferences and limitations of that series.

Series A Preferred Stock

On November 1, 2020, pursuant to Article III of our Articles of Incorporation, our Board of Directors voted to designate a class of preferred stock entitled Series A Preferred Stock, consisting of up 10,000 shares, par value $0.001. Under the Certificate of Designation, holders of Series A Preferred Stock will participate on an equal basis per-share with holders of our common stock in any distribution upon winding up, dissolution, or liquidation. Holders of Series A Preferred Stock are entitled to vote together with the holders of our common stock on all matters submitted to shareholders at a rate of 51% of the total vote of shareholders.

Series B Preferred Stock

On November 11, 2020, pursuant to Article III of our Articles of Incorporation, our Board of Directors voted to designate a class of preferred stock entitled Series B Preferred Stock, consisting of up 200,000 shares, par value $0.001. Under the Certificate of Designation, holders of Series B Preferred Stock will receive $81 per share in any distribution upon winding up, dissolution, or liquidation before junior security holders. Holders of Series B Preferred Stock are entitled to receive as, when, and if declared by the Board of Directors, dividends in kind at an annual rate equal to twenty four percent (24%) of $81 per share for each of the then outstanding shares of Series B Preferred Stock, calculated on the basis of a 360-day year consisting of twelve 30-day months. Holders of Series B Preferred Stock do not have voting rights but may convert into common stock at a conversion rate of one thousand (1,000) shares of Common Stock for every one (1) share of Series B Preferred Stock

Dividend Policy

We have never declared or paid any cash dividends on our common stock. We currently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not anticipate paying any cash dividends in the foreseeable future.

Share Purchase Warrants

	Warrants Outstanding
		Weighted Average
	Shares	Exercise Price

Outstanding, December 31, 2019	367,343	$0.480
Granted	6,500,000	-
Reset	10,813,001	0.012
Cashless Exercised	(4,097,010)	-
Forfeited/canceled	(7,083,334)	-
Outstanding, September 30, 2020	6,500,000	$0.024

The following table summarizes information relating to outstanding and exercisable warrants as of September 30, 2020:

Warrants Outstanding			Warrants Exercisable
Weighted Average
Number of	Remaining Contractual	Weighted Average	Number of	Weighted Average
Shares	life (in years)	Exercise Price	Shares	Exercise Price
6,500,000	5.7	$0.024	6,500,000	$0.024

The intrinsic value of the warrants as of September 30, 2020 is $303,250.

Options

We have no options to purchase shares of our common stock.

Convertible Securities

At September 30, 2020 and December 31, 2019, convertible notes consist of the following:

	September 30,	December 31,
	2020	2019
Promissory notes – Issued in fiscal year 2019, with variable conversion features	$5,000	$1,908,750
Promissory notes – Issued in fiscal year 2020, with variable conversion features	1,695,327	-
Total convertible notes payable	1,700,327	1,908,750
Less: Unamortized debt discount	(418,872)	(646,212)
Total convertible notes	1,281,455	1,262,538

Less: current portion of convertible notes	1,279,011	1,251,096
Long-term convertible notes	$2,444	$11,442

During the nine months ended September 30, 2020 and 2019, the Company recorded interest expense of $689,996 and $349,027 and recognized amortization of discount, included in interest expense, of $1,463,426 and $1,255,815, respectively.

During the nine months ended September 30, 2020 and 2019, the Company repaid notes of $492,190 and $660,401 and accrued interest including prepayment penalty of $552,631 and $295,000.

Nevada Anti-Takeover Laws

Nevada Revised Statutes sections 78.378 to 78.379 provide state regulation over the acquisition of a controlling interest in certain Nevada corporations unless the articles of incorporation or bylaws of the corporation provide that the provisions of these sections do not apply. Our articles of incorporation and bylaws do not state that these provisions do not apply. The statute creates a number of restrictions on the ability of a person or entity to acquire control of a Nevada company by setting down certain rules of conduct and voting restrictions in any acquisition attempt, among other things. The statute is limited to corporations that are organized in the state of Nevada and that have 200 or more stockholders, at least 100 of whom are stockholders of record and residents of the State of Nevada; and does business in the State of Nevada directly or through an affiliated corporation. Because of these conditions, the statute currently does not apply to our company.

Listing of Common Stock

Our Common Stock is currently quoted on the OTC Pink under the trading symbol “IQST.”

Transfer Agent and Registrar

The transfer agent and registrar of our Common Stock is West Coast Stock Transfer.

Penny Stock Regulation

The SEC has adopted regulations which generally define “penny stock” to be any equity security that has a market price (as defined) of less than $5.00 per share or an exercise price of less than $5.00 per share. Such securities are subject to rules that impose additional sales practice requirements on broker-dealers who sell them. For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchaser of such securities and have received the purchaser’s written consent to the transaction prior to the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the rules require the delivery, prior to the transaction, of a disclosure schedule prepared by the SEC relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative, current quotations for the securities and, if the broker-dealer is the sole market-maker, the broker-dealer must disclose this fact and the broker-dealer’s presumed control over the market. Finally, among other requirements, monthly statements must be sent disclosing recent price information for the penny stock held in the account and information on the limited market in penny stocks. As the Shares immediately following this Offering will likely be subject to such penny stock rules, purchasers in this Offering will in all likelihood find it more difficult to sell their Shares in the secondary market.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents or subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

The Doney Law Firm, our independent legal counsel, has provided an opinion on the validity of our common stock.

Boyle CPA, LLC has audited our financial statements for the year ended December 31, 2019 included in this prospectus and registration statement to the extent and for the periods set forth in their audit report. Boyle CPA, LLC has presented their report with respect to our audited financial statements. The report of Boyle CPA, LLC is included in reliance upon their authority as experts in accounting and auditing.

DESCRIPTION OF FACILITIES

The Company leases office space for corporate and network monitoring activities and to house telecommunications equipment. Our principal executive offices are located at 300 Aragon Avenue, Suite 375 Coral Gables, FL 31334

LEGAL PROCEEDINGS

From time to time, we may become party to litigation or other legal proceedings that we consider to be a part of the ordinary course of our business. We are not currently involved in legal proceedings that could reasonably be expected to have a material adverse effect on our business, prospects, financial condition or results of operations. We may become involved in material legal proceedings in the future.

DIRECTORS AND EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

The following information sets forth the names, ages, and positions of our current directors and executive officers.

Name	Age	Positions and Offices Held
Leandro Iglesias	55	President, Chairman, Chief Executive Officer and Director
Alvaro Quintana Cardona	49	Chief Operating Officer, Chief Financial Officer and Director
Juan Carlos Lopez Silva	51	Chief Commercial Officer

Set forth below is a brief description of the background and business experience of each of our current executive officers and directors.

Leandro Iglesias

Before founding Etelix in year 2008, where he has acted as President and CEO; Mr. Iglesias was the International Business Manager at CANTV/Movilnet (the Venezuelan biggest telecommunications services provider). He held this position between January 2003 and July 2008, while the company was under the control of Verizon. Previous to his position in Cantv/Movilnet Mr. Iglesias was Executive Vice President and responsible of the Latin America marketing division of American Internet Communications (August 1998 – December 2002). Leandro Iglesias has developed a carrier for more than 20 years in the telecommunications industry with a particular emphasis in the international long-distance traffic business, submarine cables, satellite communications and international roaming services. He is Electronic Engineer graduate from Universidad Simon Bolivar and graduated from the Management Program at IESA Business School. He also holds an MBA from Universidad Nororiental Gran Mariscal de Ayacucho.

Aside from that provided above, Mr. Iglesias does not hold and has not held over the past five years any other directorships in any company with a class of securities registered pursuant to Section 12 of the Exchange Act or subject to the requirements of Section 15(d) of the Exchange Act or any company registered as an investment company under the Investment Company Act of 1940.

Mr. Iglesias is qualified to serve on our Board of Directors because of his wealth of experience in the telecom industry.

Alvaro Quintana Cardona

Alvaro Quintana has developed a carrier of more than twenty years of experience in the telecommunication industry with particular focus on regulatory affairs, strategic planning, value added services and international interconnection agreements. Before joining Etelix in year 2013 as Chief Operation Officer and Chief Financial Officer, Mr. Quintana acted between June 2004 and May 2013 as Interconnection and Value-Added Services Manager at Digitel (a mobile service provider in Venezuela, formerly a Telecom Italia Mobile subsidiary). He holds a Bachelor Degree in Business Administration and a Specialist Degree in Economics, both from the Universidad Catolica Andres Bello. He also holds a Master in Telecommunications from the EOI Business School in Spain.

Aside from that provided above, Mr. Cardona does not hold and has not held over the past five years any other directorships in any company with a class of securities registered pursuant to Section 12 of the Exchange Act or subject to the requirements of Section 15(d) of the Exchange Act or any company registered as an investment company under the Investment Company Act of 1940.

Mr. Quintana is qualified to serve on our Board of Directors because of his wealth of experience in the telecom industry.

Juan Carlos Lopez Silva

Juan Carlos Lopez Silva is an Engineer graduated from Universidad de Los Andes, with a Master degree in Project Management from the Pontificia Universidad Javeriana; and MBA from EADA Business School; with more than 20 years of experience in project management, negotiation, business development and management on international companies. Previous to joining Etelix in August 2011 as Chief Commercial Officer, Juan Carlos was International Carrier Relations Manager at Colombia Telecomunicaciones S.A. Esp. a subsidiary of Telefonica of Spain, between September 2003 and June 2011.

Aside from that provided above, Mr. Silva does not hold and has not held over the past five years any other directorships in any company with a class of securities registered pursuant to Section 12 of the Exchange Act or subject to the requirements of Section 15(d) of the Exchange Act or any company registered as an investment company under the Investment Company Act of 1940.

Term of Office

Our Directors are appointed for a one-year term to hold office until the next annual general meeting of our shareholders or until removed from office in accordance with our bylaws. Our officers are appointed by our board of directors and hold office until removed by the board, subject to their respective employment agreements.

Third Party Providers

Securities Legal Counsel:

The Doney Law Firm

4955 S. Durango Dr. Ste. 165 | Las Vegas, NV 89113

Office: (702) 982-5686

Scott@DoneyLawFirm.com

www.doneylawfirm.com

Accounting Firm:

PubCo Reporting Solutions, Inc.

O: 305-396-1415 (USA)

O: 778-819-6838 (CDN)

O: 844-396-1415 (Toll Free)

F: 305-503-9293

E: jason@pubcoreporting.com

www.pubcoreporting.com

Audit Firm:

Irish Popeck

330 Innovation Blvd., Suite 300

State College, PA 16803

Phone: (814) 234-9007

e-Mail: bdeutsch@urishpopeck.com

www.urishpopeck.com

Transfer Agent:

West Coast Stock Transfer, Inc.

721 N. Vulcan Ave. 1st FL

Encinitas, CA 92024

619.664.4780 p | 619.664.4783 d |760.452.4423 f

www.westcoaststocktransfer.com

Significant Employees

We have no significant employees other than our officers and directors.

Family Relationships

There are no family relationships between or among the directors, executive officers or persons nominated or chosen by us to become directors or executive officers.

Involvement in Certain Legal Proceedings

During the past 10 years, none of our current directors, nominees for directors or current executive officers has been involved in any legal proceeding identified in Item 401(f) of Regulation S-K, including:

1. Any petition under the Federal bankruptcy laws or any state insolvency law filed by or against, or a receiver, fiscal agent or similar officer was appointed by a court for the business or property of such person, or any partnership in which he or she was a general partner at or within two years before the time of such filing, or any corporation or business association of which he or she was an executive officer at or within two years before the time of such filing;

2 .Any conviction in a criminal proceeding or being named a subject of a pending criminal proceeding (excluding traffic violations and other minor offenses);

3. Being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining him or her from, or otherwise limiting, the following activities:

i. Acting as a futures commission merchant, introducing broker, commodity trading advisor, commodity pool operator, floor broker, leverage transaction merchant, any other person regulated by the Commodity Futures Trading Commission, or an associated person of any of the foregoing, or as an investment adviser, underwriter, broker or dealer in securities, or as an affiliated person, director or employee of any investment company, bank, savings and loan association or insurance company, or engaging in or continuing any conduct or practice in connection with such activity;

ii. Engaging in any type of business practice; or

iii. Engaging in any activity in connection with the purchase or sale of any security or commodity or in connection with any violation of Federal or State securities laws or Federal commodities laws;

4. Being subject to any order, judgment or decree, not subsequently reversed, suspended or vacated, of any Federal or State authority barring, suspending or otherwise limiting for more than 60 days the right of such person to engage in any type of business regulated by the Commodity Futures Trading Commission, securities, investment, insurance or banking activities, or to be associated with persons engaged in any such activity;

5. Being found by a court of competent jurisdiction in a civil action or by the SEC to have violated any Federal or State securities law, and the judgment in such civil action or finding by the Commission has not been subsequently reversed, suspended, or vacated;

6. Being found by a court of competent jurisdiction in a civil action or by the Commodity Futures Trading Commission to have violated any Federal commodities law, and the judgment in such civil action or finding by the Commodity Futures Trading Commission has not been subsequently reversed, suspended or vacated;

7. Being subject to, or a party to, any Federal or State judicial or administrative order, judgment, decree, or finding, not subsequently reversed, suspended or vacated, relating to an alleged violation of:

i. Any Federal or State securities or commodities law or regulation; or

ii. Any law or regulation respecting financial institutions or insurance companies including, but not limited to, a temporary or permanent injunction, order of disgorgement or restitution, civil money penalty or temporary or permanent cease-and-desist order, or removal or prohibition order; or

iii. Any law or regulation prohibiting mail or wire fraud or fraud in connection with any business entity; or

8. Being subject to, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization (as defined in Section 3(a)(26) of the Exchange Act (15 U.S.C. 78c(a)(26))), any registered entity (as defined in Section 1(a)(29) of the Commodity Exchange Act (7 U.S.C. 1(a)(29))), or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

Director Independence

The Board of Directors reviews the independence of our directors on the basis of standards adopted by the NASDAQ Stock Market (“NASDAQ”). As a part of this review, the Board of Directors considers transactions and relationships between our company, on the one hand, and each director, members of the director’s immediate family, and other entities with which the director is affiliated, on the other hand. The purpose of such a review is to determine which, if any, of such transactions or relationships were inconsistent with a determination that the director is independent under NASDAQ rules. As a result of this review, the Board of Directors has determined that none of our directors is an “independent director” within the meaning of applicable NASDAQ listing standards.

Committees of the Board

Our full board serves the functions that would normally be served by a separately-designated Audit Committee, Nominating Committee, and Compensation Committee. Further, we do not have an audit committee financial expert on the Board.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers and persons who beneficially own more than ten percent of a registered class of the Company’s equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than ten percent beneficial shareholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file. To the best of our knowledge based solely on a review of Forms 3, 4, and 5 (and any amendments thereof) received by us, no persons have failed to file, on a timely basis, the identified reports required by Section 16(a) of the Exchange Act during fiscal year ended December 31, 2019. Following the year end, all of the Form 3s were filed late for incoming management of Etelix.com USA LLC.

Code of Ethics

We do not have a code of ethics but we plan to adopt one this fiscal year.

EXECUTIVE COMPENSATION

The table below summarizes all compensation awarded to, earned by, or paid to our former or current executive officers for the fiscal years ended December 31, 2019 and 2018.

Name and principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	All Other Compensation ($) (1)(2)	Total ($)
Leandro Iglesias President, CEO and Director	2018 2019	27,000 33,000	- -	- -	- -	- -	27,000 33,000
Alvaro Quintana Treasury, Secretary and Director	2018 2019	15,000 26,500	- -	- -	- -	- -	15,000 26,500
Oscar Brito Director	2018 2019	- -	- -	- -	- -	- -	- -
Juan Carlos López Chief Commercial Officer	2018 2019	27,000 26,000	- -	- -	- -	- -	27,000 26,000

Employment Agreements for Management

On November 1, 2020, our board of directors approved amended employments in favor of our Chief Executive Officer, Leandro Iglesias, our Chief Financial Officer, Alvaro Quintana, and our Chief Commercial Officer, Juan Carlos Lopez Silva.

The amended employment agreement in favor of Mr. Iglesias extended the term of employment from 36 months to 60 months. The now five year employment agreement with Mr. Iglesias provides that we will compensate him with a salary of $17,000 monthly and he is eligible for quarterly bonus of 250,000 shares of our common stock. If we do not have the cash available, the agreement provides that Mr. Iglesias may convert his accrued salary/bonus into shares of our common stock or newly created Series A Preferred Stock. For common shares, the amount of accrued salary to be converted into shares must be determined by considering the average price per share of the Company’s common stock on the OTC Markets during the last 10 days and applying a discount of 25%.” For Series A Preferred Shares, the amount of accrued salary to be converted into shares is the per share conversion price for common shares multiplied by ten US Dollars ($10). Mr. Iglesias has a further right to convert any common shares under his control into Series A Preferred shares at any time at a rate of ten (10) common shares for each Series A Preferred share.

The amended employment agreement in favor of Mr. Quintana extended the term of employment from 36 months to 60 months. The now five year employment agreement with Mr. Quintana provides that he is eligible for quarterly bonus of 200,000 shares of our common stock. If we do not have the cash available, the agreement provides that Mr. Quintana may convert his accrued salary/bonus into shares of our common stock or newly created Series A Preferred Stock. For common shares, the amount of accrued salary to be converted into shares must be determined by considering the average price per share of the Company’s common stock on the OTC Markets during the last 10 days and applying a discount of 25%.” For Series A Preferred Shares, the amount of accrued salary to be converted into shares is the per share conversion price for common shares multiplied by ten US Dollars ($10). Mr. Quintana has a further right to convert any common shares under his control into Series A Preferred shares at any time at a rate of ten (10) common shares for each Series A Preferred share.

The amended employment agreement in favor of Mr. Silva extended the term of employment from 36 months to 60 months. Mr. Silva is eligible for quarterly bonuses of 150,000 shares of our common stock. If we do not have the cash available, the agreement provides that Mr. Iglesias may convert his accrued salary/bonus into shares of our common stock at the average price of our common stock during the last 10 days after applying a discount of 25%.

Option Grants

We have not granted any options or stock appreciation rights to our named executive officers or directors since inception. We do not have any stock option plans.

Compensation of Directors

All Directors shall receive reimbursement for reasonable travel expenses incurred to attend Board and committee meetings.

Effective on January 01, 2020 and thereafter, all Directors shall be compensated $3,000 monthly for their service as Directors.

In lieu of the cash compensation set forth above, each Director may elect to receive shares of the Corporation's Common Stock equal to the total cash compensation divided by the average market value of the Company's Common Stock during the last 10 trading days and applying a discount of 10%.

Pension, Retirement or Similar Benefit Plans

There are no arrangements or plans in which we provide pension, retirement or similar benefits to our directors or executive officers. We have no material bonus or profit sharing plans pursuant to which cash or non-cash compensation is or may be paid to our directors or executive officers, except that stock options may be granted at the discretion of the board of directors or a committee thereof.

Compensation Committee

We do not currently have a compensation committee of the board of directors or a committee performing similar functions. The board of directors as a whole participates in the consideration of executive officer and director compensation.

Indebtedness of Directors, Senior Officers, Executive Officers and Other Management

None of our directors or executive officers or any associate or affiliate of our company during the last two fiscal years is or has been indebted to our company by way of guarantee, support agreement, letter of credit or other similar agreement or understanding currently outstanding.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth, as of December 21, 2020, certain information as to shares of our voting stock owned by (i) each person known by us to beneficially own more than 5% of our outstanding voting stock, (ii) each of our directors, and (iii) all of our executive officers and directors as a group.

Unless otherwise indicated below, to our knowledge, all persons listed below have sole voting and investment power with respect to their shares of voting stock, except to the extent authority is shared by spouses under applicable law. Unless otherwise indicated below, each entity or person listed below maintains an address of 300 Aragon Avenue, Suite 375, Coral Gables, FL 33134.

The number of shares beneficially owned by each stockholder is determined under rules promulgated by the SEC. The information is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting or investment power and any shares as to which the individual or entity has the right to acquire beneficial ownership within 60 days through the exercise of any stock option, warrant or other right. The inclusion in the following table of those shares, however, does not constitute an admission that the named stockholder is a direct or indirect beneficial owner.

	Common Stock
Name and Address of Beneficial Owner	Number of Shares Owned (1)	Percent of Class (2)
Leandro Iglesias	10,936,682	10.80%
Juan Carlos Lopez Silva	2,111,471	2.08%
Alvaro Quintana Cardona	3,441,258	3.40%
All Directors and Executive Officers as a Group (3 persons)	16,489,411	16.28%
5% Holders

(1) Unless otherwise indicated, each person or entity named in the table has sole voting power and investment power (or shares that power with that person’s spouse) with respect to all shares of voting stock listed as owned by that person or entity.

(2) Pursuant to Rules 13d-3 and 13d-5 of the Exchange Act, beneficial ownership includes any shares as to which a shareholder has sole or shared voting power or investment power, and also any shares which the shareholder has the right to acquire within 60 days, including upon exercise of common shares purchase options or warrants. The percent of class is based on 101,295,239 voting shares as of December 21, 2020.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Other than described below or the transactions described under the heading “Executive Compensation” (or with respect to which such information is omitted in accordance with SEC regulations), there have not been, and there is not currently proposed, any transaction or series of similar transactions to which we were or will be a participant in which the amount involved exceeded or will exceed the lesser of $120,000 or one percent of the average of our total assets at year-end for the last two completed fiscal years, and in which any director, executive officer, holder of 5% or more of any class of our capital stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest.

Due from related party

During the year ended December 31, 2019, the Company loaned $129,387 to a related party and collected $73,947.

As of December 31, 2019 and 2018, the Company had due from related parties of $316,860. The loans are unsecured, non-interest bearing and due on demand. This correspond to: (1) loan to employee of $106; (2) loan to Metrospaces, Inc. of $3,000; (3) loan to our Director Oscar Brito of $34,234; and (4) loan to subsidiary Etelix.com USA LLC of $279,520.

Due to related parties

During the year ended December 31, 2019 and 2018, the Company borrowed $46,438 and $800 from CEO of the Company and repaid $38,400 and $850, respectively.

As of December 31, 2019 and 2018, the Company had due to related parties of $34,631 and $23,193, respectively. The loans are unsecured, non-interest bearing and due on demand. From the $34,631 the Company owns $8,038 to CEO and $26.593 to former Director Pat Gosselin.

Debt forgiveness

During the year ended December 31, 2019 and 2018, the Company recorded debt forgiveness of $406,080 and $45,200 as additional paid in capital.

ADDITIONAL INFORMATION

This Offering Circular does not purport to restate all of the relevant provisions of the documents referred to or pertinent to the matters discussed herein, all of which must be read for a complete description of the terms relating to an investment in us. Such documents are available for inspection during regular business hours at our office by appointment, and upon written request, copies of documents not annexed to this Offering Circular will be provided to prospective investors. Each prospective investor is invited to ask questions of, and receive answers from, our representatives. Each prospective investor is invited to obtain such information concerning us and this offering, to the extent we possess the same or can acquire it without unreasonable effort or expense, as such prospective investor deems necessary to verify the accuracy of the information referred to into their Offering Circular. Arrangements to ask such questions or obtain such information should be made by contacting Leandro Iglesias - CEO at our executive offices. The telephone number is (954) 951-8191. We reserve the right, however, in our sole discretion, to condition access to information that management deems proprietary in nature, on the execution by each prospective investor of appropriate confidentiality agreements prior to having access to such information.

The offering of the common stock is made solely by this Offering Circular and the exhibits hereto. The prospective investors have a right to inquire about and request and receive any additional information they may deem appropriate or necessary to further evaluate this offering and to make an investment decision. Our representatives may prepare written responses to such inquiries or requests if the information requested is available. The use of any documents other than those prepared and expressly authorized by us in connection with this offering is not permitted, and should not be relied upon by any prospective investor.

ONLY INFORMATION OR REPRESENTATIONS CONTAINED HEREIN MAY BE RELIED UPON AS HAVING BEEN AUTHORIZED BY US. NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS OFFERING CIRCULAR IN CONNECTION WITH THE OFFER BEING MADE HEREBY, AND IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY US. INVESTORS ARE CAUTIONED NOT TO RELY UPON ANY INFORMATION NOT EXPRESSLY SET FORTH IN THIS OFFERING CIRCULAR. THE INFORMATION PRESENTED IS AS OF THE DATE ON THE COVER HEREOF UNLESS ANOTHER DATE IS SPECIFIED, AND NEITHER THE DELIVERY OF THIS OFFERING CIRCULAR NOR ANY SALE HEREUNDER SHALL CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE INFORMATION PRESENTED SUBSEQUENT TO SUCH DATES(S).

FINANCIAL STATEMENTS AND EXHIBITS

IQSTEL INC.

IQSTEL INC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and

Board of Directors of iQSTEL Inc.

Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated balance sheets of iQSTEL Inc.(the “Company”) as of December 31, 2019 and 2018, the related consolidated statements of operations, stockholder’s equity (deficit), and cash flows for each of the years in the two-year period ended December 31, 2019, and the related notes (collectively referred to as the “financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of its operations and its cash flows for each of the two years in the period ended December 31, 2019, in conformity with accounting principles generally accepted in the United States of America.

Basis of Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to fraud or error. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

Substantial Doubt About the Company’s Ability to Continue as a Going Concern

As discussed in Note 3 to the consolidated financial statements, the Company’s working capital deficiency and lack of an established source of revenues raises substantial doubt about its ability to continue as a going concern for one year from the issuance of these consolidated financial statements. Management’s plans are also described in Note 3. The consolidated financial statements do not include adjustments that might result from the outcome of this uncertainty.

/s/ Boyle CPA, LLC

We have served as the Company’s auditor since 2017

Bayville, NJ

April 13, 2020

iQSTEL INC

Consolidated Balance Sheets

	December 31,	December 31,
	2019	2018
ASSETS
Current Assets
Cash and cash equivalents	$270,503	$4,570
Accounts receivable, net	2,759,164	1,825,854
Due from related parties	316,860	258,020
Prepaid and other current assets	91,970	17,503
Total Current Assets	3,438,497	2,105,947

Property and equipment, net	287,970	285,107
Goodwill	1,455,960	-
Deferred tax assets	420,519	-
TOTAL ASSETS	$5,602,946	$2,391,054

LIABILITIES AND SHAREHOLDERS' DEFICIT
Current Liabilities
Accounts payable	2,291,921	1,390,130
Due to related parties	34,631	23,193
Loans payable	89,671	194,557
Loans payable - related parties	1,885,708	90,787
Current portion of convertible notes - net of discount of $597,653 and $158,696	1,251,096	63,205
Other current liabilities	848,484	436,762
Derivative liabilities	4,744,134	1,790,067
Total Current Liabilities	11,145,645	3,988,701

Convertible notes - net of discount of $48,558 and $0	11,442	-
Loan payable	178,021	-
Employee benefits, non-current	38,253	-
TOTAL LIABILITIES	11,373,361	3,988,701

Shareholders' Deficit
Common stock: 100,000,000 authorized; $0.001 par value; 18,008,591 and 15,022,650 shares issued and outstanding, respectively	18,008	15,023
Additional paid in capital	3,240,528	1,054,718
Accumulated deficit	(8,125,257)	(2,667,388)
Accumulated other comprehensive income	(181)	-
Deficit Attributed to Shareholders of iQSTEL Inc.	(4,866,902)	(1,597,647)
Deficit Attributable to Noncontrolling interests	(903,513)	-
Total Shareholders' Deficit	(5,770,415)	(1,597,647)

TOTAL LIABILITIES AND SHAREHOLDERS' DEFICIT	$5,602,946	$2,391,054

The accompanying notes are an integral part of these consolidated financial statements.

iQSTEL INC

Consolidated Statements of Operations

	Year Ended
	December 31,
	2019	2018
Revenues	$18,031,548	$13,775,361
Cost of goods sold	17,250,623	12,582,955
Gross profit	780,925	1,192,406

Operating Expenses
General and administration	1,449,624	1,220,301
Total operating expenses	1,449,624	1,220,301

Operating loss	(668,699)	(27,895)

Other income (expense)
Other income	2,631	11,642
Other expenses	(10,891)	(41,498)
Interest expense	(2,653,996)	(460,185)
Change in fair value of derivative liabilities	(2,111,783)	(1,588,567)
Gain on settlement of debt	-	2,342
Total other expense	(4,774,039)	(2,076,266)

Net loss before provision for income taxes	(5,442,738)	(2,104,161)
Income taxes	-	-
Net loss	(5,442,738)	(2,104,161)
Less: Net income (loss) attributable to noncontrolling interests	15,131	-
Net Loss Attributed to Shareholders of iQSTEL Inc.	$(5,457,869)	$(2,104,161)

Comprehensive loss
Net loss	$(5,442,738)	$(2,104,161)
Foreign currency adjustment	(354)	-
Total Comprehensive loss	$(5,443,092)	$(2,104,161)
Less: Comprehensive income attributable to noncontrolling interests	14,958	-
Net Comprehensive Loss Attributed to Shareholders of iQSTEL Inc.	$(5,458,050)	$(2,104,161)

Basic and dilutive loss per common share	$(0.35)	$(0.15)
Weighted average number of common shares outstanding	15,684,477	13,721,304

The accompanying notes are an integral part of these consolidated financial statements.

iQSTEL INC

Consolidated Statements of Changes in Stockholders’ Equity (Deficit)

For the years ended December 31, 2019 and 2018

						Accumulated
			Additional			Other		Non	Total
	Common Stock		Paid in	Subscription	Accumulated	Comprehensive		Control	Shareholders'
	Shares	Amount	Capital	Receivable	Deficit	Loss	Total	Interest	Deficit
Balance - December 31, 2017	11,085,965	$ 11,086	$ 737,429	$ -	$ (563,227)	$ -	$ 185,288	$ -	$ 185,288

Common stock issued	2,665,910	2,666	132,134	-	-	-	134,800	-	134,800
Debt forgiveness	-	-	45,200	-	-	-	45,200	-	45,200
Recapitalization	1,175,724	1,176	(77,450)	(8,750)	-	-	-85,024	-	-85,024
Subscription received	-	-	-	8,750	-	-	8,750	-	8,750
Common stock issued for services	95,051	95	187,405	-	-	-	187,500	-	187,500
Capital contribution	-	-	30,000	-	-	-	30,000	-	30,000
Net loss	-	-	-	-	(2,104,161)	-	(2,104,161)	-	(2,104,161)
Balance - December 31, 2018	15,022,650	$ 15,023	$ 1,054,718	$ -	$ (2,667,388)	$ -	$ (1,597,647)	$ -	$ (1,597,647)

Common stock issued for acquisition	343,512	344	449,656	-	-	-	450,000	(918,471)	(468,471)
Capital Contribution	-	-	10,000	-	-	-	10,000	-	10,000
Common stock issued in conjunction with convertible notes	661,216	661	817,238	-	-	-	817,899	-	817,899
Common stock issued for conversion of debt	1,169,723	1,169	32,581	-	-	-	33,750	-	33,750
Common stock issued for exercised cashless warrant	811,490	811	(811)	-	-	-	-	-	-
Debt forgiveness	-	-	406,080	-	-	-	406,080	-	406,080
Resolution of derivative liabilities	-	-	471,066	-	-	-	471,066	-	471,066
Foreign currency translation adjustments	-	-	-	-	-	(181)	(181)	(173)	(354)
Net loss	-	-	-	-	(5,457,869)	-	(5,457,869)	15,131	(5,442,738)
Balance - December 31, 2019	18,008,591	$ 18,008	$ 3,240,528	$ -	$ (8,125,257)	$ (181)	$ (4,866,902)	$ (903,513)	(5,770,415)

The accompanying notes are an integral part of these consolidated financial statements.

iQSTEL INC

Consolidated Statements of Cash Flows

	Year Ended
	December 31,
	2019	2018
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(5,442,738)	$(2,104,161)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock based compensation	-	187,500
Allowance for doubtful accounts	-	313,414
Depreciation and amortization	41,737	20,350
Amortization of debt discount	1,939,687	55,054
Change in fair value of derivative liabilities	2,111,783	1,588,567
Gain on settlement of debt	-	(2,342)
Prepayment and Default penalty	-	8,151
Changes in operating assets and liabilities:
Accounts receivable	522,360	(1,039,735)
Other current assets	27,075	115,073
Due from related party	-	(258,020)
Accounts payable	(571,974)	585,417
Other current liabilities	128,043	174,181
Deferred tax asset	-	-
Inter-co	-	-
Net cash used in operating activities	(1,244,027)	(356,551)

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of subsidiary	239,516	-
Purchase of fixed assets	(32,007)	(426)
Payment of loan receivable - related party	(129,387)	-
Collection from loan receivable - related party	73,947	-
Net cash provided by (used in) investing activities	152,069	(426)

CASH FLOWS FROM FINANCING ACTIVITIES:
Bank overdraft	(82)	82
Proceeds from loans payable	424,960	796,864
Repayments of loans payable	(527,239)	(830,265)
Proceeds from loans payable - related parties	46,438	800
Repayment of loans payable - related parties	(38,400)	(850)
Contribution	10,000	30,000
Due to related parties	-	(3,400)
Common stock issued	-	134,800
Subscription receivable	-	8,750
Proceeds from convertible notes	2,266,250	201,500
Repayment of convertible notes	(824,401)	-
Net cash provided by financing activities	1,357,526	338,281

Effect of exchange rate changes on cash	365	-

Net change in cash and cash equivalents	265,933	(18,696)
Cash and cash equivalents, beginning of period	4,570	23,266
Cash and cash equivalents, end of period	$270,503	$4,570

Supplemental cash flow information
Cash paid for interest	$678,663		$392,074
Cash paid for taxes	$-		$-

Non-cash transactions:
Derivative liabilities recognized as debt discount	$1,313,350		$201,500
Related party debt forgiveness	$-		$45,200
Common stock issued in conjunction with convertible notes	$817,900		$-
Common stock issued for conversion of debt	$33,750		$-
Common stock issued for cashless warrant exercised	$39,760		$-
Resolution of derivative liabilities	$430,495		$-
Debt forgiveness	$406,080	$

The accompanying notes are an integral part of these consolidated financial statements.

iQSTEL INC

Notes to the Consolidated Financial Statements

December 31, 2019 and 2018

NOTE 1 -ORGANIZATION AND DESCRIPTION OF BUSINESS

Organization and Operations

iQSTEL Inc. (“iQSTEL”, “we”, “us”, or the “Company”) was incorporated under the laws of the State of Nevada on June 24, 2011 under the name of B-Maven Inc. The Company changed its name to PureSnax International, Inc. on September 18, 2015; and more recently it changed its name to iQSTEL Inc. on August 7, 2018.

The Company has been engaged in the business of telecommunication services as a wholesale carrier of voice and data for other telecom companies around the World with more than 200 active interconnection agreements with mobile companies, fix line companies and other wholesale carriers.

Stock split. Effective May 9, 2018, we effected a 1 for 19,152 reverse stock split of our issued and outstanding common stock (the “Reverse Stock Split”). All references to shares of our common stock in this report on Form 10-K refers to the number of shares of common stock after giving effect to the Reverse Stock Split (unless otherwise indicated).

Membership Interest Purchase Agreements and Reorganization

On June 25, 2018 (the “Effective Date”), iQSTEL entered into a membership purchase agreement with Etelix.com USA, LLC (“Etelix”) and became a 100% subsidiary of iQSTEL.

Pursuant to the terms of the membership interest purchase agreement, iQSTEL issued 13,751,875 shares of its unregistered common stock to the members of Etelix in exchange for their memberships interests in Etelix and as a result of the Purchase Agreements, Etelix became a wholly owned subsidiary of iQSTEL.

The Company entered into certain ancillary agreements (the “Ancillary Agreements”) noted in the Purchase Agreement, consisting of three Conversion Agreements the Company executed with Carmen Cabell, Patrick Gosselin and Mark Engler. The Conversion Agreements converted a portion of the Series A Preferred Stock held by these shareholders into shares of the Company’s common stock, and canceled the balance of the Series A Preferred Stock held by these shareholders. Following the execution of the Conversion Agreements, Mr. Gosselin owned 250,032 shares of common stock and no shares of preferred stock in the Company; Mr. Cabell owned 250,080 shares of common stock and no shares of preferred stock in the Company; and Mr. Engler owned 250,032 shares of common stock and no shares of preferred stock in the Company.

Recapitalization

For financial accounting purposes, this transaction was treated as a reverse acquisition by Etelix, and resulted in a recapitalization with Etelix being the accounting acquirer and iQSTEL as the acquired company. The consummation of this reverse acquisition resulted in a change of control. Accordingly, the historical financial statements prior to the acquisition are those of the accounting acquirer, Etelix and have been prepared to give retroactive effect to the reverse acquisition completed on June 25, 2018, and represent the operations of Etelix. The consolidated financial statements after the acquisition date, June 25, 2018 include the balance sheets of both companies at historical cost, the historical results of Etelix and the results of the Company from the acquisition date. All share and per share information in the accompanying consolidated financial statements and footnotes has been retroactively restated to reflect the recapitalization.

Acquisition

On April 1, 2019, the Company entered into a Company Purchase Agreement (the “Purchase Agreement”) by and between the Company and the Ralf Kohler (the “Seller”), which agreement provides for the purchase of 51% of the equity and certain assets of SwissLink Carrier AG (“SwissLink”) (www.swisslink-carrier.com), a Swiss corporation, by the Company.

The consideration for the acquisition consists of $500,000 USD, payable as follows:

iQSTEL INC

Notes to the Consolidated Financial Statements

December 31, 2019 and 2018

NOTE 1 -ORGANIZATION AND DESCRIPTION OF BUSINESS (CONTINUED)

•$50,000 USD shall be paid in cash upon execution of the Purchase Agreement; and

•The balance of $450,000 USD shall be paid at Closing in the form of 187,500 shares of common stock in the Company based upon an agreed upon price of $2.40 per share. Additional shares may be payable at Closing, if the Company’s stock is valued at less than $2.40 per share, to account for the full $450,000 USD.

On August 7, 2019, having completed all conditions under the Purchase Agreement, the Company closed the transaction with Seller, and paid $50,000 and issued a total of 343,512 shares of common stock at $1.31 per share to the Seller for the 51% equity interest and certain assets in SwissLink, including 51% of the loan in SwissLink.

The payment for the acquisition of SwissLink Carrier AG, was agreed to be done with $50,000 in cash and the balance of $450,000 in common shares of iQSTEL with an initial price per share of $2.40; giving us a number of 187,500 shares ($450,000 / 2.40 $ per shares = 187,500 shares) to be issue; but the purchase agreement included a clause to adjust the number of shares to be ultimately issued if the price of the shares was less than $2.40 at the closing date. Since at the closing date the price of the shares was $1.31 the total shares to be issued to the Seller should be 343,512, and this was the total shares finally issue to the Seller.

SwissLink Carrier AG is a provider of international telephone traffic around the globe, which trades international VoIP (voice over IP) telephone minutes through its Software Management platform named VAMP.

NOTE 2 -SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The consolidated financial statements and related disclosures have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”). The financial statements have been prepared in accordance with Generally Accepted Accounting Principles (“GAAP”) of the United States. The Company’s fiscal year end is December 31.

Consolidation Policy

For December 31, 2018, the consolidated financial statements of the Company include the accounts of the Company and its wholly owned subsidiaries, Etelix.com USA, LLC and SwissLink Carrier AG. All significant intercompany balances and transactions have been eliminated in consolidation. Prior to June 25, 2018, the financial statements presented are those of Etelix.

Use of Estimates

The preparation of the consolidated financial statements in conformity with GAAP in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. The estimates and judgments will also affect the reported amounts for certain revenues and expenses during the reporting period. Actual results could differ from these good faith estimates and judgments.

Business Combinations

In accordance with ASC 805-10, “Business Combinations”, the Company accounts for all business combinations using the acquisition method of accounting. Under this method, assets and liabilities, including any remaining non-controlling interests, are recognized at fair value at the date of acquisition. The excess of the purchase price over the fair value of assets acquired, net of liabilities assumed, and non-controlling interests is recognized as goodwill. Certain adjustments to the assessed fair values of the assets, liabilities, or non-controlling interests made subsequent to the acquisition date, but within the measurement period, which is up to one year, are recorded as adjustments to goodwill. Any adjustments subsequent to the measurement period are recorded in income. Any cost or equity method interest that the Company holds in the acquired company prior to the acquisition is re-measured to fair value at acquisition with a resulting gain or loss recognized in income for the difference between fair value and the existing book value. Results of operations of the acquired entity are included in the Company’s results from the date of the acquisition onward and include amortization expense arising from acquired tangible and intangible assets.

iQSTEL INC

Notes to the Consolidated Financial Statements

December 31, 2019 and 2018

NOTE 2 -SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Foreign Currency Translation and Re-measurement

The Company translates its foreign operations to U.S. dollar in accordance with ASC 830, “Foreign Currency Matters”.

The Company’s and Etelix’s functional currency and reporting currency is the U.S. dollar, SwissLink’s functional currency is the Swiss Franc (“CHF”).

The Company’s subsidiaries, whose functional currency is not the U.S. dollar, translate their records into U.S. dollar as follows:

•Assets and liabilities at the rate of exchange in effect at the balance sheet date

•Equities at historical rate

•Revenue and expense items at the average rate of exchange prevailing during the period

Adjustments arising from such translations are included in accumulated other comprehensive income in shareholders’ equity.

	December 31,		December 31,
	2019		2018
Spot CHF: USD exchange rate	$1.0333	$	N/A
Average CHF: USD exchange rate	$1.0122	$	N/A

Cash and Cash Equivalents

Cash and cash equivalents include cash in banks, money market funds, and certificates of term deposits with maturities of less than three months from inception, which are readily convertible to known amounts of cash and which, in the opinion of management, are subject to an insignificant risk of loss in value.

Accounts Receivable and Allowance for Uncollectible Accounts

Substantially all of the Company’s accounts receivable balance is related to trade receivables. Trade accounts receivable are recorded at the invoiced amount and do not bear interest. The allowance for doubtful accounts is the Company’s best estimate of the amount of probable credit losses in its existing accounts receivable. The Company reviews its allowance for doubtful accounts daily, past due balances over 60 days and a specified amount are reviewed individually for collectability. Account balances are charged off after all means of collection have been exhausted and the potential for recovery is considered remote. As of December 31, 2019 and 2018, the Company had $0 and $313,414, respectively, in valuation allowance for doubtful accounts for the Company’s accounts receivable.

Long-Lived Assets

Long-lived assets are evaluated for impairment whenever events or changes in business circumstances indicate that the carrying amount of the assets may not be fully recoverable or that the useful lives of these assets are no longer appropriate. Each impairment test is based on a comparison of the undiscounted future cash flows to the recorded value of the asset. If impairment is indicated, the asset is written down to its estimated fair value.

Fixed Assets

Fixed assets, consisting of telecommuting equipment and software, is recorded at cost reduced by accumulated depreciation and amortization. Depreciation and amortization expense is recognized over the assets’ estimated useful lives of 3 years for computers and laptops, 5 years for telecommunications equipment and switches; and 5 years for software using the straight-line method. Major additions and improvements are capitalized as additions to the property and equipment accounts, while replacements, maintenance and repairs that do not improve or extend the life of the respective assets, are expensed as incurred. Estimated useful lives are periodically reviewed and, when appropriate, changes are made prospectively. When certain events or changes in operating conditions occur, asset lives may be adjusted and an impairment assessment may be performed on the recoverability of the carrying amounts.

iQSTEL INC

Notes to the Consolidated Financial Statements

December 31, 2019 and 2018

NOTE 2 -SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Impairment of tangible and intangible assets

Tangible and intangible assets (excluding goodwill) are assessed at each reporting date for indications that an asset may be impaired. If any such indication exists, or when annual impairment testing for an asset is required, the Company makes an estimate of the asset's recoverable amount. The asset's recoverable amount is the higher of an asset's or cash-generating unit's fair value less costs of disposal and its value in use and is determined for an individual asset, unless the asset does not generate cash inflows that are largely independent of those from other assets or groups of assets. Where the carrying amount of an asset or a group of assets exceeds its recoverable amount, the asset is considered impaired and is written down to its recoverable amount. In assessing value in use, the estimated future cash flows are discounted to their present value using a pre-tax discount rate that reflects current market assessments of the time value of money and the risks specific to the asset or the group of assets.

An assessment is made at each reporting date as to whether there is any indication that previously recognized impairment losses may no longer exist or may have decreased. If such indication exists, the recoverable amount is estimated. A previously recognized impairment loss is reversed only if there has been a change in the estimates used to determine the asset's recoverable amount since the last impairment loss was recognized. If that is the case the carrying amount of the asset is increased to its recoverable amount. That increased amount cannot exceed the carrying amount that would have been determined, net of depreciation, had no impairment loss been recognized for the asset in prior years. Such reversal is recognized in profit or loss. After such a reversal the depreciation charge is adjusted in future periods to allocate the asset's revised carrying amount, less any residual value, on a systematic basis over its remaining useful life.

Goodwill

We allocate goodwill to reporting units based on the reporting unit expected to benefit from the business combination. We evaluate our reporting units on an annual basis and, if necessary, reassign goodwill using a relative fair value allocation approach. Goodwill is tested for impairment at the reporting unit level (operating segment or one level below an operating segment) on an annual basis and between annual tests if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying value. These events or circumstances could include a significant change in the business climate, legal factors, operating performance indicators, competition, or sale or disposition of a significant portion of a reporting unit.

Application of the goodwill impairment test requires judgment, including the identification of reporting units, assignment of assets and liabilities to reporting units, assignment of goodwill to reporting units, and determination of the fair value of each reporting unit. The fair value of each reporting unit is estimated primarily through the use of a discounted cash flow methodology. This analysis requires significant judgments, including estimation of future cash flows, which is dependent on internal forecasts, estimation of the long-term rate of growth for our business, estimation of the useful life over which cash flows will occur, and determination of our weighted average cost of capital.

The estimates used to calculate the fair value of a reporting unit change from year to year based on operating results, market conditions, and other factors. Changes in these estimates and assumptions could materially affect the determination of fair value and goodwill impairment for each reporting unit.

Retirement Benefit Costs

Payments to defined contribution retirement benefit schemes are charged as an expense as they fall due. Payments made to state-managed retirement benefit schemes are dealt with as payments to defined contribution schemes where the Company’s obligations under the schemes are equivalent to those arising in a defined contribution retirement benefit scheme.

For defined benefit schemes, the cost of providing benefits is determined using the Projected Unit Credit Method, with actuarial valuations being carried out at each balance sheet date. Actuarial gains and losses are recognized in full in the period in which they occur. They are recognized outside the income statement and are presented in other comprehensive income. Past service cost is recognized immediately in the income statement in the period in which it occurs.

The retirement benefit obligation recognized in the balance sheet represents the present value of the defined obligation as adjusted for unrecognized past service cost, and as reduced by the fair value of the scheme assets. Any asset resulting from this calculation is limited to past service cost, plus the present value of available refunds and reductions in future contributions to the scheme.

iQSTEL INC

Notes to the Consolidated Financial Statements

December 31, 2019 and 2018

NOTE 2 -SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Net Income (Loss) Per Share of Common Stock

The Company has adopted ASC 260, ”Earnings per Share” which requires presentation of basic earnings per share on the face of the statements of operations for all entities with complex capital structures and requires a reconciliation of the numerator and denominator of the basic earnings per share computation. In the accompanying financial statements, basic loss per share is computed by dividing net loss by the weighted average number of shares of common stock outstanding during the year. Diluted earnings per share is computed by dividing net income by the weighted average number of shares of common stock and potentially dilutive outstanding shares of common stock during the period to reflect the potential dilution that could occur from common shares issuable through contingent share arrangements, stock options and warrants unless the result would be antidilutive. There were no potentially dilutive shares of common stock outstanding for the years ended December 31, 2019 and 2018.

Concentrations of Credit Risk

The Company’s financial instruments that are exposed to concentrations of credit risk primarily consist of its cash and cash equivalents and related party payables that it will likely incur in the near future. The Company places its cash and cash equivalents with financial institutions of high creditworthiness. At times, its cash and cash equivalents with a particular financial institution may exceed any applicable government insurance limits.

During the year ended December 31, 2019 and 2018, 8 customers represented 70% of our revenues and 7 customers represented 71% of our revenues, respectively.

Financial Instruments

The Company follows ASC 820, “Fair Value Measurements and Disclosures,” which defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC 820 also establishes a fair value hierarchy that distinguishes between (1) market participant assumptions developed based on market data obtained from independent sources (observable inputs) and (2) an entity’s own assumptions about market participant assumptions developed based on the best information available in the circumstances (unobservable inputs). The fair value hierarchy consists of three broad levels, which gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). The three levels of the fair value hierarchy are described below:

Level 1

Level 1 applies to assets or liabilities for which there are quoted prices in active markets for identical assets or liabilities.

Level 2

Level 2 applies to assets or liabilities for which there are inputs other than quoted prices that are observable for the asset or liability such as quoted prices for similar assets or liabilities in active markets; quoted prices for identical assets or liabilities in markets with insufficient volume or infrequent transactions (less active markets); or model-derived valuations in which significant inputs are observable or can be derived principally from, or corroborated by, observable market data.

Level 3

Level 3 applies to assets or liabilities for which there are unobservable inputs to the valuation methodology that are significant to the measurement of the fair value of the assets or liabilities.

The carrying values of our financial instruments, including, cash and cash equivalents; accounts receivable; prepaid expenses; accounts payable and other payable and due to related parties approximate their fair values due to the short-term maturities of these financial instruments.

iQSTEL INC

Notes to the Consolidated Financial Statements

December 31, 2019 and 2018

NOTE 2 -SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Transactions involving related parties cannot be presumed to be carried out on an arm’s-length basis, as the requisite conditions of competitive, free-market dealings may not exist. Representations about transactions with related parties, if made, shall not imply that the related party transactions were consummated on terms equivalent to those that prevail in arm’s-length transactions unless such representations can be substantiated. It is not, however, practical to determine the fair value of amounts due to related party’s due to their related party nature.

Derivative Financial Instruments

The Company does not use derivative instruments to hedge exposures to cash flow, market or foreign currency risks. We evaluate all of our financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value and is then re-valued at each reporting date, with changes in the fair value reported in the statements of operations. For stock-based derivative financial instruments, the Company used a Black Scholes valuation model to value the derivative instruments at inception and on subsequent valuation dates. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative liabilities are classified in the balance sheet as current or non-current based on whether or not net-cash settlement or conversion of the instrument could be required within 12 months of the balance sheet date.

Income Taxes

The Company uses the liability method of accounting for income taxes. Under the liability method, deferred tax assets and liabilities are determined based on differences between financial reporting and the tax basis of assets, liabilities, the carry forward of operating losses and tax credits, and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. An allowance against deferred tax assets is recorded when it is more likely than not that such tax benefits will not be realized.

Related Parties

The Company follows ASC 850, “Related Party Disclosures,” for the identification of related parties and disclosure of related party transactions (see Note 12).

Revenue Recognition

The Company recognizes revenue from the sale of products in accordance with ASC 606, “Revenue from Contracts with Customers.” The Company recognizes revenue only when all of the following criteria have been met:

•Identify the contract(s) with a customer

•Identify the performance obligations in the contract

•Determine the transaction price.

•Allocate the transaction price to the performance obligations in the contract.

•Recognize revenue when (or as) the entity satisfies a performance obligation.

The Company recognizes revenue related to monthly usage charges and other recurring charges during the period in which the telecommunication services are rendered. Provided that persuasive evidence of a sales arrangement existed, and collection was reasonably assured. Persuasive evidence of a sales arrangement existed upon execution of a written interconnection agreement. The Company’s payment terms vary by clients.

Cost of revenue

Costs of revenue represent direct charges from vendors that the Company incurs to deliver services to its customers. These costs primarily consist of usage charges for calls terminated in vendor’s network.

iQSTEL INC

Notes to the Consolidated Financial Statements

December 31, 2019 and 2018

NOTE 2 -SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Lease

The office lease meets the definition of a short-term lease because the lease term is 12 months or less. Consequently, consistent with Company’s accounting policy election, the Company does not recognize the right-of-use asset and the lease liability arising from this lease.

Reclassifications

Certain prior year amounts have been reclassified to conform with the current year presentation.

Recent Accounting Pronouncements

Management has considered all recent accounting pronouncements issued since the last audit of our financial statements. The Company’s management believes that these recent pronouncements will not have a material effect on the Company’s financial statements.

NOTE 3 - GOING CONCERN

The Company's consolidated financial statements are prepared using accounting principles generally accepted in the United States of America applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. The Company has a working capital deficiency and it does not have an established source of revenues sufficient to cover its operating costs and to allow it to continue as a going concern. In addition, as of December 31, 2019, the Company had a net loss of $5,442,738. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern for a period of one year from the issuance of these financial statements. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

The ability of the Company to continue as a going concern is dependent upon its ability to successfully accomplish its business plan and eventually attain profitable operations.

During the next year, the Company's foreseeable cash requirements will relate to continual development of the operations of its business, maintaining its good standing and marketing expenses. The Company may experience a cash shortfall and be required to raise additional capital.

Historically, the Company has relied upon funds from its stockholders. Management may raise additional capital through future public or private offerings of the Company's stock or through loans from private investors, although there can be no assurance that it will be able to obtain such financing. The Company's failure to do so could have a material and adverse effect upon its operations and its stockholders.

NOTE 4 - ACQUISTION

On April 1, 2019, iQSTEL Inc. (the “Company”) entered into a Company Purchase Agreement (the “Purchase Agreement”) by and between the Company and the Ralf Kohler (the “Seller”), which agreement provides for the purchase of 51% of the equity and certain assets of SwissLink Carrier AG (“SwissLink”) (www.swisslink-carrier.com), a Swiss corporation, by the Company for a consideration of $500,000.

On August 7, 2019, having completed all conditions under the Purchase Agreement, the Company closed the transaction with Seller, and paid $50,000 and issued a total of 343,512 shares of common stock at $1.31 per share to the Seller for the 51% equity interest and certain assets in SwissLink, including 51% of the loan in SwissLink.

The following table summarizes the fair value of the consideration paid by the Company and the fair value amounts assigned to the assets acquired on the acquisition date:

iQSTEL INC

Notes to the Consolidated Financial Statements

December 31, 2019 and 2018

NOTE 4 – ACQUISTION (CONTINUED)

August 7,
Fair Value of Consideration:	2019
Cash	$50,000
343,512 shares of common stock at $1.31 per share	450,000
Total Purchase Price	$500,000

Swisslink has been included in our consolidated results of operations since their respective acquisition dates.

The following table summarizes the identifiable assets and liabilities assumed upon acquisition of SwissLink and the calculation of goodwill:

Total purchase price	$500,000
Cash	289,516
Accounts receivable, net	1,462,786
Other current assets	101,629
Deferred tax assets	418,932
Property and equipment, net	12,070
Total identifiable assets	2,284,933
Accounts payable	(1,479,949)
Other current liabilities	(84,591)
Long term loans	(156,441)
Long term loans – related party	(2,199,907)
Employee benefits	(238,476)
Total liabilities assumed	(4,159,364)
Net assets	(1,874,431)
Non-controlling interest	918,471
Total net assets	(955,960)
Goodwill	$1,455,960

NOTE 5 – PREPAID AND OTHER CURRENT ASSETS

Other prepaid and other current assets at December 31, 2019 and 2018 consisted of the following:

	December 31,	December 31,
	2019	2018
Advance payment to suppliers	$6,600	$11,310
Other receivable	78,936	500
Prepaid expenses	5,834	5,093
Tax receivable	600	600
	$91,970	$17,503

iQSTEL INC

Notes to the Consolidated Financial Statements

December 31, 2019 and 2018

NOTE 6 – FIXED ASSETS, NET

Fixed assets, net at December 31, 2019 and 2018 consisted of the following:

	December 31,	December 31,
	2019	2018
Telecommunication equipment	$249,169	$245,686
Telecommunication software	436,124	400,903
Other equipment	8,497	-
Total fixed assets	693,790	646,589
Accumulated depreciation and amortization	(405,820)	(361,482)
Total Fixed assets	$287,970	$285,107

Depreciation expense for the year ended December 31, 2019 and 2018 amounted to $41,737 and $20,350, respectively.

NOTE 7 –LOANS PAYABLE

Loans payable at December 31, 2019 and 2018 consisted of the following:

	December 31,	December 31,		Interest
	2019	2018	Term	rate
Complete Business Solutions_3	$-	$80,994	Note was issued on April 13, 2018 and due on March 9, 2019	33.3%
Green Capital Funding_2	-	89	Note was issued on October 1, 2018 and due on February 27, 2019	31.5%
Unique Funding Solutions_2	2,000	9,000	Note was issued on October 12, 2018 and due on January 17, 2019	28.6%
Green Note Capital Partner	-	18,278	Note was issued on October 22, 2018 and due on February 22, 2019	28.6%
Queen Funding LLC	-	17,083	Note was issued on November 29, 2018 and due on March 13, 2019	31.5%
Green Capital Funding_3	-	69,113	Note was issued on December 20, 2018 and due on May 15, 2019	31.5%
YES LENDER LLC	25,500	-	October 17, 2019 and due on March 31, 2020	30%
Complete Business Solutions_8	52,171	-	December 24, 2010 and due on June 09, 2020	26.0%
Nicolas Arvelo	5,000		Note was issued on November 20, 2019 and due on May 20, 2020	12.0%
Martin Mendoza Diaz	5,000		Note was issued on November 20, 2019 and due on May 20, 2020	12.0%
Martus	99,399	-	Note is due on January 3, 2022	5.0%
Swisspeers AG	78,623	-	Note is due on October 4, 2022	7.0%
Total	267,693	194,557
Less: Current portion of loans payable	89,671	194,557
Long-term loans payable	$178,022	$-

iQSTEL INC

Notes to the Consolidated Financial Statements

December 31, 2019 and 2018

NOTE 7 –LOANS PAYABLE (CONTINUED)

Loans payable related parties at December 31, 2019 and 2018 consisted of the following:

	December 31,	December 31,		Interest
	2019	2018	Term	rate
Alonso Van Der Biest	$80,200	$80,200	Note was issued on June 12, 2015 and due on June 11, 2019	16.5%
Alvaro Quintana	10,587	10,587	Note was issue on September 30, 2016 and due on September 29, 2019	0%
49% of Shareholder of Swisslink	1,588,261	-	Note is due on demand	0%
49% of Shareholder of Swisslink	206,660	-	Note is due on demand	5%
Total	1,885,708	90,787
Less: Current portion of loans payable	1,885,708	90,787
Long-term loans payable	$-	$-

During the year ended December 31, 2019 and 2018, the Company borrowed from third parties $424,960 and $796,864 and repaid the principal amount of $527,239 and $830,265, respectively.

During the year ended December 31, 2019 and 2018, the Company recorded interest expense of $207,660 and $392,075, respectively.

NOTE 8 – OTHER CURRENT LIABILITIES

Other current liabilities at December 31, 2019 and 2018 consisted of the following:

	December 31,	December 31,
	2019	2018
Accrued liabilities	$2,700	$361,779
Credit card	4,987	14,647
Accrued interest	365,345	4,905
Salary payable - management	268,231	55,431
Employee benefit	192,288	-
Other current liabilities	14,933	-
	$848,484	$436,762

NOTE 9 - CONVERTIBLE LOANS

At December 31, 2019 and 2018, convertible loans consisted of the following:

	December 31,	December 31,
	2019	2018
Promissory notes – Issued in fiscal year 2018, with variable conversion features	$-	$221,901
Promissory notes – Issued in fiscal year 2019, with variable conversion features	1,908,750	-
Total convertible notes payable	1,908,750	221,901
Less: Unamortized debt discount	(646,211)	(158,696)
Total convertible notes	1,262,539	63,205

Less: current portion of convertible notes	1,251,097	63,205
Long-term convertible notes	$11,442	$-

During the year ended December 31, 2019 and 2018, the Company recorded interest expense of $506,649 and $4,906 and recognized amortization of discount, included in interest expense, of $1,921,734 and $55,054, respectively.

iQSTEL INC

Notes to the Consolidated Financial Statements

December 31, 2019 and 2018

NOTE 9 - CONVERTIBLE LOANS (CONTINUED)

Notes in Default

Certain convertible notes held by the company were in default. During the period ended December 31, 2019, the Company did not maintain the covenant requiring the Company to be current with all financial filings. As a result of the breach, the company recorded a penalty of $8,151 as principal amount.

Conversion

During the year ended December 31, 2019, the Company converted notes with principal amounts and accrued interest of $33,750 into 1,169,723 shares of common stock. The corresponding derivative liability at the date of conversion of $430,495 was settled through additional paid in capital.

Promissory Notes - Issued in fiscal year 2018

During the year ended December 31, 2018, the Company issued a total of $213,750 notes with the following terms:

•Terms ranging from 9 months to 12 months.

•Annual interest rates ranging from of 10% to 12%.

•Convertible at the option of the holders at issuance.

•Conversion prices are typically based on the discounted (50% discount) lowest trading prices of the Company’s shares during various periods prior to conversion.

Certain notes allow the Company to redeem the notes at rates ranging from 130% to 150% depending on the redemption date provided that no redemption is allowed after the 180th day. Likewise, the notes include financing costs totaling to $12,250 and the Company received cash of $201,500.

Promissory Notes - Issued in fiscal year 2019

During the year ended December 31, 2019, the Company issued a total of $2,544,250 in notes with the following terms:

•Terms ranging from 6 months to 3 years.

•Annual interest rates ranging from of 8% to 12%.

•Convertible at the option of the holders at issuance or 180 days from issuance.

•Conversion prices are typically based on the discounted (39% or 0% discount) lowest trading prices of the Company’s shares during various periods prior to conversion.

The convertible notes were also provided with a total of 661,216 common shares and warrant to purchase up to 92,000 shares of common stock at exercise price of $2.5 per share for 3 years.

Certain notes allow the Company to redeem the notes at rates ranging from 110% to 150% depending on the redemption date provided that no redemption is allowed after the 180th day. Likewise, the notes include original issue discount and financing costs totaling $278,000 and the Company received cash of $2,266,250.

Derivative liabilities

The Company determined that the conversion option in the note met the definition of a liability in accordance with ASC Topic No. 815 - 40, Derivatives and Hedging - Contracts in Entity’s Own Stock. The Company will bifurcate the embedded conversion option in the note once the note becomes convertible and account for it as a derivative liability.

iQSTEL INC

Notes to the Consolidated Financial Statements

December 31, 2019 and 2018

NOTE 9 - CONVERTIBLE LOANS (CONTINUED)

The Company valued the conversion features using the Black Scholes valuation model. The fair value of the derivative liability for all the note and warrants that became convertible for the year ended December 31, 2019 amounted to $896,593. $201,500 of the value assigned to the derivative liability was recognized as a debt discount to the notes while the balance of $695,093 was recognized as a “day 1” derivative loss.

The Company valued the conversion features of convertible notes and warrant using the Black Scholes valuation model. The fair value of the derivative liability for all the note and warrant that became convertible for the year ended December 31, 2019 amounted to $4,916,471. $1,313,350 of the value assigned to the derivative liability was recognized as a debt discount to the notes while the balance of $3,603,121 was recognized as a “day 1” derivative loss.

Warrants

A summary of activity during the year ended December 31, 2019 follows:

	Warrants Outstanding
		Weighted Average
	Shares	Exercise Price
Outstanding, December 31, 2018	-	$-
Granted	92,000	2.5
Reset	1,115,038	0.07
Cashless Exercised	(839,695)	-
Forfeited/canceled	-	-
Outstanding, December 31, 2019	367,343	$0.48

The reset feature of warrants associated with the convertible note was effective at the time that a separate convertible note with lower exercise price was issued. As a result of the reset features for warrant, the warrants increased by 1,115,038 and the total warrants exercisable into 1,145,038 shares of common stock at $0.0655 per share. We accounted for the issuance of the warrants as liability and recognize the derivative liability (Note 10).

The following table summarizes information relating to outstanding and exercisable warrants as of December 31, 2019:

Warrants Outstanding			Warrants Exercisable
Number of Shares	Weighted Average Remaining Contractual life (in years)	Weighted Average Exercise Price	Number of Shares	Weighted Average Exercise Price
367,343	4.05	$0.48	367,343	$0.48

The intrinsic value of the warrants as of December 31, 2019 is $0.

iQSTEL INC

Notes to the Consolidated Financial Statements

December 31, 2019 and 2018

NOTE 10 – DERIVATIVE LIABILITY

The Company analyzed the conversion option for derivative accounting consideration under ASC 815, Derivatives and Hedging, and hedging, and determined that the instrument should be classified as a liability since the conversion option becomes effective at issuance resulting in there being no explicit limit to the number of shares to be delivered upon settlement of the above conversion options.

Fair Value Assumptions Used in Accounting for Derivative Liabilities.

ASC 815 requires we assess the fair market value of derivative liability at the end of each reporting period and recognize any change in the fair market value as other income or expense item.

The Company determined our derivative liabilities to be a Level 3 fair value measurement and used the Black-Scholes pricing model to calculate the fair value as of December 31, 2019. The Black-Scholes model requires six basic data inputs: the exercise or strike price, time to expiration, the risk free interest rate, the current stock price, the estimated volatility of the stock price in the future, and the dividend rate. Changes to these inputs could produce a significantly higher or lower fair value measurement. The fair value of each convertible note is estimated using the Black-Scholes valuation model.

For the year ended December 31, 2019 and 2018, the estimated fair values of the liabilities measured on a recurring basis are as follows:

	Year Ended	Year Ended
	December31,	December 31,
	2019	2018
Expected term	0.03 - 5.00 years	0.37 - 1.00 years
Expected average volatility	4% - 639%	405% - 528%
Expected dividend yield	-	-
Risk-free interest rate	1.44% - 2.57%	2.24 - 2.71%

The following table summarizes the changes in the derivative liabilities during the year ended December 31, 2019 and 2018:

Fair Value Measurements Using Significant Observable Inputs (Level 3)

Balance - December 31, 2017	$-

Addition of new derivatives recognized as debt discounts	201,500
Addition of new derivatives recognized as loss on derivatives	695,093
Gain on change in fair value of the derivative	893,474
Balance - December 31, 2018	$1,790,067

Addition of new derivatives recognized as debt discounts	1,313,350
Addition of new derivatives recognized as loss on derivatives	3,603,121
Settled on issuance of common stock	(471,066)
Gain on change in fair value of the derivative	(1,491,338)
Balance - December 31, 2019	$4,744,134

The following table summarizes the change in fair value of derivative liability included in the income statement for the year ended December 31, 2019 and 2018, respectively.

iQSTEL INC

Notes to the Consolidated Financial Statements

December 31, 2019 and 2018

NOTE 10 – DERIVATIVE LIABILITY (CONTINUED)

	Year Ended
	December 31,
	2019	2018
Addition of new derivatives recognized as loss on derivatives	$3,603,121	$695,093
(Gain) loss on change in fair value of the derivative	(1,491,338)	893,474
	$2,111,783	$1,588,567

NOTE 11 – SHAREHOLDERS’ EQUITY

The Company’s authorized capital consists of 100,000,000 shares of common stock with a par value of $0.001 per share as of December 31, 2019 and 2018.

On August 7, 2018, our board of directors and a majority of our shareholders approved an amendment to our Articles of Incorporation for the purpose of decreasing our authorized common stock to 100,000,000 shares, par value $0.001 per share, and cancelling our authorized preferred stock.

Common Stock

On June 25, 2018, pursuant to the Membership Interest Purchase Agreement (see Note 1), the Company issued 13,751,875 shares of common stock to the members of Etelix.com USA LLC in exchange for the Etelix.com USA LLC membership interest. As a result of the reverse acquisition accounting, these shares issued to the former members of Etelix.com USA LLC are treated as being outstanding from the date of issuance of the Etelix.com USA LLC membership.

During the year ended December 31, 2019, the Company issued 2,985,941 shares of common stock as follows;

•661,216 shares in conjunction with convertible notes.

•811,490 shares for cashless exercised warrant

•1,169,723 shares for conversion of debt of $33,750 (see Note 9)

•343,512 shares for acquisition of SwissLink

During the year ended December 31, 2018, the Company issued 95,051 shares as follows,

•75,000 shares valued at $150,000 for the legal services related to the acquisition of Etelix USA LLC.

•20,051 shares valued at $37,500 for the consulting services.

As of December 31, 2019 and 2018, 18,008,591 and 15,022,650 shares of common stock were issued and outstanding, respectively.

NOTE 12 – PROVISION FOR INCOME TAXES

The Company provides for income taxes under ASC 740, “Income Taxes.” Under the asset and liability method of ASC 740, deferred tax assets and liabilities are recorded based on the differences between the financial statement and tax basis of assets and liabilities and the tax rates in effect when these differences are expected to reverse. A valuation allowance is provided for certain deferred tax assets if it is more likely than not that the Company will not realize tax assets through future operations.

The components of the Company’s deferred tax asset and reconciliation of income taxes computed at the statutory rate to the income tax amount recorded as of December 31, 2019 and 2018, are as follows:

iQSTEL INC

Notes to the Consolidated Financial Statements

December 31, 2019 and 2018

NOTE 12 – PROVISION FOR INCOME TAXES (CONTINUED)

	December 31,	December 31,
	2019	2018
Net Operating loss carryforward	$4,378,894	$1,078,821
Effective tax rate	21%	21%
Deferred tax asset	919,568	226,552
Effect of change in the statutory rate	-	-
Less: valuation allowance	(919,568)	(226,552)
Net deferred tax asset	$-	$-

As of December 31, 2019, the Company has approximately $4,379,000 of net operating losses (“NOL”) generated to December 31, 2019 carried forward to offset taxable income in future years which expire commencing in fiscal 2037. NOLs generated in tax years prior to December 31, 2017, can be carryforward for twenty years, whereas NOLs generated after December 31, 2017 can be carryforward indefinitely. In assessing the realization of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income and tax planning strategies in making this assessment. Based on the assessment, management has established a full valuation allowance against all of the deferred tax assets relating to NOLs for every period because it is more likely than not that all of the deferred tax assets will not be realized.

Utilization of the NOL carry forwards may be subject to an annual limitation due to ownership change limitations that may have occurred or that could occur in the future, as required by Section 382 of the Internal Revenue Code of 1986, as amended (the “Code”). These ownership changes may limit the amount of the NOL carry forwards that can be utilized annually to offset future taxable income and tax, respectively. In general, an “ownership change” as defined by Section 382 of the Code results from a transaction or series of transactions over a three-year period resulting in an ownership change of more than 50 percentage points of the outstanding stock of a company by certain stockholders.

Tax returns for the years ended 2012 through 2019 are subject to review by the tax authorities.

NOTE 13 - RELATED PARTY TRANSACTIONS

Due from related party

During the year ended December 31, 2019, the Company loaned $129,387 to a related party and collected $73,947.

As of December 31, 2019 and 2018, the Company had due from related parties of $316,860 and $258,020, respectively. The loans are unsecured, non-interest bearing and due on demand.

Due to related parties

During the year ended December 31, 2019 and 2018, the Company borrowed $46,438 and $800 from CEO of the Company and repaid $38,400 and $850, respectively.

As of December 31, 2019 and 2018, the Company had due to related parties of $34,631 and $23,193, respectively. The loans are unsecured, non-interest bearing and due on demand.

Debt forgiveness

During the year ended December 31, 2019 and 2018, the Company recorded debt forgiveness of $406,080 and $45,200 as additional paid in capital.

iQSTEL INC

Notes to the Consolidated Financial Statements

December 31, 2019 and 2018

NOTE 13 - RELATED PARTY TRANSACTIONS (CONTINUED)

Employment agreements

On June 25, 2018, the Company entered into Employment Agreements with the following persons: (i) Leandro Iglesias as President, CEO and Chairperson of the Company’s Board of Directors with an annual salary of $54,000; (ii) Juan Carlos Lopez Silva as Chief Commercial Officer with an annual salary of $54,000; and Alvaro Quintana Cardona as Chief Operating Officer and Chief Financial Officer with an annual salary of $30,000. The Employment Agreements have a term of 36 months, are renewable automatically for 24 month periods, unless the Company gives written notice at least 90 days prior to termination of the initial 36 month term. The Company shall have the right to terminate any of the employment agreements at any time without prior notice, but in that event, the Company shall pay these persons salaries and other benefits they are entitled to receive under their respective agreements for three years.

On May 2, 2019, the Company entered into Employment Agreements with the following persons: (i) Leandro Iglesias as President, CEO and Chairperson of the Company’s Board of Directors with an annual salary of $168,000 with an annual bonus of 3% of our net income; (ii) Juan Carlos Lopez Silva as Chief Commercial Officer with an annual salary of $120,000 with an annual bonus of 3% of our net income; and Alvaro Quintana Cardona as Chief Operating Officer and Chief Financial Officer with an annual salary of $144,000 with an annual bonus of 3% of our net income. The Employment Agreements have a term of 36 months, are renewable automatically for 24-month periods, unless the Company gives written notice at least 90 days prior to termination of the initial 36-month term. The Company shall have the right to terminate any of the employment agreements at any time without prior notice, but in that event, the Company shall pay these persons salaries and other benefits they are entitled to receive under their respective agreements for three years. The above executive officers agreed to two year non-compete and non-solicit restrictive covenants with the Company. If any of the executive officers are terminated for cause they shall forfeit any rights to severance.

During the year ended December 31, 2019 and 2018, the Company recorded management fees of $334,000 and $69,000 and paid $126,200 and $13,569, respectively. As at December 31, 2019 and 2018, the Company recorded and accrued management salaries of $268.231 and $55,431, respectively.

NOTE 14 – COMMITMENTS AND CONTINGENCIES

Leases and Long-term Contracts

The Company has not entered into any long-term leases, contracts or commitments.

Rent

The Company leases office space at $1,200 per month with one-year term, starting July 1, 2018 and ending June 30, 2019. For the year ended December 31, 2019 and 2018, the Company incurred $7,200 and $6,158, respectively.

The Company leases facilities which the term is 12 months. For the year ended December 31, 2019, the Company incurred $19,900.

NOTE 15 - SUBSEQUENT EVENTS

Subsequent to December 31, 2019 and through the date that these financials were made available, the Company had the following subsequent events:

On January 15, 2020, we entered into a Securities Purchase Agreement (“SPA”) with M2B Funding Corp. a Florida Corporation (“Purchaser”), pursuant to which we issued and sold to the Purchaser a series of convertible promissory notes, in the aggregate principal amount of $366,667 (the “Notes”) executed in several tranches as follow: January 15 $13,889; January 21 $33,333; January 28 $22,222; January 30 $28,000; February 04 $33,333; February 12 $94,444; February 14 $16,667; February 19 $27,778; February 24 $44,444 and February 25 $55,556.

The maturity dates for the Notes are twelve months after the issuance dates and the Notes bear interest at the rate of 12% per annum. All principal and accrued interest on the Notes are convertible into shares of our common stock at the election of the Purchaser at any time at a conversion price equal to 40% multiplied by the lowest Trading Price (representing a 60% Discount) for the Common Stock during the (30) Trading Day period ending on the latest complete Trading Day prior to the Conversion Date.

iQSTEL INC

Notes to the Consolidated Financial Statements

December 31, 2019 and 2018

NOTE 15 - SUBSEQUENT EVENTS (CONTINUED)

We have the right to prepay the Notes at any time prior to 180 days following the closing date, which prepayment must include all outstanding principal, accrued and unpaid interest and other amounts as indicated in the Notes.

The Notes contains customary default events which, if triggered and not timely cured, will result in default interest and penalties.

On February 11, 2020, we entered into an amendment (the “Amendment”) to the Note with Purchaser. Purchaser agreed to waive all existing events of default under the Note with respect to the reservation of shares under the Note in exchange for (i) the reservation of 5,000,000 shares of common stock under the note pursuant to an irrevocable instruction agreement with our transfer agent, (ii) an additional reservation of 5,000,000 shares of our common stock on or before February 25, 2020, (iii) an additional reservation of 5,000,000 shares of our common stock on or before March 17, 2020, and (iv) cash payments of $100,000 on or before March 6, 2020 and subsequent payments of no less than $50,000 on or before the 6th of each month thereafter until the Note is satisfied in its entirety.

On March 02, 2020, we entered into a Securities Purchase Agreement (“SPA”) with M2B Funding Corp. a Florida Corporation (“Purchaser”), pursuant to which we issued and sold to the Purchaser a convertible promissory note, executed on March 02, 2020 in the principal amount of $233,333 (the “Note”).

The maturity date for the Note is March 02, 2021; and the Note bears interest at the rate of 12% per annum. All principal and accrued interest on the Note is convertible into shares of our common stock at the election of the Purchaser at any time at a conversion price equal to 40% multiplied by the lowest Trading Price (representing a 60% Discount) for the Common Stock during the (30) Trading Day period ending on the latest complete Trading Day prior to the Conversion Date

We have the right to prepay the Note at any time prior to 180 days following the closing date, which prepayment must include all outstanding principal, accrued and unpaid interest and other amounts as indicated in the Note.

The Note contains customary default events which, if triggered and not timely cured, will result in default interest and penalties.

On March 05, 2020, we entered into a Securities Purchase Agreement (“SPA”) with M2B Funding Corp. a Florida Corporation (“Purchaser”), pursuant to which we issued and sold to the Purchaser a convertible promissory note, executed on March 05, 2020 in the principal amount of $211,111 (the “Note”).

The maturity date for the Note is March 05, 2021; and the Note bears interest at the rate of 12% per annum. All principal and accrued interest on the Note is convertible into shares of our common stock at the election of the Purchaser at any time at a conversion price equal to 40% multiplied by the lowest Trading Price (representing a 60% Discount) for the Common Stock during the (30) Trading Day period ending on the latest complete Trading Day prior to the Conversion Date

We have the right to prepay the Note at any time prior to 180 days following the closing date, which prepayment must include all outstanding principal, accrued and unpaid interest and other amounts as indicated in the Note.

The Note contains customary default events which, if triggered and not timely cured, will result in default interest and penalties.

iQSTEL INC

Consolidated Balance Sheets

(Unaudited)

	September 30,	December 31,
	2020	2019
ASSETS
Current Assets
Cash and cash equivalents	$647,334	$270,503
Accounts receivable, net	1,961,608	2,759,164
Due from related parties	290,284	316,860
Prepaid and other current assets	69,427	91,970
Total Current Assets	2,968,653	3,438,497

Property and equipment, net	354,466	287,970
Intangible asset	21,875	-
Goodwill	1,537,742	1,455,960
Deferred tax assets	441,519	420,519
TOTAL ASSETS	$5,324,255	$5,602,946

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current Liabilities
Accounts payable	1,802,925	2,291,921
Due to related parties	94,616	34,631
Loans payable - net of discount of $474 and $0	1,369,580	89,671
Loans payable - related parties	1,975,342	1,885,708
Current portion of convertible notes - net of discount of $416,316 and $597,654	1,279,011	1,251,096
Other current liabilities	761,212	848,484
Derivative liabilities	658,203	4,744,134
Total Current Liabilities	7,940,889	11,145,645

Convertible notes - net of discount of $2,556 and $48,558	2,444	11,442
Loans payable	269,112	178,021
Employee benefits, non-current	155,080	38,253
TOTAL LIABILITIES	8,367,525	11,373,361

Stockholders' Deficit
Preferred stock: 1,200,000 authorized; $0.001 par value - no shares issued and outstanding	-	-
Common stock: 300,000,000 authorized; $0.001 par value 78,186,210 and 18,008,591 shares issued and outstanding, respectively	78,186	18,008
Additional paid in capital	9,391,402	3,240,528
Accumulated deficit	(11,673,729)	(8,125,257)
Accumulated other comprehensive loss	(39,099)	(181)
Deficit attributed to stockholders of iQSTEL Inc.	(2,243,240)	(4,866,902)
Deficit attributable to noncontrolling interests	(800,030)	(903,513)
Total stockholders' Deficit	(3,043,270)	(5,770,415)

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$5,324,255	$5,602,946

The accompanying notes are an integral part of these unaudited consolidated financial statements.

iQSTEL INC

Consolidated Statements of Comprehensive Loss

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2020	2019	2020	2019
Revenues	$13,291,698	$4,172,547	$29,439,196	$12,589,109
Cost of revenue	13,158,685	3,929,137	28,735,016	12,001,850
Gross profit	133,013	243,410	704,180	587,259

Operating expenses
General and administration	958,787	492,782	3,161,330	1,024,842
Total operating expenses	958,787	492,782	3,161,330	1,024,842

Operating loss	(825,774)	(249,372)	(2,457,150)	(437,583)

Other income (expense)
Other income	4,412	-	29,144	2,600
Other expenses	(61)	(5,149)	(8,118)	(5,524)
Interest expense	(913,592)	(1,009,467)	(2,368,107)	(1,785,629)
Change in fair value of derivative liabilities	1,096,265	(2,254,035)	1,350,513	(2,801,706)
Loss on settlement of debt	(331,475)	-	(48,245)	-
Total other income (expense)	(144,451)	(3,268,651)	(1,044,813)	(4,590,259)

Net loss before provision for income taxes	(970,225)	(3,518,023)	(3,501,963)	(5,027,842)
Income taxes	-	852	-	852
Net loss	(970,225)	(3,517,171)	(3,501,963)	(5,026,990)
Less: Net income attributable to noncontrolling interests	(26,224)	15,668	46,509	15,668
Net loss attributed to stockholders of iQSTEL Inc.	$(944,001)	$(3,532,839)	$(3,548,472)	$(5,042,658)

Comprehensive income (loss)
Net loss	$(970,225)	$(3,517,171)	$(3,501,963)	$(5,026,990)
Foreign currency adjustment	(42,722)	44,593	(76,310)	44,593
Total comprehensive loss	(1,012,947)	$(3,472,578)	$(3,578,273)	$(4,982,397)
Less: Comprehensive income (loss) attributable to noncontrolling interests	(47,158)	37,519	9,117	37,519
Net comprehensive loss attributed to stockholders of iQSTEL Inc.	$(965,789)	$(3,510,097)	$(3,587,390)	$(5,019,916)

Basic and Diluted loss per common share	$(0.01)	$(0.22)	$(0.07)	$(0.33)

Weighted average number of common shares outstanding – Basic and Diluted	73,045,296	15,933,527	53,705,271	15,446,876

The accompanying notes are an integral part of these unaudited consolidated financial statements.

iQSTEL INC

Consolidated Statements of Changes in Stockholders’ Equity (Deficit)

For the Three and Nine Months Ended September 30, 2020 and 2019

(Unaudited)

			Additional		Accumulated		Non	Total
	Common Stock		Paid in	Accumulated	Comprehensive		Controlling	Shareholders'
	Shares	Amount	Capital	Deficit	Loss	Total	Interest	Deficit
Balance - December 31, 2019	18,008,591	$ 18,008	$ 3,240,528	$ (8,125,257)	$ (181)	$ (4,866,902)	$ (903,513)	$ (5,770,415)
Common stock issued for settlement of debt	4,308,510	4,309	198,191	-	-	202,500	-	202,500
Common stock issued for services	4,173,000	4,173	445,861	-	-	450,034	-	450,034
Common stock issued for forbearance of debt	50,000	50	2,850	-	-	2,900	-	2,900
Common stock issued for conversion of debt	17,208,350	17,208	256,760	-	-	273,968	-	273,968
Common stock issued for exercised cashless warrant	2,235,697	2,235	(2,235)	-	-	-	-	-
Common stock to be issued for acquisition of Itsbchain LLC	-	-	50,000	-	-	50,000	-	50,000
Resolution of derivative liabilities	-	-	2,567,348	-	-	2,567,348	-	2,567,348
Foreign currency translation adjustments	-	-	-	-	(1,672)	(1,672)	(1,606)	(3,278)
Net loss	-	-	-	(3,890,490)	-	(3,890,490)	(18,713)	(3,909,203)
Balance - March 31, 2020	45,984,148	$ 45,983	$ 6,759,303	$ (12,015,747)	$ (1,853)	$ (5,212,314)	$ (923,832)	$ (6,136,146)
Common stock issued for cash	4,500,000	4,500	355,500	-	-	360,000	-	360,000
Common stock issued for conversion of debt	16,613,263	16,614	410,918	-	-	427,532	-	427,532
Common stock issued for exercised cashless warrant	997,889	998	(998)	-	-	-	-	-
Common stock issued for settlement of debt	200,000	200	67,140	-	-	67,340	-	67,340
Resolution of derivative liabilities	-	-	1,094,240	-	-	1,094,240	-	1,094,240
Acquisition of IOT Lab	-	-	-	-	-	-	94,366	94,366
Foreign currency translation adjustments	-	-	-	-	(15,458)	(15,458)	(14,852)	(30,310)
Net income	-	-	-	1,286,019	-	1,286,019	91,446	1,377,465
Balance - June 30, 2020	68,295,300	$ 68,295	$ (8,686,103)	$ (10,729,728)	$ (17,311)	$ (1,992,641)	(752,872)	$ (2,745,513)
Common stock issued for cash	4,437,500	4,437	350,568	-	-	355,005	-	355,005
Common stock issued for conversion of debt	1,991,864	1,992	63,939	-	-	65,931	-	65,931
Common stock issued for settlement of debt	1,766,946	1,767	94,071	-	-	95,838	-	95,838
Common stock issued for service	1,694,600	1,695	116,249	-	-	117,944	-	117,944
Resolution of derivative liabilities	-	-	80,472	-	-	80,472	-	80,472
Foreign currency translation adjustments	-	-	-	-	(21,788)	(21,788)	(20,934)	(42,722)
Net loss	-	-	-	(944,001)	-	(944,001)	(26,224)	(970,225)
Balance - September 30, 2020	78,186,210	$ 78,186	$ 9,391,402	$ (11,673,729)	$ (39,099)	$ (2,243,240)	$ (800,030)	$ (3,043,270)

			Additional		Accumulated			Non	Total
	Common Stock		Paid in	Accumulated	Comprehensive			Control	Shareholders'
	Shares	Amount	Capital	Deficit	Loss		Total	Interest	Deficit
Balance - December 31, 2018	15,022,650	$ 15,023	$ 1,054,718	$ (2,667,388)	$ -	$	$ (1,597,647)	$ -	$ (1,597,647)
Common stock issued in conjunction with convertible notes	254,074	254	249,746	-	-		250,000	-	250,000
Capital contribution	-	-	10,000	-	-		10,000	-	10,000
Net loss	-	-	-	(1,025,578)	-		(1,025,578)	-	(1,025,578)
Balance - March 31, 2019	15,276,724	$ 15,277	$ 1,314,464	$ (3,692,966)	$ -	$	$ (2,363,225)	$ -	$ (2,363,225)
Common stock issued for conversion of debt	76,335	76	4,924	-	-		5,000	-	5,000
Resolution of derivative liabilities	-	-	181,326	-	-		181,326	-	181,326
Common stock issued in conjunction with convertible notes	122,857	123	244,577	-	-		244,700	-	244,700
Net loss	-	-	-	(484,241)	-		(484,241)	-	(484,241)
Balance - June 30, 2019	15,475,916	$ 15,476	$ 1,745,291	$ (4,177,207)	$ -	$	$ (2,416,440)	$ -	$ (2,416,440)
Common stock issued for acquisition	343,512	344	449,656	-	-		450,000	(918,471)	(468,471)
Common stock issued in conjunction with convertible notes	284,285	284	322,916	-	-		323,200	-	323,200
Debt forgiveness	-	-	406,080	-	-		406,080	-	406,080
Foreign currency translation adjustments	-	-	-	-	22,742		22,742	21,851	44,593
Net loss	-	-	-	(3,532,839)	-		(3,532,839)	15,668	(3,517,171)
Balance - September 30, 2019	16,103,713	$ 16,104	$ 2,923,943	$ (7,710,046)	$ 22,742	$	$ (4,747,257)	$ (880,952)	$ (5,628,209)

The accompanying notes are an integral part of these unaudited consolidated financial statements.

iQSTEL INC

Consolidated Statements of Cash Flows

(Unaudited)

	Nine Months Ended
	September 30,
	2020	2019
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(3,501,963)	$(5,026,990)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock based compensation	617,978	-
Write-off of due from related party	43,375	-
Depreciation and amortization	49,318	26,473
Amortization of debt discount	1,497,268	1,273,768
Change in fair value of derivative liabilities	(1,350,513)	2,801,706
Gain on settlement of debt	48,245	-
Prepayment and Default penalty	245,546	-
Changes in operating assets and liabilities:	-
Accounts receivable	527,627	440,471
Accounts receivable - related party	-	-
Other current assets	26,762	4,086
Accounts payable	(221,583)	(827,381)
Other current liabilities	491,427	(22,332)
Deferred tax asset	-	(852)
Net cash used in operating activities	(1,526,513)	(1,331,051)

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of subsidiary, net of cash acquired	15,781	239,516
Purchase of property and equipment	(78,306)	-
Payment of loan receivable - related party	(17,187)	(24,500)
Collection from due from related parties - related party	388	-
Net cash provided by (used in) investing activities	(79,324)	215,016

CASH FLOWS FROM FINANCING ACTIVITIES:
Bank overdraft	-	(82)
Proceeds from loans payable	933,280	446,824
Repayments of loans payable	(607,447)	(534,651)
Proceeds from loans payable - related parties	20,182	46,438
Repayment of loans payable - related parties	(20,197)	(38,400)
Contribution	-	10,000
Common stock issued	715,004	-
Proceeds from convertible notes	1,420,000	2,058,250
Repayment of convertible notes	(492,190)	(660,401)
Net cash provided by financing activities	1,968,632	1,327,978

Effect of exchange rate changes on cash	14,036	(6,239)

Net change in cash and cash equivalents	376,831	205,704
Cash and cash equivalents, beginning of period	270,503	4,570
Cash and cash equivalents, end of period	$647,334	$210,274

Supplemental cash flow information
Cash paid for interest	$641,390	$530,572

Cash paid for taxes	$-	$-

Non-cash transactions:
Derivative liabilities recognized as debt discount	$1,006,642	$1,005,350
Common stock issued in conjunction with convertible notes	$-	$817,900
Common stock issued for conversion of debt	$767,431	$5,000
Common stock issued for cashless warrant exercised	$3,233	$-
Resolution of derivative liabilities	$3,742,060	$181,326
Debt forgiveness	$-	$406,080
Common stock issued for settlement of debt	$365,678	$-
Amount owing for acquisition of IOT	$60,000	$-
Common stock issued for forbearance of debt	$2,900	$-
Replacement of convertible notes to note payable	$1,000,000	$-

The accompanying notes are an integral part of these unaudited consolidated financial statements.

iQSTEL INC

Notes to the Unaudited Consolidated Financial Statements

September 30, 2020

NOTE 1 -ORGANIZATION AND DESCRIPTION OF BUSINESS

Organization and Operations

iQSTEL Inc. (“iQSTEL”, “we”, “us”, or the “Company”) was incorporated under the laws of the State of Nevada on June 24, 2011 under the name of PureSnax International, Inc. and changed its name to iQSTEL Inc. on August 7, 2018.

The Company has been engaged in the business of telecommunication services as a wholesale carrier of voice, SMS and data for other telecom companies around the World with more than 150 active interconnection agreements with mobile companies, fix line companies and other wholesale carriers.

Acquisition

On April 15, 2020, we entered into a Company Acquisition Agreement (the “Agreement”) with Francisco Bunt regarding the acquisition of 51% of the shares in loT Labs, LLC (“loT Labs”). The loT Labs’ principal business activity is the sale of Short Messages (SMS) between USA and Mexico.

COVID-19

A novel strain of coronavirus (COVID-19) was first identified in December 2019, and subsequently declared a global pandemic by the World Health Organization on March 11, 2020. As a result of the outbreak, many companies have experienced disruptions in their operations and in markets served. The Company has instituted some and may take additional temporary precautionary measures intended to help ensure the well-being of its employees and minimize business disruption. The Company considered the impact of COVID-19 on the assumptions and estimates used and determined that there were no material adverse impacts on the Company’s results of operations and financial position at September 30, 2020. The full extent of the future impacts of COVID-19 on the Company’s operations is uncertain. A prolonged outbreak could have a material adverse impact on financial results and business operations of the Company, including the timing and ability of the Company to collect accounts receivable and the ability of the Company to continue to provide high quality services to its clients. The Company is not aware of any specific event or circumstance that would require an update to its estimates or judgments or a revision of the carrying value of its assets or liabilities as of November 13 2020, the date of issuance of this Quarterly Report on Form 10-Q. These estimates may change, as new events occur and additional information is obtained.

NOTE 2 -SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The accompanying unaudited consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America for interim financial statements and with the instructions to Form 10-Q and Regulation S-X of the United States Securities and Exchange Commission (“SEC”). Accordingly, they do not contain all information and footnotes required by accounting principles generally accepted in the United States of America for annual financial statements.

In the opinion of the Company’s management, the accompanying unaudited interim financial statements contain all the adjustments necessary (consisting only of normal recurring accruals) to present the financial position of the Company as of September 30, 2020 and the results of operations and cash flows for the periods presented. The results of operations for the nine months ended September 30, 2020 are not necessarily indicative of the operating results for the full fiscal year or any future period. These unaudited financial statements should be read in conjunction with the financial statements and related notes thereto included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019 filed with the SEC on April 15, 2020.

Consolidation Policy

The consolidated financial statements of the Company include the accounts of the Company and its owned subsidiaries, Etelix.com USA, LLC, SwissLink Carrier AG, ITSBCHAIN, LLC, QGLOBAL SMS, LLC and loT Labs, LLC. All significant intercompany balances and transactions have been eliminated in consolidation.

iQSTEL INC

Notes to the Unaudited Consolidated Financial Statements

September 30, 2020

NOTE 2 -SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Use of Estimates

The preparation of financial statements in conformity with Generally Accepted Accounting Principles (“GAAP”) in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. The estimates and judgments will also affect the reported amounts for certain revenues and expenses during the reporting period. Actual results could differ from these good faith estimates and judgments.

Foreign Currency Translation and Re-measurement

The Company translates its foreign operations to U.S. dollars in accordance with ASC 830, “Foreign Currency Matters”.

The Company’s, Etelix’s, ITSBCHAIN, LLC’s, QGLOBAL SMS, LLC’s and loT Labs LLC’s functional currency and reporting currency is the U.S. dollar, SwissLink’s functional currency is the Swiss Franc (“CHF”).

SwissLink translates their records into U.S. dollars as follows:

•Assets and liabilities at the rate of exchange in effect at the balance sheet date

•Equities at historical rate

•Revenue and expense items at the average rate of exchange prevailing during the period

Adjustments arising from such translations are included in accumulated other comprehensive income in stockholders’ equity.

	September 30,	December 31,
	2020	2019
Spot CHF: USD exchange rate	$1.0849	$1.0333
Average CHF: USD exchange rate	$1.0528	$1.0122

Accounts Receivable and Allowance for Uncollectible Accounts

Substantially all of the Company’s accounts receivable balance is related to trade receivables. Trade accounts receivable are recorded at the invoiced amount and do not bear interest. The allowance for doubtful accounts is the Company’s best estimate of the amount of probable credit losses in its existing accounts receivable. The Company reviews its allowance for doubtful accounts daily, past due balances over 60 days and a specified amount are reviewed individually for collectability. Account balances are charged off after all means of collection have been exhausted and the potential for recovery is considered remote. As of September 30, 2020 and December 31, 2019, the Company had no valuation allowance for doubtful accounts for the Company’s accounts receivable and recorded no bad debt expense for the nine months ended September 30, 2020 and 2019.

Concentrations of Credit Risk

The Company’s financial instruments that are exposed to concentrations of credit risk primarily consist of its cash and cash equivalents and related party payables that it will likely incur in the near future. The Company places its cash and cash equivalents with financial institutions of high creditworthiness. At times, its cash and cash equivalents with a particular financial institution may exceed any applicable government insurance limits; however, management believes that there is no unusual risk present, as the Company places its cash with financial institutions which management considers being of high quality.

During the nine months ended September 30, 2020, fourteen customers represented 80% of our consolidated revenues. During the nine months ended September 30, 2019, six customers represented 79% of our consolidated revenues. 39% of the revenue comes from customers under prepayment conditions which means there is no credit or bad debt risk on that portion of the customers portfolio.

iQSTEL INC

Notes to the Unaudited Consolidated Financial Statements

September 30, 2020

NOTE 2 -SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Revenue Recognition

The Company recognizes revenue from telecommunication services in accordance with ASC 606, “Revenue from Contracts with Customers.”

The Company recognizes revenue related to monthly usage charges and other recurring charges during the period in which the telecommunication services are rendered, provided that persuasive evidence of a sales arrangement existed, and collection was reasonably assured. Management considers persuasive evidence of a sales arrangement to be a written interconnection agreement. The Company’s payment terms vary by clients.

Lease

The Company leases office space for corporate and network monitoring activities and to house telecommunications equipment.

In accordance with ASC 842, “Leases”, we determine if an arrangement is a lease at inception.

The office lease meets the definition of a short-term lease because the lease term is 12 months or less. Consequently, consistent with Company’s accounting policy election, the Company does not recognize the right-of-use asset and the lease liability arising from this lease.

Retirement Benefit Costs

Payments to defined contribution retirement benefit schemes are charged as an expense as they fall due. Payments made to state-managed retirement benefit schemes are dealt with as payments to defined contribution schemes where the Company’s obligations under the schemes are equivalent to those arising in a defined contribution retirement benefit scheme.

For defined benefit schemes, the cost of providing benefits is determined using the Projected Unit Credit Method, with actuarial valuations being carried out at each balance sheet date. Actuarial gains and losses are recognized in full in the period in which they occur. They are recognized outside the income statement and are presented in other comprehensive income. Past service cost is recognized immediately in the income statement in the period in which it occurs.

The retirement benefit obligation recognized in the balance sheet represents the present value of the defined obligation as adjusted for unrecognized past service cost, and as reduced by the fair value of the scheme assets. Any asset resulting from this calculation is limited to past service cost, plus the present value of available refunds and reductions in future contributions to the scheme.

Reclassifications

Certain prior year amounts have been reclassified to conform with the current year presentation.

Recent Accounting Pronouncements

Management has considered all recent accounting pronouncements issued since the last audit of our financial statements. The Company’s management believes that these recent pronouncements will not have a material effect on the Company’s financial statements.

iQSTEL INC

Notes to the Unaudited Consolidated Financial Statements

September 30, 2020

NOTE 3 - GOING CONCERN

The Company’s financial statements are prepared using accounting principles generally accepted in the United States of America applicable to a going concern, which contemplates the realization of assets and liquidation of liabilities in the normal course of business. The Company does not have significant cash, nor does it have an established source of revenues sufficient to cover its operating costs and to allow it to continue as a going concern. In addition, the Company incurred a net loss of $3,501,963 for the nine months ended September 30, 2020 and has negative working capital as of September 30, 2020. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern for a period of one year from the issuance of these financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

The ability of the Company to continue as a going concern is dependent upon its ability to successfully accomplish its business plan and eventually attain profitable operations.

During the next year, the Company’s foreseeable cash requirements will relate to continual development of the operations of its business, maintaining its good standing and marketing expenses. The Company may experience a cash shortfall and be required to raise additional capital.

Historically, the Company has relied upon funds from its stockholders. Management may raise additional capital through future public or private offerings of the Company’s stock or through loans from private investors, although there can be no assurance that it will be able to obtain such financing. The Company’s failure to do so could have a material and adverse effect upon its operations and its stockholders.

NOTE 4 - ACQUISITION

On April 15, 2020, we entered into a Company Acquisition Agreement (the “Agreement”) with Francisco Bunt regarding the acquisition of 51% of the shares in loT Labs. The Company’s principal business activity is the sale of Short Messages (SMS) between USA and Mexico.

We have agreed to pay a total of $180,000 for the 51% interest in the Company. The consideration shall occur with an installment of $60,000 on the date of the execution of the Agreement, followed by a second payment of $60,000 at closing and a final payment of $60,000 that is set to occur 60 days following the closing date. Under the Agreement, Mr. Bunt has the right to request that any of the aforementioned payments be made in shares of our common stock, which the parties have agreed to value at $2.00 per share. The shares are subject to adjustment after 180 days and up to 360 days after issuance if our stock trades at less than $2.00 per share. The Agreement provides for a right of return to Mr. Bunt of the shares in the Company if we fail to make timely payments.

The following table summarizes the fair value of the consideration paid by the Company and the fair value amounts assigned to the assets acquired on the acquisition date:

April 15,
2020
Fair Value of Consideration:
Cash	$180,000
Total Purchase Price	$180,000

loT Labs has been included in our consolidated results of operations since the acquisition date.

iQSTEL INC

Notes to the Unaudited Consolidated Financial Statements

September 30, 2020

NOTE 4 – ACQUISITION (CONTINUED)

The following table summarizes the identifiable assets acquired and liabilities assumed upon acquisition of IoT Labs and the calculation of goodwill:

Total purchase price	$180,000
Cash	135,781
Other current assets	953
Property and equipment	34,075
Intangible asset	21,875
Total identifiable assets	192,684
Accounts payable	(100)
Total liabilities assumed	(100)
Net assets	192,584
Non-controlling interest	94,366
Total net assets	98,218
Goodwill	$81,782

Unaudited combined proforma results of operations for the nine months ended September 30, 2020 and 2019 as though the Company acquired loT Labs on January 1, 2019, are set forth below:

	Nine Months Ended
	September 30,
	2020	2019
Revenues	$40,313,358	$32,007,532
Cost of revenues	39,418,379	31,354,143
Gross profit	894,979	653,389

Operating expenses	3,211,867	1,067,983
Operating loss	(2,316,888)	(414,594)

Other expense	(1,044,813)	(4,590,259)

Net Loss	$(3,361,701)	$(5,004,853)

NOTE 5 – PREPAID AND OTHER CURRENT ASSETS

Prepaid and other current assets at September 30, 2020 and December 31, 2019 consist of the following:

	September 30,	December 31,
	2020	2019
Advance payment to suppliers	$6,600	$6,600
Other receivable	61,006	78,936
Prepaid expenses	1,221	5,834
Tax receivable	600	600
	$69,427	$91,970

iQSTEL INC

Notes to the Unaudited Consolidated Financial Statements

September 30, 2020

NOTE 6 – PROPERTY AND EQUIPMENT

Property and equipment at September 30, 2020 and December 31, 2019 consist of the following:

	September 30,	December 31,
	2020	2019
Telecommunication equipment	$258,790	$249,169
Telecommunication software	514,652	436,124
Other equipment	46,371	8,497
Total property and equipment	819,813	693,790
Accumulated depreciation and amortization	(465,347)	(405,820)
Total property and equipment	$354,466	$287,970

Depreciation expense for the nine months ended September 30, 2020 and 2019 amounted to $49,318 and $26,473, respectively.

iQSTEL INC

Notes to the Unaudited Consolidated Financial Statements

September 30, 2020

NOTE 7 –LOANS PAYABLE

Loans payable at September 30, 2020 and December 31, 2019 consist of the following:

	September 30,	December 31,		Interest
	2020	2019	Term	rate
Unique Funding Solutions_2	$2,000	$2,000	Note was issued on October 12, 2018 and due on January 17, 2019	28.60%
YES LENDER LLC	-	25,500	October 17, 2019 and due on March 31, 2020	30.00%
Complete Business Solutions_8	-	52,170	December 24, 2010 and due on June 09, 2020	26.00%
Nicolas Arvelo	5,000	5,000	Note was issued on November 20, 2019 and due on November 20, 2020	12.00%
Martin Mendoza Diaz	5,000	5,000	Note was issued on November 20, 2019 and due on November 20, 2020	12.00%
Martus	104,363	99,399	Note was issued on October 23, 2018 and due on January 3, 2022	5.00%
Swisspeers AG	56,259	78,623	Note was issued on April 8, 2019 and due on October 4, 2022	7.00%
Apollo Management Group, Inc	63,158	-	Note was issued on March 18, 2020 and due on December 15, 2020	12.00%
Apollo Management Group, Inc 2	68,421	-	Note was issued on March 25, 2020 and due on December 15, 2020	12.00%
Apollo Management Group, Inc 3	66,316	-	Note was issued on April 1, 2020 and due on October 1, 2021	12.00%
Apollo Management Group, Inc 4	73,684	-	Note was issued on April 2, 2020 and due on October 2, 2021	12.00%
Apollo Management Group, Inc 5	36,842	-	Note was issued on April 7, 2020 and due on October 7, 2021	12.00%
Apollo Management Group, Inc 6	84,211	-	Note was issued on April 15, 2020 and due on October 15, 2021	12.00%
Apollo Management Group, Inc 7	77,095	-	Note was issued on April 20, 2020 and due on December 15, 2020	12.00%
Apollo Management Group, Inc 11	21,961	-	Note was issued on July 1, 2020 and due on December 15, 2020	12.00%
Apollo Management Group, Inc 12	21,053	-	Note was issued on August 7, 2020 and due on December 15, 2020	12.00%
Labrys Fund	490,000	-	Note was issued on June 26, 2020 and due on April 1, 2021	12.00%
M2B Funding Corp	300,000	-	Note was issued on September 1, 2020 and due on September 1, 2021	12.00%
YES LENDER LLC 3	55,313	-	Note was issued on August 3, 2020 and due on January 12, 2021	26.00%
Darlene Covi19	108,490	-	Note was issued on April 1, 2020 and due on March 31, 2025	0.00%
Total	1,639,166	267,692
Less: Unamortized debt discount	(474)	-
Total loans payable	1,638,692	267,692
Less: Current portion of loans payable	(1,369,580)	(89,671)
Long-term loans payable	$269,112	$178,021

iQSTEL INC

Notes to the Unaudited Consolidated Financial Statements

September 30, 2020

NOTE 7 –LOANS PAYABLE (CONTINUED)

Loans payable to related parties at September 30, 2020 and December 31, 2019 consist of the following:

	September 30,	December 31,
	2020	2019
Alonso Van Der Biest	$80,200	$80,200
Alvaro Quintana	10,587	10,587
49% of Shareholder of SwissLink	1,667,575	1,588,261
49% of Shareholder of SwissLink	216,980	206,660
Total	1,975,342	1,885,708
Less: Current portion of loans payable	1,975,342	1,885,708
Long-term loans payable	$-	$-

During the nine months ended September 30, 2020 and 2019, the Company borrowed amounts from third parties totaling $933,280 and $446,824, which includes original issue discount and financing costs of $34,316 and $17,953, respectively, and repaid the principal amount of $607,447 and $534,651, respectively.

During the nine months ended September 30, 2020 and 2019, the Company recorded interest expense of $180,843 and $154,507 and recognized amortization of discount, included in interest expense, of $33,842 and $17,953, respectively.

NOTE 8 – OTHER CURRENT LIABILITIES

Other current liabilities at September 30, 2020 and December 31, 2019 consist of the following:

	September 30,	December 31,
	2020	2019
Accrued liabilities	$10,938	$2,700
Credit card liabilities	-	4,987
Accrued interest	271,560	365,345
Salary payable - management	352,131	268,231
Employee benefits	111,355	192,288
Other current liabilities	15,228	14,933
	$761,212	$848,484

NOTE 9 - CONVERTIBLE NOTES

At September 30, 2020 and December 31, 2019, convertible notes consist of the following:

	September 30,	December 31,
	2020	2019
Promissory notes – Issued in fiscal year 2019, with variable conversion features	$5,000	$1,908,750
Promissory notes – Issued in fiscal year 2020, with variable conversion features	1,695,327	-
Total convertible notes payable	1,700,327	1,908,750
Less: Unamortized debt discount	(418,872)	(646,212)
Total convertible notes	1,281,455	1,262,538

Less: current portion of convertible notes	1,279,011	1,251,096
Long-term convertible notes	$2,444	$11,442

During the nine months ended September 30, 2020 and 2019, the Company recorded interest expense of $689,996 and $349,027 and recognized amortization of discount, included in interest expense, of $1,463,426 and $1,255,815, respectively.

iQSTEL INC

Notes to the Unaudited Consolidated Financial Statements

September 30, 2020

NOTE 9 - CONVERTIBLE NOTES (CONTINUED)

During the nine months ended September 30, 2020 and 2019, the Company repaid notes of $492,190 and $660,401 and accrued interest including prepayment penalty of $552,631 and $295,000.

Conversion

During the nine months ended September 30, 2020, the Company converted notes with principal amounts of $681,118 and accrued interest of $86,313 into 35,813,477 shares of common stock. The corresponding derivative liability at the date of conversion of $3,742,060 was settled through additional paid in capital.

Settlement

On June 10, 2020, the Company settled a convertible note with accrued interest of $64,230 with a total of 650,000 share issuances. The Company issued 200,000 shares in June, 225,000 shares in July and 503,571 shares in August, which included 278,571 true-up shares. As a result, the Company recognized a loss on settlement of debt of $24,699.

On June 26, 2020, the Company issued a loan payable of $700,000 to Labrys Fund to settle the previously-outstanding convertible notes with accrued interest of $986,340. As a result, the Company recognized a gain on settlement of debt of $286,340 (Note 7).

On July 22, 2020, the Company settled a convertible note with accrued interest of $ 64,363 and an original common stock purchase warrant to purchase 20,000 shares of common stock with a total of 650,000 share issuances. During the period ended September 30, 2020, the Company issued 1,038,375 shares which included 388,375 true-up shares. As a result, the Company recognized a loss on settlement of debt of $9,886.

On September 1, 2020, the Company entered into a Multipurpose agreement and issued a new note which a principal balance of $1,045,327 to replace the 15 notes issued from January 2020 to May 2020 which an aggregate principal amount was $985,556 and an aggregate accrued interest was $59,771. The Company also issued another promissory note of $300,000 (Note 7). As a result, the Company recognized a loss on settlement of debt of $300,000.

Promissory Notes - Issued in fiscal year 2019

During the year ended December 31, 2019, the Company issued a total of $2,544,250 in notes with the following terms:

•Terms ranging from 6 months to 3 years.

•Annual interest rates ranging from of 8% to 12%.

•Convertible at the option of the holders at issuance or 180 days from issuance.

•Conversion prices are typically based on the discounted (39% or 0% discount) lowest trading prices of the Company’s shares during various periods prior to conversion.

The convertible notes were also provided with a total of 661,216 common shares and warrant to purchase up to 92,000 shares of common stock at exercise price of $2.5 per share for 3 years.

Certain notes allow the Company to redeem the notes at rates ranging from 110% to 150% depending on the redemption date provided that no redemption is allowed after the 180th day. Likewise, the notes include original issue discount and financing costs totaling $278,000 and the Company received cash of $2,266,250.

iQSTEL INC

Notes to the Unaudited Consolidated Financial Statements

September 30, 2020

NOTE 9 - CONVERTIBLE NOTES (CONTINUED)

Promissory Notes - Issued in fiscal year 2020

During the nine months ended September 30, 2020, the Company issued a total of $2,708,771 in notes with the following terms:

•Terms 12 months.

•Annual interest rates 5% or 12%.

•Convertible at the option of the holders 90 or 180 days from issuance.

•Conversion prices are typically based on the discounted (25% or 60% discount) lowest trading prices of the Company’s shares during 30 trading day periods prior to conversion. Certain note has a capped conversion price of $0.025.

Notes allow the Company to redeem the notes at a range from 120% to 125% provided that no redemption is allowed after the 180th or 185th day. Likewise, the notes include original issue discount and financing costs totaling $229,444 and the Company received cash of $1,420,000. Certain convertible notes were also provided with a total of 6,500,000 warrants.

Derivative liabilities

The Company determined that the conversion option in the notes met the definition of liabilities in accordance with ASC Topic No. 815 - 40, “Derivatives and Hedging - Contracts in Entity’s Own Stock.” The Company will bifurcate the embedded conversion options in the notes once the notes become convertible and account for them as derivative liabilities.

The Company valued the conversion features of convertible notes and warrants using the Black Scholes valuation model. The fair value of the derivative liability for all the note and warrants that became convertible for the nine months ended September 30, 2020, amounted to $2,047,278. $1,006,642 of the value assigned to the derivative liability was recognized as a debt discount to the notes while the balance of $1,040,636 was recognized as a “day 1” derivative loss.

The fair value of the derivative liability for all the notes and warrants that became convertible for the year ended December 31, 2019 amounted to $4,916,471. $1,313,350 of the value assigned to the derivative liability was recognized as a debt discount to the notes while the balance of $3,603,121 was recognized as a “day 1” derivative loss.

Warrants

A summary of activity during the nine months ended September 30, 2020 follows:

	Warrants Outstanding
		Weighted Average
	Shares	Exercise Price
Outstanding, December 31, 2019	367,343	$0.480
Granted	6,500,000	-
Reset	10,813,001	0.012
Cashless Exercised	(4,097,010)	-
Forfeited/canceled	(7,083,334)	-
Outstanding, September 30, 2020	6,500,000	$0.024

The reset feature of warrants associated with the convertible notes was effective at the time that a separate convertible note with lower exercise price was issued. As a result of the reset features for warrants, the warrants increased by 10,813,001 at $0.0012 per share. We accounted for the issuance of the warrants as a liability and recognized the derivative liability.

iQSTEL INC

Notes to the Unaudited Consolidated Financial Statements

September 30, 2020

NOTE 9 - CONVERTIBLE NOTES (CONTINUED)

The following table summarizes information relating to outstanding and exercisable warrants as of September 30, 2020:

Warrants Outstanding			Warrants Exercisable
Number of Shares	Weighted Average Remaining Contractual life (in years)	Weighted Average Exercise Price	Number of Shares	Weighted Average Exercise Price
6,500,000	5.70	$0.024	6,500,000	$0.024

The intrinsic value of the warrants as of September 30, 2020 is $303,250.

NOTE 10 - DERIVATIVE LIABILITIES

The Company analyzed the conversion options for derivative accounting consideration under ASC 815, “Derivatives and Hedging,” and determined that the instrument should be classified as a liability since the conversion options become effective at issuance resulting in there being no explicit limit to the number of shares to be delivered upon settlement of the above conversion options.

Fair Value Assumptions Used in Accounting for Derivative Liabilities.

ASC 815 requires we assess the fair market value of derivative liability at the end of each reporting period and recognize any change in the fair market value as other income or expense item.

The Company determined our derivative liabilities to be a Level 3 fair value measurement and used the Black-Scholes pricing model to calculate the fair value as of September 30, 2020 and December 31, 2019. The Black-Scholes model requires six basic data inputs: the exercise or strike price, time to expiration, the risk-free interest rate, the current stock price, the estimated volatility of the stock price in the future, and the dividend rate. Changes to these inputs could produce a significantly higher or lower fair value measurement. The fair value of each convertible note is estimated using the Black-Scholes valuation model.

The estimated fair values of the liabilities measured on a recurring basis are as follows:

	Nine Months Ended	Year Ended
	September 30,	December31,
	2020	2019
Expected term	0.02 - 6.00 years	0.03 - 5.00 years
Expected average volatility	74% - 550%	4% - 639%
Expected dividend yield	-	-
Risk-free interest rate	0.05% - 2.56%	1.44% - 2.57%

The following table summarizes the changes in the derivative liabilities during the nine months ended September 30, 2020:

Fair Value Measurements Using Significant Observable Inputs (Level 3)
Balance - December 31, 2019	$4,744,134

Addition of new derivatives recognized as debt discounts	1,006,642
Addition of new derivatives recognized as loss on derivatives	1,040,636
Settled on issuance of common stock	(3,742,060)
Change in fair value of the derivative	(2,391,149)
Balance - September 30, 2020	$658,203

iQSTEL INC

Notes to the Unaudited Consolidated Financial Statements

September 30, 2020

NOTE 10 - DERIVATIVE LIABILITIES (CONTINUED)

The aggregate (gain) loss on derivatives during the nine months ended September 30, 2020 and 2019 was as follows:

	Nine Months Ended
	September 30,
	2020	2019
Addition of new derivatives recognized as loss on derivatives	$1,040,636	$3,062,299
(Gain) loss on change in fair value of the derivative	(2,391,149)	(260,593)
	$(1,350,513)	$2,801,706

NOTE 11 – STOCKHOLDERS’ EQUITY

The Company’s authorized capital consists of 300,000,000 shares of common stock with a par value of $0.001 per share.

During the nine months ended September 30, 2020, the Company issued 60,177,619 shares of common stock, valued at fair market value on issuance as follows;

•8,937,500 shares issued for cash of $715,004

•6,275,456 shares issued for settlement of debt of $365,678

•5,867,600 shares issued for services valued at $567,978

•50,000 shares issued for forbearance of debt of $2,900

•35,813,477 shares issued for conversion of debt of $767,431

•3,233,586 shares issued for cashless exercised warrant

As of September 30, 2020 and December 31, 2019, 78,186,210 and 18,008,591 shares of common stock were issued and outstanding, respectively.

NOTE 12 - RELATED PARTY TRANSACTIONS

Due from related party

During the nine months ended September 30, 2020, the Company loaned $17,187 to related parties who are a shareholder and a former director, collected $388 and wrote off amounts totaling $43,375.

As of September 30, 2020, and December 31, 2019, the Company had due from related parties of $290,284 and $316,860, respectively. The amounts are unsecured, non-interest bearing and due on demand.

Due to related parties

During the nine months ended September 30, 2020, the Company borrowed $182 from the CFO of the Company and repaid $197 to the CEO and CFO.

During the nine months ended September 30, 2020, the Company borrowed $20,000 from Francisco Bunt who owns 49% of loT Labs and repaid $20,000.

As of September 30, 2020, and December 31, 2019, the Company had amounts due to related parties of $94,616, which included $60,000 to Francisco Bunt (Note 4) and $34,631, respectively. The amounts are unsecured, non-interest bearing and due on demand.

iQSTEL INC

Notes to the Unaudited Consolidated Financial Statements

September 30, 2020

NOTE 12 - RELATED PARTY TRANSACTIONS (CONTINUED)

Employment agreements

On June 25, 2018, the Company entered into Employment Agreements with the following persons: (i) Leandro Iglesias as President, CEO and Chairperson of the Company’s Board of Directors with an annual salary of $54,000; (ii) Juan Carlos Lopez Silva as Chief Commercial Officer with an annual salary of $54,000; and Alvaro Quintana Cardona as Chief Operating Officer and Chief Financial Officer with an annual salary of $30,000. The Employment Agreements have a term of 36 months, are renewable automatically for 24 month periods, unless the Company gives written notice at least 90 days prior to termination of the initial 36 month term. The Company shall have the right to terminate any of the employment agreements at any time without prior notice, but in that event, the Company shall pay these persons salaries and other benefits they are entitled to receive under their respective agreements for three years.

On May 2, 2019, the Company entered into Employment Agreements with the following persons: (i) Leandro Iglesias as President, CEO and Chairperson of the Company’s Board of Directors with an annual salary of $168,000 with an annual bonus of 3% of our net income; (ii) Juan Carlos Lopez Silva as Chief Commercial Officer with an annual salary of $120,000 with an annual bonus of 3% of our net income; and Alvaro Quintana Cardona as Chief Operating Officer and Chief Financial Officer with an annual salary of $144,000 with an annual bonus of 3% of our net income. The Employment Agreements have a term of 36 months, are renewable automatically for 24-month periods, unless the Company gives written notice at least 90 days prior to termination of the initial 36-month term. The Company shall have the right to terminate any of the employment agreements at any time without prior notice, but in that event, the Company shall pay these persons salaries and other benefits they are entitled to receive under their respective agreements for three years. The above executive officers agreed to two year non-compete and non-solicit restrictive covenants with the Company. If any of the executive officers are terminated for cause they shall forfeit any rights to severance.

On March 3, 2020, Oscar Brito resigned as a member of our Board of Directors. There was no known disagreement with Mr. Brito on any matter relating to our operations, policies or practices. The Company provided the severance package as follows;

•2,000,000 shares of common stock valued at $300,000

•Additional 173,000 shares in order to apply the anti-dilution protection, valued at $10,034

•Forgiveness of amounts due to the Company totaling $43,375

•Cash payment of $15,000.

We also appointed Mr. Brito as an advisor to our Board of Directors and agreed to pay him $5,000 per month for such services.

On March 16, 2020, our Board of Directors adopted a Director Compensation Plan that applies to members of our Board of Directors. Below are the features of the plan:

•All Directors shall receive reimbursement for reasonable travel expenses incurred to attend Board and committee meetings.

•All Directors shall be compensated $3,000 monthly for their service as Directors.

•In lieu of the cash compensation set forth above, each Director may elect to receive shares of the Corporation's Common Stock equal to the total cash compensation divided by the average market value of the Company's Common Stock during the last 10 trading days and applying a discount of 10%.

•Directors Alvaro Cardona and Leandro Iglesias shall each receive 1,000,000 shares of the Company’s Common Stock, valued at $70,000 each, for their service as members of the Board of Directors for the period from June 2018 to December 2019.

During the nine months ended September 30, 2020 and 2019, the Company recorded management fees of $378,000 and $226,000 and paid $91,600 and $116,200, respectively. During the nine months ended September 30, 2020, the Company settled accrued salary – management of $202,500 and issued 4,308,510 shares. As at September 30, 2020 and December 31, 2019, the Company accrued management salaries of $352,131 and $268,231, respectively.

iQSTEL INC

Notes to the Unaudited Consolidated Financial Statements

September 30, 2020

NOTE 13 – COMMITMENTS AND CONTIGENCIES

Leases and Long-term Contracts

The Company has not entered into any long-term leases, contracts or commitments.

Lease

The Company leases facilities which the term is 12 months. For the nine months ended September 30, 2020 and 2019, the Company incurred $16,100 and $17,600, respectively.

NOTE 14 – SEGMENT

At September 30, 2020, the Company operates in one industry segment, telecommunication services, and two geographic segments, USA and Switzerland, where current assets and equipment are located.

Operating Activities

The following table shows operating activities information by geographic segment for the three and nine months ended September 30, 2020 and 2019:

Three months Ended September 30, 2020

	USA	Switzerland	Elimination	Total
Revenues	$11,763,153	1,535,881	$(7,336)	$13,291,698
Cost of revenue	11,830,752	1,335,269	(7,336)	13,158,685
Gross profit	(67,599)	200,612	-	133,013
Operating expenses
General and administration	784,662	174,125	-	958,787
Operating income (loss)	(852,261)	26,487	-	(825,774)
Other income (expense)	(131,391)	(13,060)	-	(144,451)
Net income	$(983,652)	$13,427	$-	$(970,225)

Three months Ended September 30, 2019

	USA	Switzerland	Elimination	Total
Revenues	$3,637,957	534,590	$-	$4,172,547
Cost of revenue	3,486,658	442,479	-	3,929,137
Gross profit	151,299	92,111	-	243,410
Operating expenses
General and administration	380,146	112,636	-	492,782
Operating income (loss)	(228,847)	(20,525)	-	(249,372)
Other income (expense)	(3,256,348)	(12,303)	-	(3,268,651)
Income credit	-	852	-	852
Net loss	$(3,485,195)	$(31,976)	$-	$(3,517,171)

iQSTEL INC

Notes to the Unaudited Consolidated Financial Statements

September 30, 2020

NOTE 14 – SEGMENT (CONTINUED)

Nine months Ended September 30, 2020

	USA	Switzerland	Elimination	Total
Revenues	$25,531,523	3,917,085	$(9,412)	$29,439,196
Cost of revenue	25,339,224	3,405,204	(9,412)	28,735,016
Gross profit	192,299	511,881	-	704,180
Operating expenses
General and administration	2,658,721	502,609	-	3,161,330
Operating income (loss)	(2,466,422)	9,272	-	(2,457,150)
Other income (expense)	(1,022,167)	(22,646)	-	(1,044,813)
Net loss	$(3,488,589)	$(13,374)	$-	$(3,501,963)

Nine months Ended September 30, 2019

	USA	Switzerland	Elimination	Total
Revenues	$12,054,519	534,590	$-	$12,589,109
Cost of revenue	11,559,371	442,479	-	12,001,850
Gross profit	495,148	92,111	-	587,259
Operating expenses
General and administration	912,206	112,636	-	1,024,842
Operating income (loss)	(417,058)	(20,525)	-	(437,583)
Other income (expense)	(4,577,956)	(12,303)	-	(4,590,259)
Income credit	-	852	-	852
Net loss	$(4,995,014)	$(31,976)	$-	$(5,026,990)

As of August 7, 2019, having completed all conditions under the Purchase Agreement, the Company acquired SwissLink located in Switzerland.

Asset Information

The following table shows asset information by geographic segment at September 30, 2020 and December 31, 2019:

September 30, 2020	USA	Switzerland	Elimination	Total
Assets
Current assets	$3,146,769	$675,725	$(853,841)	$2,968,653
Non-current assets	$3,490,235	$534,882	$(1,669,515)	$2,355,602
Liabilities
Current liabilities	$6,419,048	$2,375,682	$(853,841)	$7,940,889
Non-current liabilities	$2,444	$424,192	$-	$426,636

iQSTEL INC

Notes to the Unaudited Consolidated Financial Statements

September 30, 2020

NOTE 14 – SEGMENT (CONTINUED)

December 31, 2019	USA	Switzerland	Elimination	Total
Assets
Current assets	$3,073,654	$1,174,856	$(810,013)	$3,438,497
Non-current assets	$3,146,894	$456,070	$(1,438,515)	$2,164,449
Liabilities
Current liabilities	$9,041,421	$2,914,237	$(810,013)	$11,145,645
Non-current liabilities	$11,442	$216,274	$-	$227,716

NOTE 15 - SUBSEQUENT EVENTS

Subsequent to September 30, 2020 and through the date that these financials were made available, the Company had the following subsequent events:

On November 1, 2020, our board of directors approved amended employments in favor of our Chief Executive Officer, Leandro Iglesias, our Chief Financial Officer, Alvaro Quintana, and our Chief Commercial Officer, Juan Carlos Lopez Silva.

The amended employment agreement in favor of Mr. Iglesias extended the term of employment from 36 months to 60 months. The now five year employment agreement with Mr. Iglesias provides that we will compensate him with a salary of $17,000 monthly and he is eligible for quarterly bonus of 250,000 shares of our common stock. If we do not have the cash available, the agreement provides that Mr. Iglesias may convert his accrued salary/bonus into shares of our common stock or newly created Series A Preferred Stock. For common shares, the amount of accrued salary to be converted into shares must be determined by considering the average price per share of the Company’s common stock on the OTC Markets during the last 10 days and applying a discount of 25%.” For Series A Preferred Shares, the amount of accrued salary to be converted into shares is the per share conversion price for common shares multiplied by ten US Dollars ($10). Mr. Iglesias has a further right to convert any common shares under his control into Series A Preferred shares at any time at a rate of ten (10) common shares for each Series A Preferred share.

The amended employment agreement in favor of Mr. Quintana extended the term of employment from 36 months to 60 months. The now five year employment agreement with Mr. Quintana provides that he is eligible for quarterly bonus of 200,000 shares of our common stock. If we do not have the cash available, the agreement provides that Mr. Quintana may convert his accrued salary/bonus into shares of our common stock or newly created Series A Preferred Stock. For common shares, the amount of accrued salary to be converted into shares must be determined by considering the average price per share of the Company’s common stock on the OTC Markets during the last 10 days and applying a discount of 25%.” For Series A Preferred Shares, the amount of accrued salary to be converted into shares is the per share conversion price for common shares multiplied by ten US Dollars ($10). Mr. Quintana has a further right to convert any common shares under his control into Series A Preferred shares at any time at a rate of ten (10) common shares for each Series A Preferred share.

The amended employment agreement in favor of Mr. Silva extended the term of employment from 36 months to 60 months. Mr. Silva is eligible for quarterly bonuses of 150,000 shares of our common stock. If we do not have the cash available, the agreement provides that Mr. Iglesias may convert his accrued salary/bonus into shares of our common stock at the average price of our common stock during the last 10 days after applying a discount of 25%.

On November 3, 2020, pursuant to Article III of our Articles of Incorporation, our Board of Directors voted to designate a class of preferred stock entitled Series A Preferred Stock, consisting of up 10,000 shares, par value $0.001. Under the Certificate of Designation, holders of Series A Preferred Stock will participate on an equal basis per-share with holders of our common stock in any distribution upon winding up, dissolution, or liquidation. Holders of Series A Preferred Stock are entitled to vote together with the holders of our common stock on all matters submitted to shareholders at a rate of 51% of the total vote of shareholders.

The rights of the holders of Series A Preferred Stock are defined in the relevant Certificate of Designation filed with the Nevada Secretary of State on November 3, 2020

PART III

EXHIBITS TO OFFERING STATEMENT

Exhibit No.	Description
Exhibit 2.1	Membership Interest Purchase Agreement(1)
Exhibit 2.2	Company Acquisition Agreement(11)
Exhibit 2.3	Company Purchase Agreement(12)
Exhibit 2.4	Company Purchase Agreement(13)
Exhibit 3.1	Articles of Incorporation of the Registrant (2)
Exhibit 3.2	Bylaws of the Registrant (2)
Exhibit 3.3	Certificate of Amendment(3)
Exhibit 3.4	Certificate of Amendment(21)
Exhibit 4.1	Convertible Promissory Note(14)
Exhibit 4.2	Warrant(14)
Exhibit 4.3	Amendment No. 1 to the Senior Secured Convertible Promissory Note(15)
Exhibit 4.4	Convertible Promissory Note(16)
Exhibit 4.5	Warrant(16)
Exhibit 4.6	Convertible Promissory Note(19)
Exhibit 4.7	Warrant(19)
Exhibit 4.8	Amalgamated Note(20)
Exhibit 4.9	Additional Note(20)
Exhibit 10.1	Termination Agreement(4)
Exhibit 10.2	International Distribution Agreement(4)
Exhibit 10.3	Stock Purchase Agreement(5)
Exhibit 10.4	Trademark License Agreement(6)
Exhibit 10.5	EMA Convertible Note(7)
Exhibit 10.6	Typenex Convertible Note(7)
Exhibit 10.7	Pinz Convertible Note(7)
Exhibit 10.8	Mastoris Subscription Agreement(7)
Exhibit 10.9	Principe Subscription Agreement(7)
Exhibit 10.10	Kamen Subscription Agreement(7)
Exhibit 10.11	Conversion Agreement with Carmen Cabell(8)
Exhibit 10.12	Conversion Agreement with Patrick Gosselin(8)
Exhibit 10.13	Conversion Agreement with Mark Engler(8)
Exhibit 10.14	Employment Agreement with Leandro Iglesias(8)
Exhibit 10.15	Employment Agreement with Alvaro Quintana Cardona(8)
Exhibit 10.16	Employment Agreement with Juan Carlos Lopez Silva(8)
Exhibit 10.17	Securities Purchase Agreement(14)
Exhibit 10.18	Securities Purchase Agreement(16)
Exhibit 10.19	Common Stock Purchase Agreement(17)
Exhibit 10.20	Settlement and Mutual Release Agreement(18)
Exhibit 10.21	Securities Purchase Agreement(19)
Exhibit 10.22	Multipurpose Agreement(20)
Exhibit 10.23	Amended Employment Agreement(21)
Exhibit 10.24	Amended Employment Agreement(21)
Exhibit 10.25	Amended Employment Agreement(21)
Exhibit 11.1	Consent of Boyle CPA, LLC
Exhibit 12.1	Opinion of The Doney Law Firm with consent to use
Exhibit 13.1	Form of Subscription Agreement(9)

Exhibit 14.1	SwissLink acquisition agreement(10)
Exhibit 14.2	Loan agreement between Swissphone Wireless AG and Swissphone Carrier AG(10)
Exhibit 14.3	Loan agreement between Swissphone Wireless AG and Swissphone Carrier AG (English)(10)
Exhibit 14.4	Loan transfer agreement between Swissphone Wireless AG and Ralf Koehler(10)
Exhibit 14.5	Loan transfer agreement between Swissphone Wireless AG and Ralf Koehler (English)(10)
Exhibit 14.6	Certification of English translation of Loan Agreement and Loan Transfer Agreement (10)
Exhibit 14.7	SwissLink shareholders resolution changing company name from Swissphone Carrier AG to Swisslink Carrier AG.(10)
Exhibit 14.8	CHF 200,000 Loan agreement between Swisslink Carrier AG and Ralf Kohler(10)
Exhibit 15.1	Audited Financials for SwissLink Carrier AG for the Year Ended December 31, 2018(10)
Exhibit 15.2	Unaudited Financials for SwissLink Carrier AG for the Six Months Ended June 30, 2019(10)
Exhibit 15.3	Unaudited Pro Forma Combined Financial Statements(10)

1. Incorporated by reference to the Company’s Form 8-K filed with the US Securities and Exchange Commission on June 28, 2018.

2. Incorporated by reference to the Company’s Registration Statement on Form S-1 filed with the US Securities and Exchange Commission on August 18, 2011.

3. Incorporated by reference to the Company’s Form 8-K filed with the US Securities and Exchange Commission on August 31, 2018.

4. Incorporated by reference to the Company’s Registration Statement on Form S-1/A filed with the US Securities and Exchange Commission on April 6, 2012.

5 .Incorporated by reference to the Company’s Form 10-K filed with the US Securities and Exchange Commission on October 3, 2013.

6. Incorporated by reference to the Company’s Form 8-K filed with the US Securities and Exchange Commission on August 13, 2015.

7. Incorporated by reference to the Company’s Form 8-K filed with the US Securities and Exchange Commission on August 17, 2016.

8. Incorporated by reference to the Company’s Form 8-K filed with the US Securities and Exchange Commission on June 28, 2018.

9. Incorporated by reference to the Company’s Form 1-A/A filed with the US Securities and Exchange Commission on May 31, 2019.

10. Incorporated by reference to the Company’s Form 1-A/A filed with the US Securities and Exchange Commission on October 31, 2019.

11. Incorporated by reference to the Company’s Form 8-K filed with the US Securities and Exchange Commission on April 20, 2020.

12. Incorporated by reference to the Company’s Form 8-K filed with the US Securities and Exchange Commission on May 1, 2020.

13. Incorporated by reference to the Company’s Form 8-K filed with the US Securities and Exchange Commission on May 12, 2020.

14. Incorporated by reference to the Company’s Form 8-K filed with the US Securities and Exchange Commission on May 26, 2020.

15. Incorporated by reference to the Company’s Form 8-K filed with the US Securities and Exchange Commission on May 27, 2020.

16. Incorporated by reference to the Company’s Form 8-K filed with the US Securities and Exchange Commission on June 8, 2020.

17. Incorporated by reference to the Company’s Form 8-K filed with the US Securities and Exchange Commission on June 9, 2020.

18. Incorporated by reference to the Company’s Form 8-K filed with the US Securities and Exchange Commission on July 2, 2020.

19. Incorporated by reference to the Company’s Form 8-K filed with the US Securities and Exchange Commission on July 20, 2020.

20. Incorporated by reference to the Company’s Form 8-K filed with the US Securities and Exchange Commission on September 4, 2020.

21. Incorporated by reference to the Company’s Form 8-K filed with the US Securities and Exchange Commission on November 6, 2020.

SIGNATURES

Pursuant to the requirements of Regulation A, the issuer certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form 1-A and has duly caused this offering statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Coral Gables, State of Florida, on December 21, 2020.

iQSTEL Inc.

By:	/s/ Leandro Iglesias
Leandro Iglesias
Chief Executive Officer, Principal Executive Officer

By:	/s/ Alvaro Quintana Cardona
Alvaro Quintana Cardona
Title:	Chief Operating Officer, Chief Financial Officer, Principal Financial Officer and Principal Accounting Officer

This Offering Circular has been signed below by the following persons in the capacities and on the date indicated.

By:	/s/ Leandro Iglesias
Leandro Iglesias Chief Executive Officer, Principal Executive Officer
December 21, 2020

By:	/s/ Alvaro Quintana Cardona
Alvaro Quintana Cardona
Title:	Chief Operating Officer, Chief Financial Officer, Principal Financial Officer and Principal Accounting Officer
Date:	December 21, 2020